 As filed with the Securities and Exchange Commission on February 5, 1999
                                                     Registration No. 333-66809
                                                     Registration No. 333-43877
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                      and
                                POST-EFFECTIVE

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ---------------
                             Command Systems, Inc.
            (Exact name of registrant as specified in its charter)
                                ---------------
         Delaware                    7371                    06-1135009
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of      Classification Code Number)   Identification No.)
     incorporation or
      organization)         76 Batterson Park Road
                             Farmington, CT 06032
                                (860) 409-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Edward G. Caputo
                     President and Chief Executive Officer
                             COMMAND SYSTEMS, INC.
                            76 Batterson Park Road
                             Farmington, CT 06032
                                (860) 409-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                               Paul Jacobs, Esq.
                            Warren J. Nimetz, Esq.
                          Fulbright & Jaworski L.L.P.
                               666 Fifth Avenue
                              New York, NY 10103
                                (212) 318-3000
                                ---------------
  Approximate Date Of Commencement Of Proposed Sale To The Public: March 12,
1998
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                               Proposed       Proposed
                                 Amount        maximum        maximum
  Title of each class of         to be      offering price   aggregate         Amount of
securities to be registered  registered(1)     per unit    offering price registration fee(2)
---------------------------------------------------------------------------------------------
 Common Stock par value
  $.01 per share........     345,000 Shares     $12.00       $4,140,000        $1,221.30

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(1) Includes 45,000 Shares sold pursuant to the Underwriters' over-allotment options. Excludes 2,760,000 shares of Common Stock registered for sale under the Registration Statement on Form S-1, Registration No. 333-43877.
(2) A registration fee of $9,770.40 was previously paid with respect to 2,760,000 shares of Common Stock sold under the Registration Statement on Form S-1, Registration No. 333-43877. The $1,221.30 was previously paid.

                                ---------------
  This Registration Statement includes a combined prospectus pursuant to Rule 429, which also relates to Registration Statement on Form S-1, Registration No. 333-43877.
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment specifically stating that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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

PROSPECTUS
                                                           February 5, 1999

                        3,105,000 Shares of Common Stock

                             Command Systems, Inc.

  We and some of our shareholders sold 3,105,000 shares of our common stock which were sold as part of our initial public offering on March 12, 1998 at the price of $12 per share. Of this amount:

  .  we sold 2,200,000 shares and

  .  some of our shareholders sold 905,000 shares.

  Shortly before the offering, we increased the offering by 345,000 shares, including 45,000 shares which were part of an over-allotment option granted to the underwriters of the offering.

  We described this increase in the size of the offering in a final prospectus. However, we did not file a registration statement under Rule 462(b) of the Securities Act of 1933 covering the additional 345,000 shares with the Securities and Exchange Commission. Of the 3,105,000 shares sold, 2,760,000 shares were properly registered, but the remaining 345,000 shares were not registered. This prospectus forms a part of a registration statement filed with the Commission to register the 345,000 shares. This prospectus also forms a part of a post-effective amendment to the registration statement relating to the 2,760,000 shares.

  We are being sued by some of our shareholders in connection with our initial public offering. We have entered into a memorandum of understanding to settle this lawsuit. We will send copies of this prospectus to counsel for all parties in the consolidated shareholder litigation and to counsel for the law firm that represented us in our initial public offering. In addition, the notice of settlement, which will be mailed to all shareholders following preliminary court approval of the settlement, will refer to the existence of the prospectus. The notice will also indicate that all shareholders can obtain a copy of the prospectus free of charge from us. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations --
 Shareholder Litigation" for a more complete discussion of the consolidated lawsuit filed against Command.

                  NASDAQ National Market Trading Symbol--CMND

                 Closing Price (February 4, 1999):   3 1/8

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY........................................................    1
  Our Business............................................................    1
  Services as Percentage of Total Revenue.................................    2
  Our Mission.............................................................    2
  Our Strategy............................................................    2
  Recent Developments.....................................................    3
  More About Us...........................................................    3
  The Offering............................................................    4
  Summary Consolidated Financial Data.....................................    5
RISK FACTORS..............................................................    6
  We May Fail to Obtain More Profitable Service Contracts After Increasing
   Our Cost Structure.....................................................    6
  Our Quarterly Financial Results Vary and May Be Adversely Affected
   Because of Our Project-Intensive Business and Certain Relatively Fixed
   Costs..................................................................    6
  We May Not Manage Our Growth Effectively................................    7
  We are Being Sued by Some of Our Shareholders...........................    7
  We Rely on Significant Customers Without Long-Term Contracts............    7
  Rapidly Diminishing Demand for Year 2000 Services.......................    8
  We May Lose Business to Many Competitors................................    9
  We Depend on Our Bangalore, India Facility and Doing Business in India
   May be Risky...........................................................    9
  We Depend on Continued Authorization to Resell..........................   10
  We Depend on Hiring and Retaining Foreign Nationals, Subjecting Us to
   Visa Limits and Changes in Immigration Laws............................   10
  We are Still Developing Our Internal Controls...........................   10
  We Do Business in International Markets Which Exposes Us to Currency
   Fluctuations and Other Problems Administering Foreign Operations.......   10
  We are Potentially Liable to Customers for Year 2000 Work and Other
   Projects...............................................................   11
  Our Strategy of Expansion Could Adversely Affect Our Business...........   11
  We Depend on Key Executives.............................................   12
  Our Principal Stockholder Controls Us and Can Influence Many Key
   Decisions..............................................................   12
  We Have Discretion as to Use of Proceeds................................   12
  We Have Limited Protection for and May be Sued Over Our Use of
   Intellectual Property..................................................   12
  Our Common Stock Price is Subject to Significant Market Volatility......   13
  Difficulties in Acquiring Control of Our Company Under Our Charter and
   Delaware Law May Discourage Future Transactions Generating Significant
   Shareholder Value......................................................   13
  Additional Shares Eligible for Sale May Adversely Affect Our Market
   Price and Impair Capital Raising.......................................   13
WHERE YOU CAN FIND MORE INFORMATION.......................................   15
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................   15
DIVIDEND POLICY...........................................................   16
PRICE RANGE OF OUR COMMON STOCK...........................................   16
CAPITALIZATION............................................................   17
SELECTED CONSOLIDATED FINANCIAL DATA......................................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   20
  Overview................................................................   20
  Income Tax Matters......................................................   21
  Results of Operations...................................................   22

  Quarterly Results of Operations..........................................  26
  Liquidity and Capital Resources..........................................  27
  Rescission Rights Relating to Unregistered Common Stock Sold in the
   Initial Public Offering.................................................  29
  Shareholder Litigation...................................................  30
  Inflation................................................................  31
  The Year 2000 Issue......................................................  31
BUSINESS...................................................................  31
  Summary..................................................................  31
  Industry Overview........................................................  32
  The Command Systems Solution.............................................  34
  Business Strategy........................................................  35
  Services.................................................................  36
TECHNOLOGY SERVICES........................................................  37
  Representative Engagements...............................................  40
  Sales and Marketing......................................................  41
  Human Resources..........................................................  41
  Our Competition..........................................................  42
  Intellectual Property Rights.............................................  43
  Facilities...............................................................  44
MANAGEMENT.................................................................  45
  Directors and Executive Officers.........................................  45
  Committees of the Board of Directors.....................................  46
  Compensation of Directors................................................  46
  Key Person Life Insurance................................................  46
  Executive Compensation...................................................  49
  Employee Benefit Plans...................................................  51
  Compensation Committee Interlocks and Insider Participation..............  53
CERTAIN TRANSACTIONS.......................................................  53
  Transactions with Phoenix................................................  53
  Transactions Relating to Our Initial Public Offering.....................  55
  Transactions with Officers...............................................  55
PRINCIPAL AND SELLING STOCKHOLDERS.........................................  56
DESCRIPTION OF CAPITAL STOCK...............................................  57
  Common Stock.............................................................  57
  Preferred Stock..........................................................  57
  Delaware Law and Certain Charter and By-Law Provisions...................  58
  Transfer Agent and Registrar.............................................  59
SHARES ELIGIBLE FOR FUTURE SALE............................................  60
  Registration Rights......................................................  61
  Lock-Up Agreements.......................................................  61
PLAN OF DISTRIBUTION.......................................................  62
LEGAL MATTERS..............................................................  63
EXPERTS....................................................................  64

                               PROSPECTUS SUMMARY

  This prospectus forms a part of the registration statement covering the sale of the 345,000 shares, which was not covered by an effective registration statement in our initial public offering. This prospectus also forms a part of the registration statement covering 2,760,000 shares sold and properly registered in the initial public offering. See "Risk Factors--We are Being Sued by Some of Our Shareholders."

  The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this prospectus. Except as otherwise described, all information in this prospectus:

  . reflects the conversion of all shares of our Series A and Series B convertible preferred stock into 1,181,750 shares of our common stock at the time of the initial public offering and
  . reflects a 1-for-2 reverse stock split of our common stock which occurred in February 1998.

   See "Capitalization," "Description of Capital Stock," "Principal and Selling Stockholders" and "Plan of Distribution."

                                  Our Business

  We are an information technology service company providing a wide range of computer consulting services. Our customers are typically large financial services organizations, especially leading insurance companies, such as The Hartford, MassMutual, Phoenix, New York Life, Aetna and G.E. Capital.

  We offer the following technology services:

  .  Staffing to augment our customers' information technology departments

  . Services aimed at achieving Year 2000 compliance for our customers' computer systems

  .  Project-based applications development and implementation

  .  Network design and deployment

  .  Internet/intranet development and systems maintenance

  Key attributes of our services include:

  .  a broad range of information technology services

  .  our strategic focus on the financial services industry

  . our Bangalore, India facility, which provides our customers skilled professionals at lower cost

  .  our complete range of Year 2000 compliance services

  .  our expertise in key and emerging technologies

                    Services as Percentage of Total Revenue

                                                            Three Months
                                              Three Months     Ended
                              Year Ended         Ended        June 30,   Three Months Ended Nine Months Ended
        Service Type       December 31, 1997 March 31, 1998     1998     September 30, 1998 September 30, 1998
--------------------------------------------------------------------------------------------------------------
  Information technology
   staff augmentation.....         59%             51%           52%             62%                55%
--------------------------------------------------------------------------------------------------------------
  Year 2000 compliance
   services...............         21%             31%           28%             25%                28%
--------------------------------------------------------------------------------------------------------------
  Software and hardware
   solutions (including
   education and training
   and management
   consulting services)...         12%             12%           14%              9%                12%
--------------------------------------------------------------------------------------------------------------
  Other application
   development,
   maintenance and
   networking services....          8%              6%            6%              4%                 5%

  As illustrated above, Year 2000 projects and other higher margin services decreased as a percentage of our revenue in the three months ended June 30, 1998, compared to the three months ended March 31, 1998. Those services continued to decrease as a percentage of our sales in the three months ended September 30, 1998. Year 2000 projects and other higher margin services may continue to decrease as a percentage of our revenue for future periods. We have decided to de-emphasize our hardware solutions services and, therefore, hardware solutions may constitute a decreasing percentage of our revenue.

                                  Our Mission

  Our objective is to become the preferred provider of information technology services to an expanding base of customers.

                                  Our Strategy

  . Cross-sell our services to existing customers,

  . Leverage our expertise within the insurance industry into a larger, more diverse, customer base within the broader financial services market,

  . Derive a greater percentage of our revenue from more profitable services,

  . Use effectively our Bangalore facility,

  . Strengthen our preferred provider relationships with existing customers and

  . Attract, train and retain highly skilled information technology professionals.

                                 More About Us

  We incorporated in Delaware on July 1, 1997. Prior to that time, we conducted our business as Command Systems Incorporated, a corporation organized under the laws of the State of Connecticut on April 2, 1985, which was merged into Command Systems, Inc. in December 1997. Our executive offices are located at 76 Batterson Park Road, Farmington, Connecticut, 06032 and our telephone number is
(860) 409-2000.

  We own the following trademarks: Command Systems(TM), CommandMCS(TM), CommandNET(TM), CommandOO(TM), CommandPRO(TM), CommandSOURCE(TM),
CommandSTAFF(TM), CommandU(TM), CommandWARE(TM), CommandWEB(TM),
Command2000(TM), C-BOLT(TM), Command International Software(TM) and our logo. All other trade names, trademarks or service marks appearing in this prospectus are the property of their respective owners and are not our property.

  Listed below are figures relating to the sale of our common stock in the initial public offering. Please note that the shares outstanding after the initial public offering excludes 206,225 shares of common stock issuable upon the exercise of stock options outstanding as of January 20, 1999 at a weighted average exercise price of $7.22 per share. Of this amount:

  . 56,500 were issued on March 5, 1997 in exchange for units of shadow stock issued pursuant to our Shadow Stock Incentive Plan and 48,350 of these options are currently exercisable.

  . 149,725 were issued under our 1997 Employee, Director and Consultant
    Stock Plan and 36,320 of these options are currently exercisable.

  For more information regarding these plans, please see "Management--Employee Benefit Plans."

                                  The Offering

Common Stock sold by
 Command................  2,200,000 shares
Common Stock sold by the
 Selling Stockholders...  905,000 shares
Common Stock outstanding
 after the Initial
 Public Offering........  7,656,750 shares
Use of Proceeds.........  For the repayment of debt, the payment of accumulated and unpaid preferred stock dividends, the expansion
                          of sales and marketing capabilities and other general
                          corporate purposes, including working capital.
Nasdaq National Market
 Symbol.................  CMND

Rescission Rights Relating to the Sale of Unregistered Shares

  Of the 3,105,000 shares sold in our initial public offering, 2,760,000 shares were properly registered, but the remaining 345,000 shares were not registered. Persons who purchased unregistered shares in our initial public offering have rescission rights under the Securities Act of 1933. If the purchaser has not sold the shares, the right to rescind means he or she can sue to exchange the unregistered shares for an amount equal to what he or she paid for the shares, plus interest. If the purchaser no longer owns the unregistered shares, and sold them at a loss, he or she may sue for damages. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Rescission Rights Relating to Unregistered Common Stock Sold in the Initial Public Offering" and "--Shareholder Litigation" for a more complete discussion of these rescission rights, as well as a discussion of a consolidated lawsuit filed against Command.

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

  Listed below is a summary of our financial information. In reviewing the data below, please note that:

  . Net loss for the year ended December 31, 1997 includes a one-time charge to earnings of $693,000 as a provision for current and deferred income taxes resulting from the termination of our S corporation status. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Income Tax Matters."

  . Preferred stock dividends and accretion reflects accrued dividends at a rate of 10% per annum on our Series A and Series B convertible preferred stock and accretion relating to unamortized expenses of the preferred stock offerings. Such dividends were paid out of the proceeds of the initial public offering and were approximately $298,000 in the aggregate.

  . Pro forma earnings (loss) per common share-diluted were adjusted to reflect on a pro forma basis a federal income tax provision as if we had historically been taxed as a C corporation.

  . The balance sheet data for September 30, 1998 reflects (1) our receipt of net proceeds of $23.2 million from the sale of 2,200,000 shares of common stock in the initial public offering after deducting the underwriting discounts and commissions and offering expenses; (2) the conversion of Series A and B convertible preferred stock into 1,181,750 shares of common stock; (3) the payment of $298,000 of preferred stock dividends; and (4) the repayment of our then outstanding line of credit in the amount of $2.4 million.

                                                                    Nine Months Ended
                                Year Ended December 31,               September 30,
                         ---------------------------------------  ----------------------
                          1993    1994   1995    1996     1997     1997        1998
                         ------  ------ ------- -------  -------  -------  -------------
Statement of Operations
 Data:
  Revenue............... $6,127  $9,272 $12,436 $17,069  $25,057  $17,742     $25,552
  Gross profit..........    406   2,382   3,328   4,575    8,084    5,529       8,162
  Income (loss) from
   operations...........   (202)    280     315    (597)     829      245        (524)
  Net income (loss).....   (256)    193     221    (423)    (497)    (853)        291
  Preferred stock
   dividends and
   accretion............    --      --      --      --       (80)     (23)       (260)
  Income (loss)
   applicable to common
   stockholders.........   (256)    193     221    (423)    (577)    (876)         31
  Pro forma earnings
   (loss) per common
   share-diluted........                                 $  0.01  $ (0.05)
                                                         =======  =======
  Basic and diluted
   earnings per share...                                                       $ 0.00
                                                                              =======
  Shares used in per
   share calculation:
    Basic...............                                   4,275    4,275       6,730
    Diluted.............                                   4,275    4,275       6,758
                                                          Dec.
                                                           31,             September 30,
                                                          1997                 1998
                                                         -------           -------------
Balance Sheet Data:
  Cash and cash
   equivalents..........                                 $   392              $19,111
  Working capital.......                                     460               23,208
  Total assets..........                                  14,425               35,699
  Short-term debt.......                                   1,414                  --
  Series A convertible
   preferred stock......                                   2,223                  --
  Series B convertible
   preferred stock......                                   8,000                  --
  Stockholders' equity
   (deficit)............                                    (722)              32,514

                                  RISK FACTORS

Please remember to be cautious in reading forward-looking statements.

We May Fail to Obtain More Profitable Service Contracts After Increasing Our Cost Structure

  A core element of our growth strategy is to derive an increasing percentage of our revenue from higher margin services, as opposed to lower margin staff augmentation projects. During 1998, we built up our infrastructure of personnel, facilities and equipment and other resources to meet anticipated growth in the demand for Year 2000 conversions and other higher margin services. As a result of our increased cost structure, if we fail to increase revenue from higher margin services, our business, financial condition and results of operations would be materially, adversely affected.

  The sales and marketing methods for obtaining complete projects and solutions contracts is different than those for our historical businesses and involves longer bidding processes. In addition, in performing complete projects and solutions, we assume greater responsibility in coordinating and completing larger, more complex projects. Consequently, we may not be successful in obtaining contracts for the delivery of more profitable or higher margin services or complete any projects and solutions obtained. Revenues from complete projects and solutions have been decreasing as a percentage of our total revenue. For the year ended December 31, 1997 and the nine months ended September 30, 1998, complete projects and solutions accounted for 29% and 33%, respectively, of our total revenue. In the three month periods ended June 30, 1998 and September 30, 1998, complete projects and solutions accounted for a decreasing percentage of our total revenue. Revenue from higher margin services may continue to decrease as a percentage of our revenue for future periods.

Our Quarterly Financial Results Vary and May Be Adversely Affected Because of Our Project-Intensive Business and Certain Relatively Fixed Costs

  Our operations and related revenue and operating results historically have varied substantially from quarter to quarter, and we expect these variations to continue. If our operating results for a future quarter differ from the expectations of public market analysts and investors, the price of our common stock could be adversely affected. The fluctuations in our operating results occur to a large degree because we obtain a large portion of our revenues from large projects and because certain of our costs are difficult to control.

  Examples of what could happen:

  . A major project may be terminated unexpectedly.

  . A customer may decide not to pursue a new project or proceed to a succeeding stage of a current project.

  . We may complete several major customer projects during a previous quarter.

  If any of these events occur, we would have less revenue than expected in the affected quarter. In addition, adjusting certain of our costs in the event of unexpected shortfalls in revenue is difficult. For example, a high percentage of our selling, general and administrative expenses, particularly salary, is relatively fixed in advance of any particular quarter. In addition, hiring and employment practices and applicable law in India make it difficult for us to effect reductions in staffing at our Bangalore, India facility. As a result, we are unable to quickly adjust these costs in the event that our revenues are unexpectedly lower in any quarter. Unanticipated reductions in the number of projects we perform during any quarter would materially and adversely affect our results of operations. During the three month periods ended June 30, 1998 and September 30, 1998, we experienced low rates of employee utilization at our Bangalore facility. This trend continued in the fourth quarter of 1998. Our future success will depend on our ability to manage our projects and personnel in a manner that allocates our human resources at profitable billing rates and assumes our employees are performing quality work. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We May Not Manage Our Growth Effectively

  Our business has grown significantly in size and complexity over the past several years,. In addition, we began operations in Bangalore, India in December 1996. This growth has placed and will continue to place significant demands on our management and administrative, technical and other operational resources. Certain members of our senior management team have been with us for less than a year and our senior management has little experience in managing publicly-traded companies. If we do not manage our growth effectively, it could have a material adverse effect on the quality of our services and projects and our financial condition and results of operations. See "--Our Quarterly Financial Results Vary and May Be Adversely Affected Because of our Project-Intensive Business and Certain Relatively Fixed Costs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We are Being Sued by Some of Our Shareholders

  Of the 3,105,000 shares sold in our initial public offering, 2,760,000 shares were properly registered, but the remaining 345,000 shares were not registered. Persons who purchased unregistered shares in our initial public offering have rescission rights under the Securities Act of 1933. If the purchaser has not sold the shares, the right to rescind means he or she can sue to exchange the unregistered shares for an amount equal to what he or she paid for the shares, plus interest. If the purchaser no longer owns the unregistered shares, and sold them at a loss, he or she may sue for damages. We are also being sued by shareholders in connection with our initial public offering. The shareholders suing us in their consolidated lawsuit seek rescission of the sales of all the shares in the initial public offering and unspecified damages, including rescissionary damages, interest, costs and fees. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Rescission Rights Related to Unregistered Common Stock Sold in the Initial Public Offering" and "--Shareholder Litigation" for a more complete discussion of the sale of unregistered shares, the rescission rights and the consolidated lawsuit filled against Command.

We Rely on Significant Customers Without Long-Term Contracts

  As illustrated by the table below, we have derived a significant portion of our revenue from a limited number of large corporate customers. Moreover, our industry has shifted away from the use of long-term contracts, which might otherwise provide steady work at a time of decreasing demand for our services. If a significant customer decides to terminate or reduce the use of our services, our business, financial condition and results of operations would be materially and adversely affected. For example, one of our significant customers recently decided to discontinue using outside staff augmentation services. Consequently, we will suffer a significant loss of revenue from this customer. Due to such a decline in revenue and our relatively fixed costs, our business will be materially and adversely affected unless and until we increase revenue from other sources or lower our costs.

                          Largest Customers By Revenue

                                                                    Percent of
For the nine months ended September 30, 1998                       Total Revenue
--------------------------------------------                       -------------
Mutual Life Insurance Company of New York.........................     15.3%
New York Life Insurance Company...................................     10.8%
The Hartford Financial Services Group, Inc........................     10.2%

For the year ended December 31, 1997
------------------------------------
The Hartford Financial Services Group, Inc........................     13.1%
New York Life Insurance Company...................................     13.0%
Phoenix Home Life Mutual Insurance Company........................     10.3%

For the year ended December 31, 1996
------------------------------------
The Hartford Financial Services Group, Inc........................     13.6%
New York Life Insurance Company...................................     12.6%

  You should consider the following factors in evaluating this risk:

  . One of our largest customers is Phoenix Home Life Mutual Insurance
    Company, which owns 7.6% of our outstanding common stock. In addition, one of Phoenix's officers, John J.C. Herndon, is a director of Command. Loss of this strategic relationship could adversely and materially affect our reputation, our client relationships in the financial service industry and our financial condition and results of operations.

  . Since many of our projects are critical to the operations of our customers' businesses, expectations can run high. If we do not meet a customer's expectations, the customer could cancel or decide not to renew a contract with us. This could damage our reputation and adversely affect our ability to attract new business.

Rapidly Diminishing Demand for Year 2000 Services

  Year 2000 projects currently constitute most of our higher margin services. A core element of our growth strategy is to use the business relationships and the knowledge of our customers' computer systems obtained in providing our Year 2000 services to generate additional information technology projects for these customers. We expect that Year 2000 services will diminish rapidly after the Year 2000 as companies complete projects that address their needs. If we are unable to effectively market and deliver a large volume of additional Year 2000 conversion services in the near future, our ability to obtain other contracts to deliver higher margin services would be adversely impacted. As a result, our business, financial condition and results of operations would be materially and adversely affected.

  When the demand for Year 2000 services decreases, our revenues are likely to decrease. The extent of this decrease will depend on:

  . how much of our revenue is attributable to Year 2000 compliance services at such time and

  . our ability to offset this decrease by increasing revenue from other services.

  The revenue we receive from each Year 2000 conversion project has declined as a result of new automated software tools, which enable us to complete Year 2000 conversions using fewer man-hours. Consequently, we will need to obtain a greater number of contracts for Year 2000 conversion services in order to increase the share of our revenue obtained from Year 2000 conversion contracts. If we fail to obtain such greater number of Year 2000 conversion contracts, it would adversely affect our employee utilization.

  In evaluating this risk you should also consider:

  . We realized no revenue from Year 2000 services in 1996, and 21% and 28% of our revenue from Year 2000 services during the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. As of December 31, 1998, we have completed work on twelve contracts for Year 2000 conversion projects. We have generated one new year 2000 contract since December 31, 1998 and such services remain in an early stage of marketing and customer acceptance. In the three month periods ended June 30, 1998 and September 30, 1998, complete projects and solutions accounted for a decreasing percentage of our total revenue.

  . After expressing certain concerns relating to our performance under a Year 2000 solutions contract, one of our largest customers ended the contract in early 1998.

  . In 1998 we performed an assessment phase of a Year 2000 conversion project for one of the our other large customers. Following the assessment, we failed to obtain a contract for the complete Year 2000 conversion project.

  . Since we are allocating significant resources to solve our customers'
    Year 2000 problems, our ability to continue to deliver other information technology services could be adversely affected.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Services."

We May Lose Business to Many Competitors

  The information technology services market is highly competitive and fragmented, and numerous international, national, regional and local firms serve the market. Many of our competitors have significantly greater financial, technical and marketing resources and generate greater revenue. We may lose existing customers to our competitors, which might materially and adversely affect our revenues. In addition, a significant and increasing number of companies have recently announced that they offer Year 2000 services or automated Year 2000 software products. Our business and revenues would be hurt if a competitor introduces automated software processes or tools that would enable companies to perform their own Year 2000 services more effectively.

  We believe that our ability to compete also depends in part on a number of factors outside our control, including:

  .  our competitors' ability to hire and retain technical employees,

  .  the price at which others offer comparable services and

  .  the extent of our competitors' responsiveness to customer needs

Please see "Business--Our Competition" for a discussion of who our competitors are and the principal competitive factors in our industry.

We Depend on Our Bangalore, India Facility and Doing Business in India May be Risky

 Communications

  We depend on our Bangalore, India facility to provide us with the labor capacity and lower cost advantages to operate our business. To make it work, we must maintain communications between our domestic offices, the offices of our United States customers and the Bangalore facility. A loss in our ability to transmit voice or data, particularly through satellite communications to India, could materially and adversely affect our business, financial condition and results of operations.

 Economic and political risks in India

  In the past, India has experienced significant inflation, low growth in gross domestic product and shortages of foreign exchange. India also has experienced civil unrest and terrorism. In the past, the country has been involved in conflict with neighboring countries. We may be adversely affected by changes in inflation, interest rates, taxation, social stability or other political, economic or diplomatic developments in or affecting India in the future. We believe that as a result of the detonation of nuclear devices in India in May 1998, there may be some adverse economic repercussions caused by the institution of sanctions or other similar actions. Although the U.S. government has decided to lift some sanctions, other sanctions remain. Such actions could have a material adverse effect on our business, financial condition or results of operations.

  The Government of India has exercised and continues to exercise significant influence over many aspects of India's economy. The Government of India's actions concerning the economy could have a material adverse effect on private sector entities, including our business. To encourage foreign investment in specified sectors of its economy, including the software development industry, India's government has provided significant tax incentives and relaxed certain regulatory restrictions in recent years. Some of these benefits which affect us include, among others:

  .  tax holidays

  .  liberalized import and export duties

  .  preferential rules on foreign investment and repatriation

  If any of these benefits are eliminated or diminished, it could have a material adverse effect on our business, financial condition and results of operations.

We Depend on Continued Authorization to Resell

  Our future success in both product sales and service and support offerings depends largely on our continued status as an approved reseller of products and our continued authorization as a service provider. If we lose one or more of such authorizations, the loss could have a material adverse effect on our business, financial condition and results of operations. Without these sales and service authorizations, we would be unable to provide the range of products and services we currently offer, including warranty services. Consequently, our future success depends in part on our continued status as an authorized re-marketer of computer products. We cannot be sure that we will maintain our status as an approved reseller and service provider.

We Depend on Hiring and Retaining Foreign Nationals, Subjecting Us to Visa Limits and Changes in Immigration Laws

  During 1998 we employed a number of employees of foreign nationalities in the United States, each of whom obtained the required visas. During 1999, we intend to employ additional qualified foreign nationals in the United States. We may incur additional unexpected labor costs in complying with existing United States immigration laws, or as a result of changes in such laws. For example, there is a limit on the number of new petitions for certain visas that the Immigration and Naturalization Service may approve in any year. In years in which this limit is reached, we may be unable to obtain certain visas necessary to bring critical foreign employees to the United States. Any restrictions or limitations on our hiring practices could have a material adverse effect on our business, financial condition and results of operations. We believe that our success, in part, may result from our ability to attract and retain people with technical and project management skills from other countries due to the shortage of similarly qualified people in the United States.

We are Still Developing Our Internal Controls

  We only recently implemented an accounting system capable of generating information and reports necessary to appropriately manage a public company. We are developing and implementing a system of internal controls and are developing an appropriate administrative infrastructure. If we fail to develop and maintain an effective internal control structure, it could have a material adverse effect on our business, financial condition and results of operations.

We Do Business in International Markets Which Exposes Us to Currency Fluctuations and Other Problems Administering Foreign Operations

  For the year ended December 31, 1997 and the nine months ended September 30, 1998 revenue derived from operations in India accounted for approximately 10% and 15% respectively, of our revenue, all of which related to services we performed for our customers located in the United States. An increasing percentage of our revenue in the future may be from operations in India or from providing services outside the United States. As a result, we are subject to a number of risks, including, among other things:

  . we may have difficulties administering our global business and managing foreign operations,

  .  we may incur losses as a result of currency fluctuations,

  .  we may be restricted in repatriating our earnings to the United States,

  .  we may be subject to export requirements and restrictions and

  .  we may be subject to multiple and possibly overlapping tax structures.

  Any of these factors could have a material adverse effect on our business, financial condition and results of operations. Any earnings that we generate in countries other than the United States may be permanently invested in those countries or may be subject to considerable taxation if we repatriate those earnings to the United States.

  We presently incur a significant amount of our costs in local currency in India. In contrast, we presently generate most of our revenue in U.S. Dollars. Accordingly, currency fluctuations--the translation of foreign currencies into U.S. Dollars--could adversely affect our business, financial condition and results of operations. Historically, we have not hedged any meaningful portion of our foreign exchange transactions.

We are Potentially Liable to Customers for Year 2000 Work and Other Projects

  We perform many projects that are critical to the operations of our customers' businesses and provide benefits that may be difficult to quantify. If a customer's system fails, it could result in a claim for substantial damages against us, regardless of our responsibility for such failure. In addition, if we fail to complete a project on time, particularly a Year 2000 conversion contract, a customer may sue us for substantial damages.

  We generally attempt to limit our liability for damages arising from errors, mistakes or omissions in rendering our information technology services in our contracts. These contract provisions may not effectively shield us from liability for damages. We maintain general liability insurance coverage, including coverage for errors or omissions in the amount of $5.0 million. However, we cannot be certain that:

  .  insurance coverage will continue to be available on reasonable terms,

  . such coverage will be available in sufficient amounts to cover one or more large lawsuits or

  .  the insurer will not disclaim coverage as to any future lawsuit.

  Our business, financial condition and results of operations could be adversely affected if any of the following occurred:

  . one or more successful large lawsuits against us exceeds our insurance coverage or

  . changes are made in our insurance policies, including premium increases, larger deductibles or co-insurance requirements.

Our Strategy of Expansion Could Adversely Affect Our Business

  In keeping with our strategy of leveraging our expertise in the insurance industry, we may expand our operations through the acquisition of additional businesses. To date, we have made no material acquisition of an unaffiliated company. We may not be able to identify, acquire or profitably manage additional businesses. In addition, if we acquire an additional business, we may not succeed in integrating the acquired business without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including:

  .  diversion of management's attention,

  .  failure to retain key acquired personnel,

  .  unanticipated events or circumstances,

  .  legal liabilities and

  .  amortization of acquired intangible assets.

  Some or all of these factors could materially and adversely affect our business, financial condition and results of operations. If acquired customers are dissatisfied or the acquired business underperforms, either instance could materially and adversely impact our reputation. Moreover, any acquired business may not achieve anticipated revenue and earnings. If we fail to manage our acquisition strategy successfully, it could materially and adversely affect our business, financial condition and results of operations. In addition, we may issue additional shares of our common stock to acquire such additional businesses, which may reduce the percentage ownership of existing stockholders. See "Business--Business Strategy."

  We may open new offices in attractive markets with its own personnel, which may fail and lose money. All of our branch offices were originally start-up operations. Not all branch offices have been successful. For example, our branch office in Minneapolis, Minnesota closed primarily as a result of a shortage of qualified local information technology professionals. We may not be able to establish what will ultimately be successful branch operations. See "Business--Business Strategy."

We Depend on Key Executives

  Our success will largely depend upon the continued availability and services of key executive officers, particularly Edward G. Caputo, President and Chief Executive Officer. In addition, Mr. Caputo is instrumental to most of our customer relationships relating to the delivery of more profitable, complete project and solution services. If we lose Mr. Caputo or other key executives, it could have an adverse effect on our customer relationships in this area. Accordingly, losing Mr. Caputo or other key executives would have a material adverse effect on our business, financial condition and results of operations. We maintain key person life insurance on Mr. Caputo in the amount of $5.0 million. This amount of insurance, however, may not be sufficient to offset our loss of Mr. Caputo's services. See "Management--Key Person Life Insurance."

Our Principal Stockholder Controls Us and Can Influence Many Key Decisions

  Mr. Caputo beneficially owns approximately 51.9% of the outstanding shares of our common stock. Accordingly, Mr. Caputo can control the election of members of the board of directors. Mr. Caputo can also control any decision whether:

  . to merge or sell our assets,

  . to change our charter and by-laws and

  . to take other actions requiring the vote or consent of our stockholders.

  In addition, Mr. Caputo's voting power may delay or prevent a future merger or change in control. He may also impede or prevent transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Management--Directors and Executive Officers" and "Principal and Selling Stockholders."

We Have Broad Discretion as to Use of Proceeds

  We did not allocate for a specific purpose a substantial portion of the net proceeds which we received from the initial public offering. Accordingly, our management has broad discretion with respect to spending the proceeds from the initial public offering. You must rely on our management to use the proceeds wisely and not wastefully, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied.

We Have Limited Protection for and May be Sued Over Our Use of Intellectual Property

  As an information technology service provider, we are dependent on using our own intellectual property and the intellectual property of others to provide our services. In doing so, we run the risk that our intellectual property may be inadequately protected from infringement. We also may be sued with claims of unauthorized use of our own intellectual property and/or third party intellectual property. Moreover, since we do business in India, we are also subject to any changes to the status of our rights under India's law and may be subject to India's jurisdiction on some matters. Any lawsuits, regardless of outcome, could greatly divert our focus on our business and would be costly. Thus, any intellectual property lawsuits would have a material adverse effect on our business, financial condition and results of operations. For a more detailed discussion, please see "Business--Intellectual Property Rights."

Our Common Stock Price is Subject to Significant Market Volatility

  Prior to the initial public offering there was no public market for our common stock. We cannot assure you that an active trading market will be sustained. Market prices for securities of information technology service companies similar to Command are highly volatile. The market price of our common stock has been adversely affected in response to:

  . variations in quarterly operating results and

  . our failure to achieve earnings estimates of securities analysts.

  The market price of the common stock may experience further volatility in the future. See "--Additional Shares Eligible for Sale May Adversely Affect Our Market Price and Impair Capital Raising."

Difficulties in Acquiring Control of Our Company Under Our Charter and Delaware Law May Discourage Future Transactions Generating Significant Shareholder Value

  Anyone seeking to acquire control of Command may encounter difficulties because of anti-takeover provisions in our charter and under Delaware law. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. These provisions could have the effect of delaying, deterring or preventing a merger or change in control. Some of these provisions may also discourage a future acquisition of Command even if stockholders would receive an attractive value for their shares and even if a substantial number, or even if a majority, of our stockholders might believe the transaction to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."


Additional Shares Eligible for Sale May Adversely Affect Our Market Price and Impair Capital Raising

  An increase in the amounts of our common stock trading in the public market could adversely affect the market price of the common stock and impair our ability to raise capital through an equity offering. The 3,105,000 shares registered by this registration statement will be freely tradeable without restriction by persons other than people who qualify as our "affiliates." However, additional shares are or will be publicly tradeable as follows:

  . assuming no outstanding options have been exercised, about 3,972,500 shares were subject to lock-up agreements which expired on September 9, 1998 are now available for public sale, subject to Rule 144 or Rule 701 of the Securities Act.

  . 579,250 shares are eligible for public sale over a period of less than one year, subject to Rule 144; the holders of these shares have Form S-3 or piggyback registration rights. If they exercise their rights, these shares could be immediately available for public sale, subject to an effective registration statement.

  . We intend to register 427,500 shares of common stock underlying the 1997
    Employee, Director and Consultant Stock Plan; and 56,500 shares of common stock underlying options which were issued in exchange for units which had been initially granted under our Shadow Stock Plan.

  Any sales of shares made under Rule 144, by other exemptions from registration, or by exercising the registration rights, may have an adverse effect on the market price for the common stock and could impair our ability to raise capital through an offering of equity securities. See "Description of Capital Stock," "Additional Shares Eligible for Future Sale May Adversely Affect Our Market Price and Impair Capital Raising" and "Plan of Distribution."

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference rooms in New York, New York and Chicago, Illinois, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also inspect copies of such information at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Our filings with the Commission are also available to the public from commercial document retrieval services and at the Commission's web site at "http://www.sec.gov." More information can also be obtained from our website at "http:// www.commandsys.com." Our website is not part of this prospectus.

                               ----------------

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus, including the documents incorporated by reference in this prospectus, contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Many of these risks are discussed under "Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

                               ----------------

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our common stock. We were, however, obligated to pay a 10% dividend on our Series A and Series B convertible preferred stock, and paid these accrued and unpaid dividends with a portion of the net proceeds of the initial public offering upon the conversion of the preferred stock. We do not anticipate paying any other cash dividends in the foreseeable future and intend to retain any earnings to fund future growth and the operation of our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                        PRICE RANGE OF OUR COMMON STOCK

  Our common stock has been traded on the Nasdaq National Market under the symbol CMND since our initial public offering on March 12, 1998.

  The following table sets forth the intra-day high and low sale prices for our common stock as reported on the Nasdaq National Market since March 12, 1998.

                            High       Low
                         ---------- ---------
First quarter ended
 March 31, 1998 (from
 March 12, 1998)........ $ 14 3/4   $ 13
Second quarter.......... $ 18 3/4   $  4
Third quarter........... $  5 11/16 $  2 5/8
Fourth quarter.......... $  3 11/16 $  2 7/16
First quarter (through
 February 4, 1999)...... $  3 7/8   $  2 7/8

  The last reported sale price of the common stock on the Nasdaq National Market on February 4, 1999 was $3.125 per share. As of February 4, 1999, there were 15 record holders of common stock.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of September 30, 1998, reflecting our issuance and sale of 2,200,000 shares of common stock sold in the initial public offering at the initial public offering price of $12.00 per share. The data in the table gives effect to:

  . the deduction of the underwriting discounts and commissions and offering expenses paid by us,

  . the application of the net proceeds thereof and

  . the conversion of the preferred stock.

  The 3,105,000 shares being registered hereby were sold pursuant to a registration statement which properly registered the sale of the 2,760,000 shares but not the sale of an additional 345,000 shares which were not registered. Persons who purchased unregistered shares in our initial public offering have rescission rights under the Securities Act of 1933. If the purchaser has not sold the shares, the right to rescind means he or she can sue to exchange the unregistered shares for an amount equal to what he or she paid for the shares, plus interest. If the purchaser no longer owns the unregistered shares, and sold them at a loss, he or she may sue for damages. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Rescission Rights Relating to Unregistered Shares of Common Stock Sold in the Initial Public Offering" and "--Shareholder Litigation" for a more complete discussion of these rescission rights, as well as a discussion of a consolidated lawsuit filed against Command.

  The following table should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

  Listed below are figures relating to the sale of our common stock in the initial public offering. Please note that the shares outstanding after the initial public offering excludes 206,225 shares of common stock issuable upon the exercise of stock options outstanding as of January 20, 1999 at a weighted average exercise price of $7.22 per share. Of this amount:

  . 56,500 were issued on March 5, 1997 in exchange for units of shadow stock issued pursuant to our Shadow Stock Incentive Plan and 48,350 of these options are currently exercisable.

  . 149,725 were issued under our 1997 Employee, Director and Consultant
    Stock Plan and 36,320 of these options are currently exercisable.

  For more information regarding these plans, please see "Management--Employee Benefit Plans."

                                                             September 30, 1998
                                                             ------------------
Stockholders' equity:
  Common stock, $.01 par value; 25,000,000 shares
   authorized; 7,656,750 issued and outstanding.............    $    34,818
  Additional paid-in capital................................     33,400,480
  Accumulated deficit.......................................       (605,837)
  Cumulative translation adjustment.........................       (315,082)
                                                                -----------
    Total stockholders' equity..............................    $32,514,379
                                                                ===========

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data as of December 31, 1995, 1996 and 1997 and for the years then ended are derived from and are qualified by reference to our audited consolidated financial statements and the notes thereto. The selected consolidated financial data as of December 31, 1994 is derived from audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of December 31, 1993 and for the nine months ended September 30, 1997 and 1998 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations. Historical results are not necessarily indicative of results to be expected in the future. The operating results for the nine months ended September 30, 1998 are not indicative of the operating results for the full year. The data should be read in conjunction with our consolidated financial statements, including the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in this prospectus.

                                                                       Nine Months
                                                                          Ended
                                 Year Ended December 31,              September 30,
                          -----------------------------------------  ----------------
                           1993    1994    1995     1996     1997     1997     1998
                          ------  ------  -------  -------  -------  -------  -------
                          (In thousand, except per share data)
Statement of Operations
 Data:
Revenue.................  $6,127  $9,272  $12,436  $17,069  $25,057  $17,742  $25,552
Cost of revenue.........   5,721   6,890    9,108   12,494   16,973   12,213   17,390
                          ------  ------  -------  -------  -------  -------  -------
 Gross profit...........     406   2,382    3,328    4,575    8,084    5,529    8,162
Selling, general and
 administrative
 expense................     608   2,102    3,013    5,172    7,255    5,284    8,686
                          ------  ------  -------  -------  -------  -------  -------
 Income (loss) from
  operations............    (202)    280      315     (597)     829      245     (524)
Other income (expense),
 net....................     (38)    (55)     (50)     (75)    (277)    (241)     700
                          ------  ------  -------  -------  -------  -------  -------
Income (loss) before
 income taxes and
 minority interest......    (240)    225      265     (672)     552        4      176
Income tax (provision)
 benefit................     (16)    (32)     (44)       8       95       21      115
Income tax (provision)
 for change in corporate
 status.................     --      --       --       --      (693)    (693)     --
                          ------  ------  -------  -------  -------  -------  -------
Income (loss) before
 minority interest......    (256)    193      221     (664)     (46)    (668)     291
Minority interest.......     --      --       --       241     (451)    (185)     --
                          ------  ------  -------  -------  -------  -------  -------
Net income (loss).......    (256)    193      221     (423)    (497)    (853)     291
Preferred stock
 dividends and
 accretion..............     --      --       --       --       (80)     (23)    (260)
                          ------  ------  -------  -------  -------  -------  -------
Income (loss) applicable
 to common
 stockholders...........  $ (256) $  193  $   221  $  (423) $  (577) $  (876) $    31
                          ======  ======  =======  =======  =======  =======  =======
Basic and diluted
 earnings (loss) per
 common share...........                                                      $  0.00
                                                                              =======
Pro forma results of
 operations:
 Adjustments to U.S.
  federal income tax
  provision assuming C
  corporation status ...                                    $   633  $   673
                                                            -------  -------
 Net income (loss), as
  adjusted..............                                        136     (180)
 Preferred stock
  dividends and
  accretion.............                                        (80)     (23)
                                                            -------  -------
 Income applicable to
  common stockholders...                                    $    56  $  (203)
                                                            =======  =======
 Pro forma basic
  earnings (loss) per
  common share..........                                    $  0.01  $ (0.05)
                                                            =======  =======
Shares used in per share
 calculation:
 Basic..................                                      4,275    4,275    6,730
 Diluted................                                      4,275    4,275    6,758

                                     December 31,
                          -------------------------------------  September 30,
                           1993    1994   1995   1996    1997        1998
                          ------  ------ ------ ------  -------  -------------
                                    (In thousands)
Balance Sheet Data:
Cash and cash
 equivalents............. $   43  $   83 $  223 $  444  $   392     $19,111
Working capital
 (deficit)...............    265      86     85    (99)     460      23,208
Total assets.............  1,112   1,188  2,294  4,816   14,425      35,699
Short-term debt..........    187     436    949  1,452    1,414         --
Long-term debt...........    418     --     --   1,145      --          --
Series A convertible
 preferred stock.........    --      --     --     --     2,223         --
Series B convertible
 preferred stock.........    --      --     --     --     8,000         --
Stockholders' equity
 (deficit)...............    (50)    142    365    (58)    (722)     32,514

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Overview

  We are an information technology service company providing a wide range of computer consulting services to our customers. Historically, we have derived the majority of our revenue from our traditional staff augmentation services and software and hardware solutions. We introduced Year 2000 compliance services in December 1996. As a result of the significant demand for such services, a significant percentage of our revenue during the year ended December 31, 1997 and the nine months ended September 30, 1998 was derived from Year 2000 compliance services. Year 2000 compliance services, as well as other complete project and solution services, typically provide higher margins than our staff augmentation and software and hardware solutions. Moreover, as indicated below, we have decided to de-emphasis our hardware solutions services.

  The following table sets forth the revenue percentages by line of business:

                          Percentage of Total Revenue

                           Year   Three Months Three Months Three Months Nine Months
                          Ended      Ended        Ended        Ended        Ended
                         Dec. 31,   Mar. 31,     Jun. 30,    Sept. 30,    Sept. 30,
                           1997       1998         1998         1998        1998
                         -------- ------------ ------------ ------------ -----------
Staff Augmentation......    59%        51%          52%          62%         55%
Year 2000...............    21%        31%          28%          25%         28%
Software and Hardware...    12%        12%          14%           9%         12%
Other...................     8%         6%           6%           4%          5%
                           ----       ----         ----         ----        ----
  Total Revenue.........   100%       100%         100%         100%        100%

  As indicated above, revenue from Year 2000 projects and other higher margin services decreased as a percentage of our revenue in the three months ended June 30, 1998 compared to the three months ended March 31, 1998. For the three months ended September 30, 1998, revenue from Year 2000 engagements and other application development services continued to decrease as a percentage of our total revenue. There can be no assurance that revenue from Year 2000 projects and other higher margin services will not continue to decrease as a percentage of our revenue for future periods. We have decided to de-emphasize our hardware solutions services and, therefore, hardware solutions may constitute a decreasing percentage of its revenue.

  The results of operations in the second and third quarter were adversely affected primarily due to costs associated with our increase in sales and project management personnel which were not accompanied by expected growth in complete projects and solutions business. In addition, we experienced a lower than expected gross margin reflecting low rates of employee utilization in the offshore technology resource center, a less profitable mix of business and reduced margins from Year 2000 and other project business. As we previously announced, gross profit as a percentage of revenue may be affected as we continue to strive to shift an increasing percentage of our business from staff augmentation to a project orientation. Following certain concerns expressed relating to our performance under a Year 2000 compliance services contract for one of our largest customers in early 1998, the customer terminated the contract. The loss of revenue from the customer contract termination will not have a material adverse effect on our results of operations and financial condition. However, the recent loss of a contract from a significant customer will adversely affect our business.

  Over 90% of our service revenue is billed on a time and materials basis. Revenue from services provided on a time and materials basis is recognized in the period that services are provided. The balance of our service revenue is derived from services provided on a fixed-price basis. Such revenue is recognized using the percentage-of-completion method. We bear the risk of cost overruns and inflation with respect to our fixed-price projects. When entering into such contracts, we strive to mitigate the attendant risks by subdividing such projects into smaller, more manageable phases with fixed price and time frames. See "Risk Factors--Our Quarterly Financial Results Vary and May Be Adversely Affected Because of Our Project-Intensive Business and Certain Relatively Fixed Costs."

  In the mid-1990s, several conferences and market pronouncements increased worldwide awareness of the Year 2000 problem, which prevents existing applications from properly interpreting dates after 1999. We began providing Year 2000 compliance services in December 1996 through our workforce both in the U.S. and at the software development facility in Bangalore, India in response to the needs and demands of our customers. As of September 30, 1997, we expended approximately $1,453,000 for the lease of additional office space in our existing facility in downtown Bangalore, and the purchase of equipment and leasehold improvements. See "Risk Factors--Rapidly Diminishing Demand for Year 2000 Services," "--We Depend on Our Bangalore, India Facility and Doing Business in India is Risky" and "Business--Industry Overview."

  Personnel and rent expenses represent a significant percentage of our operating expenses and are relatively fixed in advance of any particular quarter. In particular, due to hiring and employment practices and applicable law in India, we are unable to effect appropriate reductions of staff at our Bangalore, India facility in response to revenue shortfalls. Senior management seeks to manage our personnel utilization rates by carefully monitoring our needs and basing most personnel increases on specific project requirements. To the extent revenue does not increase at a rate commensurate with these additional expenses, our results of operations could be materially and adversely affected.

  During 1996, we entered into an agreement with Phoenix Home Life Mutual Insurance Company to organize Command International Software Pvt. in Bangalore, India, to establish the offshore technology resource center. Initially, we and Phoenix maintained a 51% and 49% interest, respectively, in Command International Software Pvt. On December 31, 1997, Phoenix, acting through a wholly-owned subsidiary, exchanged its 49% interest for shares of our Series B convertible preferred stock. Phoenix converted these shares of preferred stock into 659,250 shares of common stock upon consummation of the initial public offering. Accordingly, we currently own 100% of the Bangalore facility. See "Certain Transactions."

  As a result of the acquisition of the minority interest in the Bangalore facility, we recorded goodwill of approximately $6.8 million which will be amortized over a period of 15 years commencing January 1, 1998.

  We believe that as a result of the detonation of nuclear devices in India in May 1998, there may be some adverse economic repercussions caused by the institution of sanctions or other similar actions, the effects of which are unknown to management at this time. Although the U. S. government has decided to lift some sanctions, other sanctions remain. No assurance can be given that such actions will not have a material adverse effect on our business, financial condition or results of operations.

Income Tax Matters

  From our inception through August 23, 1997, we had elected to be taxed under the S corporation provisions of the Internal Revenue Code of 1986, as amended. An S corporation generally is not subject to income tax at the corporate level, with certain exceptions under state income tax laws. This election was terminated in conjunction with our formation as a Delaware holding corporation and the issuance of our Series A convertible preferred stock.

  In connection with the termination of our S corporation status, we were required by the Internal Revenue Code to change our method of accounting for tax reporting purposes from the cash method to the accrual method. This change resulted in a one-time charge to earnings in the three months ended September 30, 1997 of $693,000 resulting from differences of approximately $2.0 million in the tax treatment of some of our assets and liabilities under the cash and accrual methods of accounting and is reflected through an increase in current and deferred income tax liabilities. Under current statutes, this liability will be payable over a period of four years.

  The offshore technology resource center in Bangalore, India is eligible for certain favorable tax treatment provided under India law including:

  . an exemption from payment of corporate income taxes for a period of five consecutive years in the first eight years of operation or

  . an exemption from income taxes on the profits derived from sources outside India, known as an export exemption.

  The export exemption remains available after expiration of the tax holiday. As a result of the availability of these exemptions, we have not recorded deferred income taxes applicable to the undistributed earnings of the offshore technology resource center, which aggregated approximately $429,000 and $1,425,000, respectively, as of December 31, 1997 and September 30, 1998. We consider these earnings to be permanently invested in India and do not anticipate repatriating any of these earnings to the U.S. If any earnings of our subsidiary, Command International Software Pvt., are repatriated to the U.S. in the future, we will be required to record a provision for income taxes on such amounts and, upon repatriation of the funds, pay U.S. taxes thereon. See Note 4 to our consolidated financial statements.

Results of Operations

  The following table sets forth certain operating data as a percentage of revenue for the periods indicated:

                                             Percentage of Revenue
                                        -------------------------------------
                                                               Nine Months
                                           Year Ended             Ended
                                          December 31,        September 30,
                                        -------------------   ---------------
                                        1995   1996   1997     1997     1998
                                        -----  -----  -----   ------   ------
Revenue................................ 100.0% 100.0% 100.0%   100.0%   100.0%
Cost of revenue........................  73.2   73.2   67.7     68.8     68.1
                                        -----  -----  -----   ------   ------
Gross profit...........................  26.8   26.8   32.3     31.2     31.9
Selling, general and administrative
 expense...............................  24.2   30.3   29.0     29.8     34.0
                                        -----  -----  -----   ------   ------
Income (loss) from operations..........   2.6   (3.5)   3.3      1.4     (2.1)
Other income (expense), net............  (0.4)  (0.5)  (1.1)    (1.4)     2.7
                                        -----  -----  -----   ------   ------
Income (loss) before income taxes and
 minority interest.....................   2.2   (4.0)   2.2      0.0      0.6
Income tax (provision) benefit.........  (0.4)   --     0.4     (3.8)     0.5
Income tax (provision) for change in
 corporate status......................   --     --    (2.8)     --       --
                                        -----  -----  -----   ------   ------
Income (loss) before minority
 interest..............................   1.8   (4.0)  (0.2)    (3.8)     1.1
Minority interest......................   --     1.4   (1.8)    (1.0)     --
                                        -----  -----  -----   ------   ------
Net income (loss)......................   1.8   (2.6)  (2.0)    (4.8)     1.1
Preferred stock dividends and
 accretion.............................   --     --    (0.3)    (0.1)    (1.0)
                                        -----  -----  -----   ------   ------
Income (loss) applicable to common
 stockholders..........................   1.8% (2.6)%  (2.3)%   (4.9)%    0.1%
                                        =====  =====  =====   ======   ======

 Nine Months Ended September 30, 1998 Compared With Nine Months Ended September 30, 1997

  Revenue. Revenue for the nine month period ended September 30, 1998 increased by 44.0% to $25,552,000 from $17,742,000 for the nine months ended September 30, 1997. This resulted primarily from an increase in revenue generated from Year 2000 compliance services. As compared to the year ended December 31, 1997, revenue from Year 2000 projects and other higher margin services for the nine months ended September 30, 1998 increased as a percentage of our revenue. However, revenue from Year 2000 projects and other higher margin services for the three months ended September 30, 1998 decreased as a percentage of our revenue as compared to the three month periods ended March 31 and June 30, 1998, and were the same as the year ended December 31, 1997. There can be no assurance that revenue from Year 2000 and other higher margin services will not continue to decrease as a percentage of our revenue for future periods. We have decided to de-emphasize our hardware solutions services and, therefore, hardware solutions may constitute a decreasing percentage of our revenue.

  Gross Profit. Cost of revenue consists primarily of salaries and employee benefits for personnel as well as the cost of hardware and software purchased for resale to customers. Gross profit for the nine month period ended September 30, 1998 increased by 47.6% to $8,162,000 from $5,529,000 for the nine month period ended September 30, 1997. Gross profit as a percentage of revenue increased to 31.9% for the nine month period ended September 30, 1998 from 31.2% for the nine month period ended September 30, 1997. This slight increase resulted primarily from a larger amount of our revenue being derived from Year 2000 compliance services, which typically carry higher margins than our traditional staff augmentation services. This was offset by a decrease in the margin for traditional staff augmentation services in the second and third quarters of 1998. It was also offset as a result of low rates of employee utilization in India, a less profitable mix of business and reduced margins for Year 2000 and other projects business. However, our gross margin for the three month periods ended September 30, 1998 and June 30, 1998 decreased as compared to the three months ended March 31, 1998. This reflected:

  . low rates of employee utilization in the offshore technology resource center,

  .  a less profitable mix of business and

  .  reduced margins from Year 2000 and other project business.

  Selling, General and Administrative Expense. Selling, general and administrative expense consists primarily of salaries and employee benefits for selling and administrative personnel as well as travel, telecommunications and occupancy costs for our U.S. and India operations. These expenses are relatively fixed in advance of any particular quarter. To the extent revenue does not increase at a rate commensurate with these expenses, our results of operations could be materially and adversely affected. Selling, general and administrative expense, net of amortization for goodwill, for the nine month period ended September 30, 1998 increased by 57.9% to $8,344,000 from $5,284,000 for the nine month period ended September 30, 1997. The increase was primarily attributable to additional sales and project management personnel, which were added in anticipation of growth in complete projects and solutions business which did not materialize to the extent expected.

  Amortization of goodwill for the nine month period ended September 30, 1998 was $342,000, relating to our purchase of the 49% minority interest in our Bangalore facility from PHL Global Holding Co. on December 31, 1997. We accounted for this transaction as a purchase and recognized the $6,845,000 excess of the purchase price over the fair value of the assets acquired and liabilities assumed as goodwill.

  Income (Loss) From Operations. Operations for the nine month period ended September 30, 1998 lost $524,000 compared to income of $245,000 for the nine month period ended September 30, 1997. Loss from operations as a percentage of revenue was (2.1)% for the nine month period ended September 30, 1998 as compared to income of 1.4% for the nine month period ended September 30, 1997.

  Other Income (Expense), Net. Net interest income was $610,000 for the nine month period ended September 30, 1998 compared to net interest expense of $241,000 for the nine month period ended September 30, 1997. The interest income was attributable to interest earned from investment in commercial paper of the net proceeds of our initial public offering and other cash equivalent instruments during the nine month period ended September 30, 1998. Interest expense in 1997 was a result of bank borrowings required to provide us with working capital and accrued interest expense associated with subordinated notes issued to Phoenix Home Life Mutual Insurance Company. In addition, during the nine months ended September 30, 1998, we recognized a $90,000 foreign currency exchange gain in connection with our U.S. Dollar-denominated cash and receivable balances of the offshore technology resource center in Bangalore, India.

  Income Tax (Provision) Benefit. The income tax benefit for the nine month period ended September 30, 1998 was $115,000, as a result of the utilization of deferred tax credits. We compute our income tax provision on a quarterly basis and provide for deferred income taxes based upon the difference between the financial statement and tax basis of assets and liabilities. A valuation allowance is provided when necessary to reduce the deferred tax asset to the amount expected to be realized.

  From our inception through August 23, 1997, we had elected to be taxed under the S corporation provisions of the Internal Revenue Code of 1986, as amended. An S corporation generally is not subject to income tax at the corporate level with certain exceptions under state income tax laws. This election was terminated in conjunction with our formation as a Delaware holding corporation and the issuance of our Series A convertible preferred stock.

  In connection with the termination of our S corporation status, we were required by the Internal Revenue Code to change our method of accounting for tax reporting purposes from the cash method to the accrual method. This change resulted in a one-time charge to earnings in the nine months ended September 30, 1997 of $693,000 resulting from differences of approximately $2.0 million in the tax treatment of certain of our assets and liabilities under the cash and accrual methods of accounting and is reflected through an increase in current and deferred income tax liabilities. Under current statutes, this liability will be payable over a period of four years.

  Net Income (Loss). As a result of the foregoing, net income was $291,000 for the nine month period ended September 30, 1998 as compared to a net loss of $853,000 for the nine month period ended September 30, 1997. Income for the nine month period ended September 30, 1998 has been reduced by the preferred stock dividends and accretion, and the loss for the nine month period ended September 30, 1997 has been increased, to arrive at income (loss) attributable to common stockholders. Therefore, basic and diluted earnings per share were $0.00 for the nine month period ended September 30, 1998 as compared to a basic and diluted loss per share of $0.20 for the nine month period ended September 30, 1997. The weighted average number of shares outstanding used in the calculation of basic and diluted earnings per share increased over the comparable period as a result of shares issued in conjunction with our March 12, 1998 initial public offering.

  Preferred Stock Dividends and Accretions. Preferred stock dividends and accretion was $260,000 in 1998 and $23,000 in 1997.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Revenue. Revenue during the year ended December 31, 1997 increased by 46.8% to $25.1 million from $17.1 million during the year ended December 31, 1996. This increase resulted primarily from an increase in demand for our traditional information technology consulting services and the introduction of Year 2000 solutions services in December 1996.

  Gross Profit. Gross profit during the year ended December 31, 1997 increased by 76.1% to $8.1 million from $4.6 million during the year ended December 31, 1996. Gross profit as a percentage of revenue increased to 32.3% during the year ended December 31, 1997 from 26.8% during the year ended December 31, 1996. This increase resulted primarily from the introduction of our Year 2000 compliance services which were performed primarily from our offshore technology resource center and which carried higher margins than our information technology services performed in the United States.

  Selling, General and Administrative Expense. Selling, general and administrative expense during the year ended December 31, 1997 increased by 40.4% to $7.3 million from $5.2 million during the year ended December 31, 1996. Selling, general and administrative expense as a percentage of revenue decreased to 29.0% during the year ended December 31, 1997 from 30.3% during the year ended December 31, 1996. The decrease resulted primarily from increased revenue from our offshore facilities.

  Income (Loss) from Operations. Income from operations during the year ended December 31, 1997 was $829,000 compared to a loss of $(597,000) during the year ended December 31, 1996. Income from operations as a percentage of revenue was 3.3% during the year ended December 31, 1997 as compared to a loss of (3.5)% during the year ended December 31, 1996.

  Other Income (Expense), net. Other expense during the year ended December 31, 1997 increased to $277,000 from $75,000 during the year ended December 31, 1996. The increase resulted primarily from an increase in our borrowing to support the expansion of our offshore technology resource center.

  Income Tax (Provision) Benefit. Income tax provision during the year ended December 31, 1997 increased to $(598,000) from a benefit of $8,000 during the year ended December 31, 1996. This increase was a result of our change from S corporation status to C corporation status. Pursuant to this change, we incurred a one-time charge in the amount of $693,000 because of the related requirement to change from the cash method of accounting to the accrual method of accounting.

  Minority Interest in Net (Income) Loss. Minority interest in net (income) loss was ($451,000) during the year ended December 31, 1997.

  Preferred stock dividends and accretion. Preferred stock dividends and accretion for the year ended December 31, 1997 were $80,000.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue during the year ended December 31, 1996 increased by 37.9% to $17.1 million from $12.4 million during the year ended December 31, 1995. The increase resulted primarily from an increase in demand for our traditional information technology consulting services.

  Gross Profit. Gross profit during the year ended December 31, 1996 increased by 39.4% to $4.6 million from $3.3 million during the year ended December 31, 1995. Gross profit as a percentage of revenue remained constant at 26.8%.

  Selling, General and Administrative Expense. Selling, general and administrative expense during the year ended December 31, 1996 increased by 73.3% to $5.2 million from $3.0 million during the year ended December 31, 1995. Selling, general and administrative expense as a percentage of revenue increased to 30.3% during the year ended December 31, 1996 from 24.2% during the year ended December 31, 1995. The increase resulted primarily from expansion of our sales, marketing and recruiting capabilities to support a higher level of revenue.

  Income (Loss) from Operations. Loss from operations during the year ended December 31, 1996 was $(597,000) compared to income of $315,000 during the year ended December 31, 1995.

  Other Income (Expense), net. Other expense during the year ended December 31, 1996 increased to $75,000 from $50,000 during the year ended December 31, 1995. The increase resulted primarily from an increase our borrowing to support the creation of the offshore technology resource center.

  Minority Interest in Net (Income) Loss. Minority interest in net (income) loss was $241,000 during the year ended December 31, 1996.

Quarterly Results of Operations

  The following tables set forth certain quarterly operating information for each of the eight quarters ending September 30, 1998, both in Dollars and as a percentage of revenue. This information was derived from our unaudited consolidated financial statements, which, in the opinion of management:

  . were prepared on the same basis as our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus and

  . include all adjustments, consisting of normal recurring accruals, which management considers necessary for the fair presentation of the information for the periods presented.

The financial data given below should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                          Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept.30,
                            1996     1997     1997     1997      1997     1998     1998     1998
                          -------- -------- -------- --------- -------- -------- -------- --------
Results of Operations:
Revenue.................   $4,507   $5,144   $5,736   $6,861    $7,316   $7,934   $8,697   $8,921
Cost of revenue.........    3,653    3,846    3,987    4,380     4,760    5,110    5,949    6,331
                           ------   ------   ------   ------    ------   ------   ------   ------
Gross profit............      854    1,298    1,749    2,481     2,556    2,824    2,748    2,590
Selling, general and
 administrative
 expense................    1,711    1,474    1,731    2,079     1,971    2,272    3,251    3,163
                           ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) from
 operations.............     (857)    (176)      18      402       585      552     (503)    (573)
Other income (expense),
 net....................      (48)     (38)    (130)     (73)      (36)       6      375      319
                           ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) before
 income taxes and
 minority interest......     (905)    (214)    (112)     329       549      558     (128)    (254)
Income tax (provision)
 benefit................       15      --       --        21        74     (104)     153       66
Income tax (provision)
 for change in corporate
 status.................      --       --       --      (693)      --       --       --       --
                           ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) before
 minority interest......     (890)    (214)    (112)    (343)      623      454       25     (188)
Minority interest.......      241      (57)      33     (160)     (267)     --       --       --
                           ------   ------   ------   ------    ------   ------   ------   ------
Net income (loss).......     (649)    (271)     (79)    (503)      356      454       25     (188)
Preferred stock
 dividends and
 accretion..............      --       --       --       (23)      (57)    (260)     --       --
                           ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) applicable
 to common
 stockholders...........   $ (649)  $ (271)  $  (79)  $ (526)   $  299   $  194   $   25   $ (188)
                           ======   ======   ======   ======    ======   ======   ======   ======
As a Percentage of Total
 Revenue:
Revenue.................    100.0%   100.0%   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%
Cost of revenue.........     81.1     74.8     69.5     63.8      65.1     64.4     68.4     71.0
                           ------   ------   ------   ------    ------   ------   ------   ------
Gross profit............     18.9     25.2     30.5     36.2      34.9     35.6     31.6     29.0
Selling, general and
 administrative
 expense................     38.0     28.6     30.2     30.3      26.9     28.6     37.4     35.4
                           ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) from
 operations.............    (19.1)    (3.4)     0.3      5.9       8.0      7.0     (5.8)    (6.4)
Other income (expense),
 net....................     (1.1)    (0.7)    (2.3)    (1.1)     (0.5)     0.1      4.3      3.6
                           ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) before
 income taxes and
 minority interest......    (20.2)    (4.1)    (2.0)     4.8       7.5      7.1     (1.5)    (2.8)
Income tax (provision)
 benefit................      0.4      --       --       0.3       1.0     (1.3)     1.8      0.7
Income tax (provision)
 for change in corporate
 status.................      --       --       --     (10.1)      --       --       --       --
                           ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) before
 minority interest......    (19.8)    (4.1)    (2.0)    (5.0)      8.5      5.8      0.3     (2.1)
Minority interest.......      5.4     (1.1)     0.6     (2.3)     (3.6)     --       --       --
                           ------   ------   ------   ------    ------   ------   ------   ------
Net income (loss).......    (14.4)    (5.2)    (1.4)    (7.3)      4.9      5.8      0.3     (2.1)
Preferred stock
 dividends and
 accretion..............      --       --       --      (0.3)     (0.8)    (3.3)     --       --
                           ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) applicable
 to common
 stockholders...........   (14.4)%   (5.2)%   (1.4)%   (7.6)%      4.1%     2.5%     0.3%    (2.1)%
                           ======   ======   ======   ======    ======   ======   ======   ======

  Our operations and related revenue and operating results historically have varied substantially from quarter to quarter and we expect these variations to continue. These fluctuations in our operating results occur to a large degree because we obtain a large portion of our revenues from large projects and because certain of our costs are relatively fixed.

  Factors causing these variations include:

  . number, timing and scope of our projects,

  . contractual terms of our projects,

  . delays incurred in performing our projects,

  . difficulty in accurately estimating resources and time frames for completing our projects,

  . patterns of capital spending by customers,

  . information technology outsourcing trends,

  . pricing changes in response to various competitive factors,

  . new service introductions by our competitors,

  . levels of market acceptance of our service and product offerings,

  . our ability to staff our assignments with qualified personnel and

  . general economic conditions.

  A high percentage of our selling, general and administrative expenses, particularly salary, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects during a particular quarter may cause significant variations in operating results in that quarter. The following situations could require us to continue to pay for underutilized personnel and, therefore, materially and adversely affect our financial condition and results of operations:

  . A major project may be terminated unexpectedly.

  . A customer may decide not to pursue a new project or proceed to a succeeding stage of a current project.

  . We may complete several major customer projects during a previous quarter.

  Specifically, hiring and employment practices and applicable law in India make it difficult for us to effect reductions in staffing at our Bangalore, India facility. The results of operations in the second and third quarter were adversely affected primarily due to costs associated with our increase in sales and project management personnel which were not accompanied by expected growth in complete projects and solutions business. In addition, we experienced:

  . a lower than expected gross margin reflecting low rates of employee utilization in the Bangalore facility,

  . a less profitable mix of business and

  . reduced margins from Year 2000 and other project business.

  Demand for our services generally is lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. We expect such seasonal variations to continue. See "Risk Factors--Our Quarterly Financial Results Vary and May Be Adversely Affected Because of Our Project-Intensive Business and Relatively Fixed Costs."

Liquidity and Capital Resources

  We have financed our operations and capital expenditures primarily with:

  . internally generated cash flows,

  . borrowings under our line of credit facilities,

  . proceeds from the issuance of subordinated notes to Phoenix Home Life
    Mutual Insurance Company and

  . proceeds from the issuance of common stock in our initial public offering.

  Our operating activities used $1,680,000 for the nine month period ended September 30, 1998 compared to $850,000 for the nine months ended September 30, 1997. The use of cash was primarily due to an increase in accounts receivable.

  Our operating activities generated cash of $290,000 during the year ended December 31, 1997 and used cash of $1,072,000 for the year ended 1996 and $108,000 in 1995. In 1996 and 1995 the use of cash was due primarily to increases in accounts receivable. In addition, in 1996 we incurred an operating loss associated with start-up expenses for our Bangalore facility.

  We used cash of $1,018,000 for capital expenditures during the nine months ended September 30, 1998 to support planned sales growth. We spent $1,453,000 during the nine months ended September 30, 1997 which was primarily related to the Bangalore facility.

  Our capital expenditures used cash of $1,498,000 during the year ended December 31, 1997 and $955,000 for the year ended 1996, which were primarily related to the operations of the Bangalore facility. Our investing activities used cash of $264,000 in 1995 to finance additions to equipment and improvements.

  Our financing activities provided $21.5 million for the nine months ended September 30, 1998 and $2.5 million for the same period in 1997. However, shareholders who bought unregistered shares of our common stock in our initial public offering may be entitled to rescission rights. See "--Rescission Rights Relating to Unregistered Common Stock Sold in the Initial Public Offering" and "--Shareholder Litigation."

  We received net proceeds of $23.2 million after deducting underwriting discounts and commissions and other offering expenses from the sale of 2,200,000 shares in the initial public offering. Simultaneously, with the initial public offering, the holders of 100 shares of Series A convertible preferred stock and the holders of 100 shares of Series B convertible preferred stock exchanged their shares for 1,181,750 shares of common stock. We recognized dividends accrued during the period and previously unamortized offering expenses as a reduction to net income. We have paid dividends of $298,000 from the proceeds. For the nine month period ended September 30, 1997 cash was generated by exchanging subordinated notes issued to Phoenix Home Life Mutual Insurance Company for 100 shares of Series A convertible preferred stock.

  Our financing activities provided cash of $1.2 million for the year ended December 31, 1997, $2.2 million in 1996 and $512,000 in 1995. During the year ended December 31, 1997, we generated cash primarily through our issuance of subordinated notes to Phoenix, investments by Phoenix in the offshore technology resource center and bank borrowings. We generated cash in 1996 primarily through the issuance of subordinated notes to Phoenix in order to finance the establishment of our offshore technology resource center. In 1995 our financing activities generated cash primarily as a result of borrowings under our bank credit facilities.

  As of September 30, 1998, we had $19.1 million in cash and cash equivalents. We had working capital of $23.2 million.

  Effective October 29, 1998, we entered into a loan and security agreement with People's Bank which provides for a revolving line of credit of up to $4.0 million for our U.S. operations. Borrowings under this line of credit are secured by a valid first priority perfected security interest in all of our business assets, except for the assets of Command International Software Pvt. The credit facility will be primarily used to fund our working capital requirements. The credit facility will bear interest at a floating rate based upon prime plus 0% or at our option LIBOR plus 175 basis points for 30, 60 or 90 day periods. LIBOR borrowings will be limited to a maximum of seven LIBOR maturities at one time, with LIBOR borrowings in increments of $500,000. We paid a commitment fee of $22,000 at the time of closing. We are required to maintain a minimum of the following:

  . total net worth of five times the credit facility,

  . debt service coverage ratio of 3:1,

  . interest coverage of 3:1 and

  . a current ratio of 2:1.

  We believe that the net proceeds from the initial public offering, together with other available funds, including the credit facility, and the cash flow expected to be generated from operations, will be adequate to at least satisfy our current and planned operations over the next 12 months.

  Our offshore technology resource center invoices its services in U.S. Dollars to mitigate currency exchange risk; however, local expenses are denominated in local currency. We presently incur a significant amount of our costs in local currency in India. In contrast, we presently generate most of our revenue in U.S. Dollars. Accordingly, we are subject to risks that, as a result of currency fluctuations, the translation of foreign currencies into U.S. Dollars could adversely affect our business, financial condition and results of operations. Historically, we have not hedged any meaningful portion of our foreign exchange transactions. See "Risk Factors--We do Business in International Markets Which Exposes Us to Currency Fluctuations and Other Problems Administering Foreign Operations."

Rescission Rights Relating to Unregistered Common Stock Sold in the Initial Public Offering

  Of the 3,105,000 shares sold in our initial public offering, 2,760,000 shares were properly registered, but the remaining 345,000 shares were not registered. Persons who purchased unregistered shares in our initial public offering have rescission rights under the Securities Act of 1933. If the purchaser has not sold the shares, the right to rescind means he or she can sue to exchange the unregistered shares for an amount equal to what he or she paid for the shares, plus interest. If the purchaser no longer owns the unregistered shares, and sold them at a loss, he or she may sue for damages. The maximum rescission liability for the 100,000 unregistered shares which we sold would be $1,200,000 (100,000 shares at $12 per share) plus interest. We have not recognized a liability based on the rescission of the 100,000 unregistered shares since, as noted above, only someone who is still holding the same shares he or she bought in the initial public offering has a right of rescission. Since:

  . the large trading volume subsequent to our initial public offering suggests a substantial turnover in share ownership and

  . for each individual purchaser, we are unable to identify which shares were registered and which were not,

we believe it is not probable that we will be required to effect an actual rescission, instead of paying rescissionary damages.

  We and certain stockholders who sold shares in the initial public offering have entered into an indemnification agreement with our former counsel in the initial public offering, which would hold Command and those stockholders harmless for damages which might result from any claims as a consequence of the aforementioned circumstances. In view of the indemnification agreement, and in light of assurances we have received concerning the professional indemnity insurance maintained by such counsel, we do not believe that any claims relating to the foregoing will have a material adverse effect on our financial condition. We are also being sued by shareholders in connection with the initial public offering. The shareholders suing us in their consolidated lawsuit seek rescission of the sales of all the shares in the initial public offering and unspecified damages, including rescissionary damages, interest, costs and fees. If the lawsuit is concluded in favor of the shareholders suing us, our business, financial condition and results of operations may be materially and adversely affected. We and the other defendants have entered into a memorandum of understanding to settle the dispute with the shareholders suing us, but a memorandum of understanding is not a definitive settlement agreement. A definitive settlement agreement resulting from the memorandum will also require court approval. We cannot be certain that a definitive settlement agreement will be reached, or that, if it is reached, that the court will approve it. See "--Shareholder Litigation."

Shareholder Litigation

  On or about May 6, 1998, plaintiffs Don M. Doney, Jr. and Madelyn J. McCabe filed a lawsuit in the United States District Court for the Southern District of New York. The lawsuit was filed against Command, certain of our officers and directors (Edward C. Caputo, Stephen L. Willcox, Robert D. Dixon, John J.C. Herndon, James M. Oates and Joseph D. Sargent) and the managing underwriters of the initial public offering (Cowen & Company and Volpe Brown Whelan & Company
LLC). On or about June 22, 1998, the same plaintiffs amended their complaint in the lawsuit they had filed with the United States District Court for the Southern District of New York. On or about May 8, 1998, another plaintiff, Charlie B. Steinberg, filed a new lawsuit against the same defendants in the same court. On or about June 26, 1998, named plaintiff Michael Makinen, filed a lawsuit in the same court against the same defendants. Each of the plaintiffs purports to represent a class consisting of purchasers of common stock pursuant to the initial public offering. These lawsuits were consolidated into one lawsuit by order of the United States District Court for the Southern District of New York. Consequently, the plaintiffs filed a consolidated complaint named In Re Command Systems, Inc. Securities Litigation on September 30, 1998. The consolidated complaint alleges that the defendants violated the Securities Act. The plaintiffs seek rescission of the sales of the shares in the initial public offering and unspecified damages, including rescissionary damages, interest, costs and fees. Such shareholder litigation, if concluded in favor of the plaintiffs, could have a material adverse effect on our business, financial condition and results of operations. On December 7, 1998, we and the other defendants entered into a memorandum of understanding to settle the dispute with the plaintiffs, but a memorandum of understanding is not a definitive settlement agreement. A definitive settlement agreement resulting from the memorandum will also require court approval. By the terms of the memorandum, the parties have agreed in principle to a total payment from Command to the plaintiffs of $5.75 million in cash plus accrued interest, minus approved attorneys' fees and related expenses. The $5.75 million will accumulate interest as of the date of the preliminary court approval of a definitive settlement agreement entered into among the parties based on the memorandum, but will not be payable until the court approves the settlement and such approval is final. In addition, we may be responsible for certain legal fees and related expenses incurred in connection with the litigation. We will recognize a charge to operations in the fourth quarter of 1998 for our costs of the settlement and related expenses. There can be no assurance, however, that a definitive settlement agreement will be reached, or that, it will be approved by the court.

  Of the $5.75 million to be deposited in a settlement fund by Command, we will be reimbursed for all but $1.65 million. This reimbursement will come in part from Command's insurance carrier and the rest pursuant to the indemnification agreement with our former counsel in the initial public offering. In addition, we may be responsible for certain legal fees and related expenses incurred in connection with the litigation. We cannot be certain, however, that a definitive agreement will be reached, or that if it is reached, that the court will approve it.

  In the definitive settlement agreement, the members of the class represented by plaintiffs will give up their right to individually assert claims against Command or its underwriters, based on their purchase of our common stock in the initial public offering and in the open market during the period from March 12, 1998 through April 29, 1998. In return for this concession, class members will be entitled to share pro rata in the $5.75 million cash settlement fund, plus interest, minus approved attorneys' fees and related expenses, upon the court's final approval of the settlement. Any class member can decide not to participate in the settlement, and choose to pursue his or her individual claim against Command or the other defendants, by filling out and returning an "opt-out" form which will be mailed to all class members following the court's preliminary approval of the settlement.

  The memorandum of understanding provides for a pro rata distribution of the cash settlement fund, plus interest, minus approved attorneys' fees and related expenses, to purchasers of Command common stock in the period from March 12 through April 29, 1998, inclusive. Without knowing the number of claimants and the amount of attorneys' fees and expenses to be approved by the court, we cannot estimate the net amount actually payable on a per share basis.

  If the court decides not to approve the settlement, the shareholder litigation will continue. If concluded in favor of the plaintiffs, such litigation could have a material adverse effect on our business, financial condition and results of operation.

Inflation

  Our most significant costs are the salaries and related benefits for our consultants and other professionals. Competition in India and the U.S. for information technology professionals with the advanced technological skills necessary to perform our service offerings have caused wages to increase at a rate greater than the general rate of inflation. As with other information technology service providers, we must adequately anticipate wage increases. Further, India, has in the past experienced significant inflation. Historically, our wage costs in India have been significantly lower than our wage costs in the U.S. for comparably skilled employees, although wage costs in India are presently increasing at a faster rate than in the U.S. We may not be able to recover cost increases through increases in the prices that we charge for our services in the U.S.

The Year 2000 Issue

  We have completed an assessment of our information systems to determine the extent to which our existing systems correctly define the Year 2000. Those systems found not to be compliant have been upgraded by the vendors of those systems except for certain purchased software packages which are expected to be upgraded and brought into compliance by their vendors before the Year 2000. The majority of the upgrades were implemented via standard maintenance contracts, without costs. As of this date, a nominal amount has been expended, to date. The remaining upgrades are expected to be implemented for minimal cost. With respect to the information systems of third parties who are our major vendors, we will be seeking to obtain Year 2000 compliance certifications for those systems that relate to our business. These third parties may include major hardware and software vendors, as well as financial services providers. Most of our major vendors have made public statements indicating that they intend to cause their products and services to be Year 2000 compliant on a timely basis. Based on the foregoing, we have not to date developed contingency plans for the failure by our major vendors to provide Year 2000 compliant products and services. The Year 2000 problem could affect the information systems of our major vendors as they relate to our business. If a major vendor's information system fails or malfunctions significantly due to the Year 2000 problem, it could materially and adversely affect us.

                                    BUSINESS

Summary

  We provide a wide range of information technology solutions and services to financial services organizations to support their evolving business needs. We utilize leading technologies to offer our customers a comprehensive range of information technology services, including technology and education services. In 1996 through a joint venture with Phoenix Home Life Mutual Insurance Company, we created an offshore technology resource center in Bangalore, India. The facility, which we now wholly-own, is intended to provide us with:

  .  improved access to skilled information technology professionals,

  .  cost advantages and

  . the ability to provide flexible coverage for our outsourcing services customers.

  As of September 30, 1998, we employed 305 full-time information technology professionals in our four U.S. offices and the offshore technology resource center. We develop and maintain long-term relationships with our customers. In 1997, we provided services to over 100 customers and for each of 1996 and 1997 over 60% of our revenue was derived from existing customers from the previous year. Our customers are typically large financial services organizations, especially leading insurance companies, such as:

 . The Hartford Financial Services Group, Inc.,

 . MassMutual,

 . Phoenix HomeLife Mutual Insurance Company

 . New York Life Insurance Company

 . Aetna and

 .  G.E. Capital.

  The following table sets forth the revenue percentages by line of business:

                          Percentage of Total Revenue

                                      Three Months Three Months Three Months   Nine Months
                          Year Ended     Ended        Ended         Ended         Ended
                         December 31,  March 31,     June 30,   September 30, September 30,
                             1997         1998         1998         1998          1998
                         ------------ ------------ ------------ ------------- -------------
Information Technology
 Staff Augmentation.....      59%          51%          52%          62%           55%
Year 2000...............      21%          31%          28%          25%           28%
Software and Hardware...      12%          12%          14%           9%           12%
Other...................       8%           6%           6%           4%            5%
                             ----         ----         ----         ----          ----
  Total Revenue.........     100%         100%         100%         100%          100%
                             ====         ====         ====         ====          ====

Industry Overview

  Intense competition, globalization, rapid technological innovation and deregulation are accelerating the rate of change in business today. This is particularly so for organizations in such data and technology intensive industries as the insurance, banking, brokerage and other financial services industries. Financial services organizations face increasing pressures to:

  . improve product and service quality,

  . reduce costs,

  . improve operating efficiencies and

  . strengthen customer relationships.

  These organizations are changing and adapting their business processes in order to achieve these objectives and therefore require systems and personnel that are flexible and capable of rapid change. Accordingly, a financial services organization's ability to successfully integrate and deploy advanced information technology systems and applications in a timely and cost-effective manner has become critical to its success in today's rapidly changing business environment. In addition, many financial services organizations have begun to view information technology solutions as strategic tools that can be used to gain competitive advantages such as:

  . reducing the time to market of products,

  . providing an expanded mix of value-added client services,

  . reducing the cost of development and maintenance of systems and

  . providing timely access to information.

  At the same time, rapid technological advances have accelerated the pace of transition from mainframe to client/server architectures and from the utilization of many interdepartmental systems to enterprise-wide integrated systems. These advances have also increased the use of network and Internet/intranet communications systems. In addition, such advances have accelerated the convergence of the foregoing technologies. Although technological advances offer the promise of faster, more functional and more flexible information technology systems and applications, the implementation of business solutions utilizing these new technologies present major challenges to organizations and their information technology departments. Evaluating, developing and integrating these solutions requires a large number of highly skilled individuals trained in many diverse technologies and architectures. However, there is a shortage of these individuals. Consequently many organizations either will not have sufficient staffing or adequate expertise to satisfy their needs. Moreover, many companies have made a strategic decision to:

  .  focus on their core competencies,

  .  minimize their fixed costs and

  .  reduce their work forces.

This reallocation of resources has prevented many companies from investing in large information technology staffs.

  Businesses are finding it increasingly difficult and expensive to maintain in-house the management capabilities and technical expertise necessary to successfully integrate and use advanced information technology systems and applications in a timely and cost-effective manner. As a result, many organizations are increasingly turning to third-party service providers, like Command, to help them:

  . evaluate, develop, implement and support new information technology systems and applications and

  .  maintain existing legacy systems and applications.

  According to industry sources, the U.S. market for outsourced information technology services is expected to grow from over $13 billion in 1996 to approximately $24 billion in 2001, representing an average annual growth rate of 12.8%. We believe that a number of factors will cause the demand for information technology services to continue to grow, particularly for organizations in such technology-intensive industries as the insurance, banking, brokerage and other financial services industries. These factors include:

 .  intense competition                         .  rapid technological
                                                   innovation and change
 .  globalization
                                                .  deregulation

 . strategic shift of many financial services organizations to focus on core competencies

  Information technology services are particularly essential to the financial services industry, whose business is highly dependent on effective data processing management and analysis. Third-party implementation of such services in a timely and cost-effective manner requires not only technical expertise, but also highly developed project management skills and prior experience with the customers' systems. Also, because of needs specific to their industry, financial services organizations frequently seek information technology service providers with financial industry experience.

  Financial services organizations are particularly sensitive to, and need to address, the Year 2000 problem because it would prevent or inhibit the proper calculation of critical data. Ultimately, if not corrected, the Year 2000 problem may lead to an interruption or discontinuation of service. Solving a Year 2000 problem is a highly time-intensive and labor-intensive project, typically requiring:

  .  identification and analysis of programs that are or may be affected,

  . analysis of up to millions of lines of code and millions of items of data,

  .  renovation of affected code and

  .  testing.

  Although the cost to remedy the Year 2000 problem is difficult to estimate, a recognized industry source has estimated that the worldwide costs--including in-house costs--to resolve the Year 2000 problem could range from $300 billion to $600 billion. Many providers of information technology services expect to have an opportunity to leverage services rendered in connection with solving Year 2000 problems into other projects that require experience with these same customer systems, including:

  . maintaining and re-engineering legacy systems; and

  . addressing the growing backlog of applications development projects that are accumulating while customers' internal information technology departments devote greater portions of their limited budgets and deploy more of their personnel to the Year 2000 problem.

  As organizations continue to maintain legacy systems, migrate from mainframe to client/server architectures, implement other emerging information technologies and address the Year 2000 problem, the demand for information technology professionals will continue to rise and the shortage of these professionals is expected to become more severe. Meanwhile, financial services organizations continue to be challenged by the rising costs of applications development and maintenance and the large and growing backlog of applications development projects. For these reasons, financial services organizations are increasingly turning to outside information technology service providers.

  By outsourcing information technology services, companies are able to:

  . focus on their core business,

  . access specialized technical skills,

  . implement information technology solutions more rapidly,

  . benefit from flexible staffing and

  . reduce the cost of recruiting and training.

The Command Systems Solution

  We provide information technology services and solutions to financial services organizations by integrating and deploying new information technology to support evolving business processes in an efficient and cost-effective manner. The following are key attributes of our solution:

  Broad Range of Information Technology Services. We provide our customers with a single source for a broad range of information technology services including:

  . information technology staff augmentation,

  . Year 2000 compliance services,

  . project-based applications development and implementation,

  . network design and deployment,

  . internet/intranet application development and

  . systems maintenance.

  We provide our services in a wide variety of computing environments, including client/server and legacy-based platforms. In addition, we utilize leading technologies such as object-oriented development, database management systems and various internet/intranet networking technologies.

  Strategic Focus on Financial Services Industry. By focusing on the financial services industry since 1985, and particularly on the needs of large insurance companies, we have developed expertise in a large vertical market dominated by large organizations with extensive information technology needs. We seek to leverage our expertise in the financial services industry to increase our customer base and to increase our business from existing customers. By hiring personnel with experience in the financial services industry, we have been able to establish new relationships with customers in this industry as well as maintain or strengthen existing relationships.

  Offshore Technology Resource Center. In 1996 we established the offshore technology resource center in Bangalore, India. We believe that our offshore technology resource center offers customers certain advantages, including access to a large pool of information technology professionals and lower development costs.

  Complete Range of Year 2000 Compliance Services. Our services include a comprehensive approach to the Year 2000 problem that:

  .  identifies and analyzes programs that are or may be affected,

  .  analyzes millions of lines of code and millions of items of data,

  .  renovates affected code to make it Year 2000 compliant and

  .  conducts multi-level testing.

  We believe that our Command2000 conversion methodology results in cost-effective and timely conversion solutions for our customers.

  Expertise in Key and Emerging Technologies. We hire highly skilled personnel who are experienced with key technologies, such as client/server development and design and network integration, and emerging technologies, such as data warehousing and object-oriented analysis and design. Additionally, our information technology professionals receive initial and ongoing training in a variety of technology platforms. We assist customers in understanding the latest information technology developments and guide them through the implementation of the information technology solutions best suited to their needs.

Business Strategy

  Our objective is to become the preferred provider of information technology services to an expanding base of customers. Our strategies to achieve this objective include the following:

  Cross-Sell Services to Existing Customers. Our relationships with our customers provide us with an opportunity to market additional services and solutions to such customers. We seek to maximize our customer retention rate and secure additional engagements by providing high-quality, responsive services. In addition, we believe that the detailed knowledge of customers' organizations, systems and needs that we gain, as well as the customer relationships that are created during the performance of our Year 2000 conversion projects and other projects, will serve as a competitive advantage in securing additional projects from these customers.

  Leverage Expertise in Insurance Market. We will seek to leverage our expertise within the insurance industry into a larger, more diverse customer base within the broader financial services market, especially as deregulation encourages the creation of full-service financial services organizations. The insurance, banking and other financial services industries are generally dominated by large companies with extensive information technology needs. We will seek to leverage our industry-specific expertise and our existing accounts into a larger number of customers in these information technology intensive markets. As we expand our customer base, we intend to open additional regional sales offices in the U.S. to enable us to sell to and support existing and new customers in expanded geographic areas and industries. To achieve these goals, we may seek strategic acquisitions of organizations that complement or enhance our core skills.

  Migration to Higher Margin Services. We seek to derive a greater percentage of our revenue from higher margin services. To support this goal, in December 1996 we introduced Year 2000 compliance services for our customers. We have also reorganized and increased our sales force to focus on the delivery of complete projects and solutions to our clients. We believe that projects which we manage, if obtained, will carry higher margins and will better enable us to become a full-service technology solutions provider to our customers.

  Utilize Offshore Technology Resource Center. We believe that our offshore infrastructure improves our access to information technology professionals, reduces the costs to our clients associated with information technology services and enables us to provide better support to our customers. This facility utilizes state-of-the-art technology and is connected via secure, high-speed satellite links to our headquarters, branch offices and customer sites. The staff at the offshore technology resource center had grown to 151 employees as of September 30, 1998.

  Continued Development of Long-Term Relationships with Customers. We continue to develop preferred provider relationships with our customers. Our on-site personnel are integrated into the operations of our customers' information technology departments. In addition, we make significant investments in technology enhancements to support the strategic technical direction of our customers. We also use several methods to obtain continuous customer feedback, including customer satisfaction surveys, consultant performance surveys and regularly scheduled meetings with senior management of each customer. A significant portion of the compensation of our senior executives, sales executives and senior project managers is directly linked to customer satisfaction and the delivery of high quality, timely information technology services at or below budget. We believe that these initiatives foster long-term customer satisfaction as evidenced by the fact that for each of the fiscal years ended December 31, 1996 and 1997 existing customers from the previous fiscal year generated over 60% of our revenue.

  Attract, Train and Retain Highly Skilled Information Technology Professionals. Our future success depends to a significant extent on our ability to attract, train, motivate and retain highly skilled information technology professionals, particularly project managers, software engineers and other technology leaders. To achieve this objective, we maintain programs and personnel to identify and hire the best available information technology professionals. We conduct training of our information technology professionals in both legacy systems and emerging technologies to maintain our position as a technological leader and to enhance our methodologies. In order to attract, motivate and retain our employees, we focus on our corporate culture, incentive programs, compensation and benefits and provide a career and education management program to create an individualized structured career growth plan for our employees. We also have access to a large pool of information technology professionals through our state-of-the-art Bangalore facility.

Services

  We are a solutions provider, using leading technologies to offer our customers a comprehensive range of information technology services, including technology and education services. These services may be provided individually or as a combination of service offerings to provide complete solutions. We have adopted an integrated approach to providing solutions to our customers. Each of our service offerings is led by a technology leader, supported by a team of dedicated information technology consultants with focused expertise in the technologies specific to such service offering. Our dedicated teams of service providers work closely with each other, with our customers and with a wide variety of technology vendors. In this manner, we aim to ensure the availability of leading-edge technologies and capabilities, cost-efficient and timely delivery of services and the development of solutions for specific business needs and objectives. We believe that our integrated approach to designing, developing and implementing our services offerings promotes long-term customer satisfaction and a more complete understanding of customer requirements. We offer services primarily in the following areas:

  .  information technology staff augmentation,

  .  Year 2000 compliance services and

  .  application development, maintenance and networking services.

Following is a more detailed description of these and other services that we provide.

                              TECHNOLOGY SERVICES

  We solve business problems by building technical solutions for customers utilizing our business and technology expertise. Our organization enables focused attention to customer requirements and is based on the following services:

      Command Systems Solutions

                                                       Description

CommandSTAFF--Information technology
staff augmentation services to
provide customers with highly             .Design
skilled information technology            .Data modeling
professionals. Services are provided      .Analysis
over a wide range of technologies         .Programming
from client server and/or                 .Development
traditional technology developers to      .Testing
help desk support to supplement           .Networking
information technology requirements       .Implementation
on demand and as needed. Information      .Help Desk
technology professionals are              .Maintenance
carefully selected and technically
qualified to match areas of
expertise with specific customer
requirements.

Command2000--Year 2000 compliance
services. Provides expertise to
cost-effectively assess business          We provide the following six- step
requirements and develop quality          methodology to analyze, renovate and
solutions. In so doing, we use a          test millions of lines of code and
combination of on-site project            millions of items of data:
management staff and programming
support from our offshore technology      . Management Awareness--Advise
resource center in Bangalore, India.        corporate executives of the nature
                                            and scope of the Year 2000
                                            problem.
                                          . Inventory Analysis--Provide a
                                            comprehensive survey, data
                                            collection and analysis of the
                                            scope of the Year 2000 problem by
                                            application, line of business or
                                            enterprise.
                                          . Portfolio Assessment--Perform an
                                            in-depth assessment of all of the
                                            date fields and date processing
                                            routines. Source code is analyzed
                                            and computer program interaction
                                            is documented.
                                          . Change Strategy--Determine the
                                            conversion schedule and logistics
                                            by focusing on the relationships
                                            of computer system components.
                                          . Application Renovation--Deliver
                                            on-site project management and
                                            analysis at the customer facility,
                                            combined with the renovation of
                                            affected code.
                                          . Testing--Provide unit testing and
                                            parallel testing comparisons back
                                            to the predetermined baseline of
                                            each application system.

                         ADDITIONAL TECHNOLOGY SERVICES

      COMMAND SYSTEMS SOLUTIONS                        DESCRIPTION


COMMANDPRO--Project-based                 .  Requirements definition and
application development and                  vision
implementation services. These            .  General analysis
include turnkey application systems       .  Prototype sizing and
development, migration and/or                functionality assessment
integration of client/server systems      .  Detail analysis
through all phases of the                 .  Platform and tool selection
development life cycle from design        .  Data modeling and interface
through production implementation.           development
                                          .  Development and implementation
We develop application systems               scheduling
utilizing leading technology tools        .  Prototype development
provided by vendors such as:              .  Prototype deployment to selected
                                             users
 .  Microsoft                              .  Full architectural and platform
 .  Powersoft                                 development
 .  Oracle                                 .  Total application system
 .  Rational                                  development
 .  Lotus/IBM                              .  Enterprise testing
 .  Cognos                                 .  Implementation




COMMANDNET--Integrated network            .  Workstation Migration--Deploys
services to design and deploy                consistent enterprise user
networks, including related hardware         workstations.
and software systems to:                  .  Messaging--Provides better
                                             communications and reduced cost
 .  Reduce network complexity                 of management.
 .  Improve deployment speed               .  Network Systems Engineering--
 .  Standardize platforms                     Designs and deploys LAN/WAN
 .  Integrate messaging                       software and hardware.
 .  Manage software assets                 .  Enterprise Software Management--
 .  Reduce help desk support                  Designs and deploys software
 .  Improve enterprise network                management solutions.
   efficiency
 .  Reduce cost of ownership



COMMANDWEB--Internet/intranet             .  Web-enabling legacy application
application development services.            development
Provides web-based application and        .  Web page design
communication solutions to improve        .  Graphics and multimedia
internal and external communications      .  Security protection
and services.                             .  Internet application development


CommandWEB incorporates the use of
leading technologies such as: Java,
HTML, PERL, and leading web servers
from Microsoft, Oracle and Sun
Microsystems.


COMMANDOO--Object-oriented                .  Incorporate the use of business
development services to speed the            objects within the application
development of new software                  design.
applications and reduce ongoing           .  Establish a repeatable process
software maintenance expenses by             for the project life cycle.
providing and using leading object-       .  Develop and utilize enterprise-
oriented tools, methodologies and            wide object repository.
expertise.

      COMMAND SYSTEMS SOLUTIONS                        DESCRIPTION

COMMANDSOURCE--Provides and manages       Outsource and/or insource ongoing
long-term maintenance of application      customer application maintenance and
systems by utilizing a range of           enhancement needs across
technology toolsets. We provide           client/server and mainframe computer
carefully selected and qualified          environments, onsite at customer
resources that are fully integrated       locations, offsite at our domestic
into the customer's information           offices and/or at our offshore
technology environment.                   technology resource center.


  In addition to the foregoing services, we, to a limited extent, provide educational services to our customers' information technology staff as required for application systems' development.

CUSTOMERS

  We focus our sales efforts on Fortune 500 companies in the financial services industries and middle market companies in the insurance, banking and brokerage industries with significant information technology budgets and recurring software development needs. During 1997 and as of September 30, 1998, we provided services to over 100 customers. We seek to maximize our customer retention rate and secure additional engagements by:

  . providing quality services and customer responsiveness, . leveraging our expertise within the insurance industry into a larger, more diverse customer base within the broader financial services market and
  .  cross-selling additional services to existing customers.

  TYPICAL DEVELOPMENT PROJECTS FOR INSURANCE COMPANIES INCLUDE APPLICATIONS SYSTEMS FOR:

                             .  agency management
  .  claims processing       .  premium and loss    .  coordination of
  .  pensions                   reporting              benefits and
  .  compensation            .  annual statement       subrogation
  .  underwriting and                               .  accounting
     benefits.                                      .  actuarial systems

  TYPICAL DEVELOPMENT PROJECTS FOR OTHER FINANCIAL SERVICES ORGANIZATIONS INCLUDE APPLICATIONS SYSTEMS FOR:

  .  mutual fund             .  fund tracking,      .  customer
     analysis                   stock transfer         information
  .  cash distribution       .  accounting          .  annual statement
  .  portfolio               .  human resource
     accounting                 systems.

  Organizations in these industries are highly information-dependent and use information systems systems to gain a competitive advantage.

  The following table sets forth our largest customers by revenue:

                          Largest Customers By Revenue

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998            PERCENT OF TOTAL REVENUE
--------------------------------------------            ------------------------
Mutual Life Insurance Company of New York..............           15.3%
New York Life Insurance Company........................           10.8%
The Hartford Financial Services Group, Inc.............           10.2%

FOR THE YEAR ENDED DECEMBER 31, 1997
------------------------------------
The Hartford Financial Services Group, Inc.............           13.1%
New York Life Insurance Company........................           13.0%
Phoenix Home Life Mutual Insurance Company.............           10.3%

FOR THE YEAR ENDED DECEMBER 31, 1996
------------------------------------
The Hartford Financial Services Group, Inc.............           13.6%
New York Life Insurance Company........................           12.6%

  One of our significant customers recently decided to discontinue using outside staff augmentation services. Consequently, we will suffer a significant loss of revenue from this customer. Due to such decline in revenue and our relatively fixed costs, our business will be materially and adversely affected unless and until we increase revenue from other sources or lower our costs.

  No other single customer accounted for more than 10% of our total revenue during these periods. For each of the fiscal years ended December 31, 1996 and 1997 existing customers from the previous fiscal year generated at least 60% of our revenue.

  Organizations to which the Company provided services during the year ended December 31, 1997 include among others:

  . Aetna                   . Liberty Mutual       . QualMed
  . Boston Mutual             Group                . The Hartford
  . Fleet Services          . MassMutual             Financial Services
  . G.E. Capital            . New York Life          Group, Inc.
  . General Reinsurance       Insurance Company    . Mutual Life
  . J.P. Morgan             . Otis Eastern           Insurance Company
                              Service                of New York
                            . Phoenix Home Life    . TransAmerica
                              Mutual Insurance       Leasing and
                              Company              . United Parcel
                                                     Service

Representative Engagements

  Examples of our engagements, which are representative of the nature of our services and customer relationships, are set forth below:

  Command2000--A recently completed Year 2000 compliance project for a large New York-based insurance company. We were awarded a multi-million dollar contract to assess and renovate over eight million lines of code for century change compliance. Due to the speed, efficiency and effectiveness of the Command2000 process, we were engaged to renovate another two million lines of code for this customer.

  CommandPRO--Project management and application development for a major New England-based, Fortune 500 insurance company. We were awarded a contract to manage a turnkey project to develop an insurance underwriting application system, designed to fully automate the underwriting process. We developed a system with built-in sophisticated algorithms and underwriting business logic to automatically calculate business ratings and various premiums. Our expertise in the insurance industry also enabled us to develop the underwriting system so that it was fully integrated with the customer's accounting system in order to streamline and automate the customer's billing process. We utilized a team of 12 CommandPRO consultants with insurance industry expertise in order to reengineer this component of the customer's business process. We have successfully delivered many other services to this insurance company.

  CommandNET--We provided project management and implementation for a network and workstation migration and infrastructure upgrade of more than 3,000 desktops for another Fortune 500 insurance company at the customer's corporate headquarters. We are also in the process of providing such services at over 75 field offices for this customer. We were awarded this multi-million dollar contract to develop a turnkey process to provide a standardized single workstation environment to support over 200 applications on desktop workstations. We are also training all of the customer's affected employees in order to minimize productivity interruptions. We planned and implemented the deployment, managed the rollout and successfully migrated these desktops at the customer's headquarters ahead of schedule. The solution provides central desktop and application administration, automated update and version control. We have successfully delivered many other services to this insurance company.

  CommandWEB--We web-enabled an enrollment application for a large Midwest-based, managed health care company. We were awarded a contract to develop a three-tier, interactive online health benefits enrollment program utilizing Internet technology and subsequently designed and coded an online extranet application for this customer. This enrollment application consists of fractional and architectural components such as:

  .  Javascript code                          .  Netscape Fasttrack Web Server
  .  NetDynamics Application Server           .  Oracle Database
                                                 Server

  The application allows users to execute certain transactions via the Internet, such as opening a new enrollment, adding additional dependents to the existing plan, deleting dependents and terminating coverage. Once entered, data is processed by a legacy application using a customized feed from an Oracle database.

SALES AND MARKETING

  We market our services through a direct sales force located throughout our offices in Farmington and Stamford, Connecticut, Natick, Massachusetts and New York, New York, as well as senior executives from corporate headquarters. We sell to customers utilizing a sales team approach in which each team is led by a senior sales executive and supported by one or more junior sales executives, recruiters and technology leaders. The members of the team combine their efforts to present a comprehensive solution proposal to each customer.

  In order to develop an in-depth understanding of each customer's individual needs and to form strong customer relationships, sales executives are assigned to a limited number of customers that generally does not exceed twelve. These executives are responsible for providing highly responsive service and ensuring that our applications solutions achieve customer objectives. Commissions based upon the gross profit generated from each business transaction constitute a substantial portion of the total compensation for each sales executive.

  We focus our marketing efforts on financial services organizations with substantial information technology budgets and recurring information technology staffing and services needs. Marketing programs include direct mail campaigns, seminars, conferences, trade shows and other activities intended to generate and maintain an interest in our services. In addition, we have organized our staff into areas of technology expertise and have branded such areas to promote market awareness and differentiation.

  Our services require a substantial financial commitment by customers and, therefore, typically involve a long sales cycle. Once a lead is generated, we endeavor to understand quickly the potential customer's business needs and objectives in order to develop the appropriate solution and bid accordingly. Our technology leaders are involved throughout the sales cycle to ensure mutual understanding of customer goals, including time to completion, and technological requirements. Sales cycles for complex business solutions projects typically range from one to six months from the time we initially meet with a prospective customer until the customer decides whether to authorize commencement of an engagement.

  As of September 30, 1998, we had 26 persons engaged in sales and marketing full-time. In addition to our sales and marketing force, we also use an outside public relations firm that coordinates all corporate communications, including the scheduling of press conferences to promote our services and delivery methodologies.

HUMAN RESOURCES

  As of September 30, 1998, we employed 17 full-time personnel dedicated to recruiting information technology professionals and managing our human resources. We actively recruit in the United States and India. Recruiting methods include advertisement on television, in leading newspapers, in trade magazines and on our web site and through participation in career fairs. We also participate in on-campus recruiting for recent college graduates and have hired employees from various schools with degrees in computer science and management information systems. In addition, we have established an employee referral plan, which actively involves employees in referring individuals and screening candidates for new positions. We also utilize stock options as part of our recruitment and retention strategy.

  Our strategy for employee retention includes:

  .  career planning,

  .  thorough initial and ongoing training,

  . allocation of assignments in accordance with employee skills and career objectives and

  . a comprehensive benefits package, including incentive-based compensation and tuition reimbursement.

  As part of our retention efforts, we seek to minimize turnover by emphasizing:

  . competitive salaries,

  . employee stock options,

  . deferred compensation and

  . contractual limitations effective upon termination of employment.

  All our information technology professionals receive ongoing training on a variety of technology platforms. Our education and training department helps employees make the transition from legacy to client/server skills by providing cross-platform training in new technologies. In addition to comprehensive technical training, we provide extensive training in software quality implementation processes.

  Our information technology professionals typically have Bachelor's or Master's degrees in computer science or another technical discipline, and, as of September 30, 1998, the average U.S.-based professional, including newly hired personnel, had over 10 years of relevant work experience. As of September 30, 1998, we had 392 employees comprised of 305 salaried information technology professionals, 26 sales and marketing personnel, 17 recruiting and human resource personnel and 44 general and administrative personnel. As of September 30, 1998, we also utilized 72 independent contractors to supplement our information technology workforce.

  In addition, we have substantially increased the number of our skilled technical and management personnel at our Bangalore facility and may be required to increase the number of our skilled technical, marketing and management personnel in the United States. However, we believe that there is a shortage of, and significant competition for, information technology professionals and that our future success is highly dependent upon our ability to attract, train, motivate and retain skilled information technology consultants with the advanced technical skills necessary to perform the services offered by us.

  Competition to hire these professionals has caused their wages to rise, which increases our costs and costs in the industry. In the past, we have had a turnover rate of information technology professionals that is higher than the industry average. This can occur again in the future. In addition, many of our consulting contracts allow a customer to hire away our information technology professionals who are providing consulting services to the customer, for a fee payable to us. Our ability to maintain existing contracts and obtain new business depends, in large part, on our ability to hire and retain qualified personnel. If we cannot hire enough qualified personnel, it will be difficult to manage and complete existing projects and to bid for new projects. Such a problem can materially and adversely affect our business, financial condition and results of operations. We may not succeed in attracting and retaining qualified employees.

  Our employees are not represented by any labor unions. We consider our relations with our employees to be good.

OUR COMPETITION

  The information technology services market is highly competitive and fragmented, and numerous international, national, regional and local firms serve the market. Many of our competitors have significantly greater financial, technical and marketing resources and generate greater revenue. In addition, a significant and increasing number of companies have recently announced that they offer Year 2000 services or automated Year 2000 software products. We may lose existing customers to our competitors.

  Our primary competitors include other information technology service providers, along with participants from a variety of market segments, including:

                                              .  service groups of computer
  .  "Big Five" accounting firms                 equipment companies

  .  applications software firms              .  programming companies

  .  general management consulting            .  in-house information
     firms                                       technology departments.

  .  temporary staffing firms

  .  implementation firms

  We believe the principal competitive factors in the information technology service industry include:

  .  range of services offered                .  industry expertise

  .  technical expertise                      .  responsiveness to customer
                                                 needs
  . speed in delivering solutions
                                              .  quality of service and
                                                 perceived value.

INTELLECTUAL PROPERTY RIGHTS

  In order to protect our ownership rights in our various intellectual properties, we rely upon a combination of:

  .  copyright and trade secret laws,

  .  non-disclosure and

  .  other contractual arrangements.

  We presently hold no patents or registered copyrights. Although we believe that our intellectual property rights do not infringe on the intellectual property rights of others, we cannot be sure of this and we may be sued in the future. If this situation arises, we may lose and may have to attempt to settle with third parties by trying to obtain a license for an infringed intellectual property, which might not be available at commercially reasonable terms.

  Our ability to enforce our intellectual property rights in India may depend on India law. India is a member of the Berne Convention, an international treaty. As a member of the Berne Convention, the Government of India has agreed to extend copyright protection under its domestic laws to foreign works, including works created or produced in the United States. We believe that laws, rules, regulations and treaties in effect in the United States and India are adequate to protect us from unauthorized use of our intellectual property.

  We cannot assure you, however, that:

  . the steps taken by us to protect our rights will be adequate to deter theft of our intellectual property,

  . we will be able to detect unauthorized use and take appropriate steps to enforce our rights or

  . the laws of India or the United States will remain the same and, in particular, that the laws of India will not change in ways that affect us negatively.

  Additionally, we may in the future license certain technologies to our customers. We cannot be certain that we will be able to:

  .  successfully license these technologies,

  .  protect them from infringement and

  .  prevent lawsuits against us relating to our licensing efforts.

  We expect that the risk of such lawsuits will increase if more of our competitors are able to successfully obtain patents for software products and processes. See "Risk Factors--We Have Limited Protection for and May Be Sued Over Our Use of Intellectual Property."

Facilities

  We lease approximately 15,065 square feet of office space in Farmington, Connecticut which is used by our senior management, administrative personnel, human resources and sales and marketing functions. This lease expires on March 31, 2003. We also lease facilities in Stamford, Connecticut, Natick, Massachusetts, and New York, New York.

  In addition, we lease approximately 23,450 square feet of office space in downtown Bangalore, India for our offshore technology resource center. This lease expires on September 15, 2000 and is renewable at the our option for a two-year period.

  We believe that these facilities, together with additional space to be obtained at our headquarters in Farmington, Connecticut and, if necessary, in Bangalore, India will be adequate for our presently anticipated future needs.

                                   MANAGEMENT

Directors and Executive Officers

  Our directors and executive officers are as follows:

            Name            Age                     Position
 -------------------------- --- -----------------------------------------------
 Edward G. Caputo.......... 48  President, Chief Executive Officer and Chairman
                                of the Board
 Stephen L. Willcox........ 47  Executive Vice President, Chief Operating
                                Officer, Secretary and Director
 Robert B. Dixon........... 62  Vice President of Finance and Treasurer
 Glenn M. King............. 46  Vice President of Marketing and Assistant
                                Secretary
 Mary Lou Welch............ 51  Vice President of Sales
 William P. Scharfenstein.. 51  Vice President of Professional Services
 William Tamburro.......... 43  Vice President of Recruiting
 John J.C. Herndon(1)(2)... 67  Director
 James M. Oates(1)(2)...... 52  Director
 Joseph D. Sargent(1)(2)... 69  Director

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

  Edward G. Caputo founded Command in April 1985 and has served as its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to founding Command, for eight years Mr. Caputo served as President of Computech, Inc., a privately held consulting services company which he founded in 1977 and sold to Price Waterhouse in 1985. From 1972 until he founded Computech, Mr. Caputo was a programmer for Electronic Data Systems, a systems integration company.

  Stephen L. Willcox has served as Executive Vice President, Chief Operating Officer and Secretary since December 1997 and as a Director of Command since October 1997. From July 1997 until December 1997, Mr. Willcox served as a strategic and financial consultant for Command. From January 1995 to December 1996, Mr. Willcox served in various executive capacities, including President and Chief Operating Officer, of United HealthCare Administrators, Inc. (including its predecessor), a subsidiary of United HealthCare, a publicly held managed care company. From January 1993 to December 1994, Mr. Willcox served as the Vice President of Employee Benefits for The Travelers Corporation. From January 1982 to December 1993, Mr. Willcox held various positions in The Travelers Insurance Companies, where he most recently served as its Vice President of Corporate Finance. From 1973 to 1981, Mr. Willcox was employed by Coopers & Lybrand, including as General Practice Manager. Mr. Willcox is also a Certified Public Accountant and a Certified Management Accountant.

  Robert B. Dixon has served as our Vice President of Finance since March 1997 and as our Treasurer since December 1997. From October 1996 to March 1997, Mr. Dixon served as a financial consultant to Command. From July 1993 to October 1996, Mr. Dixon served as the Deputy Director and Executive Vice President of the Connecticut Development Authority, a quasi-public merchant bank that was responsible for the economic development of the State of Connecticut. In 1986 Mr. Dixon founded Dixon & Associates, a financial consulting services firm, and from inception until July 1993, Mr. Dixon served as its principal. Previously, Mr. Dixon has held senior financial positions with Citibank, The Hertz Corporation, The Gillette Company and The Ford Motor Company.

  Glenn M. King has been employed by us in various capacities since September 1986, most recently as Vice President of Marketing and Assistant Secretary since October 1998, as Vice President of Recruiting from June 1998 to October 1998 and as Vice President of Marketing from November 1997 through June 1998. From May 1983 to September 1986, Mr. King served as a Systems Analyst for the Travelers Insurance Company, the Hartford Insurance Group and Vantage Computer Systems. From May 1979 to May 1983, Mr. King served as a Licensed Insurance Adjuster for Metropolitan Property and Casualty Insurance Co.

  Mary Lou Welch has served as our Vice President of Sales since June 1998, and also served as our Vice President of Recruiting from November 1997 through June 1998. From July 1995 to July 1997, Ms. Welch served as Vice President of Sales and Marketing for Portable Data Collection for WPI Oyster/Termiflex. From November 1994 to July 1995, Ms. Welch served as Director of Marketing for Worldwide Services for Data General Corporation. From June 1984 to November 1994, Ms. Welch held various positions from Sales Executive to Director of Marketing to the banking industry for Digital Equipment Corporation. From June 1977 to June 1984, Ms. Welch served as a Sales Representative for Control Data Corporation.

  William P. Scharfenstein has served as Vice President of Professional Services since October 1998 and Vice President of Operations from February 1998 to October 1998. From 1973 to February 1998, Mr. Scharfenstein served in various capacities for Pratt & Whitney including Senior System Programmer, Business Support from 1973 to 1982, Senior Systems Analyst, Operations Research from 1982 to 1986, Superior Systems Programming & Operations from 1986 to 1992, MIS Manager, Powerplant Production from 1992 to June 1997, and MIS Manager, Eagle Service from July 1997 to February 1998. Previously, Mr. Scharfenstein served as Systems Analyst for Dunham-Bush, Beneficial Computing Services and Travelers Insurance Company.

  William Tamburro has served as Vice President of Recruiting since October 1998. From June 1990 until October 1998 Mr. Tamburro served as Vice President of Information Systems recruiting for J. Morrissey & Co. From May 1985 until June 1990 Mr. Tamburro was employed in the recruiting and sales area of Command Systems. Previously, Mr. Tamburro performed programming functions with Computech, Inc., a privately-held consulting services company.

  John J.C. Herndon has served as a Director of Command since December 1997. Mr. Herndon has served as the Vice President of Strategic Development for Phoenix since April 1996. In 1995, Mr. Herndon was a consultant to the Advest Group and successfully raised a venture capital fund for investment in companies based in Connecticut. From 1993 to 1994, he was President of the Connecticut Development Authority, a quasi-public merchant bank for economic development, and he served as Deputy Chief of Staff under Governor Lowell Weicker. From 1977 to 1985, Mr. Herndon was Senior Vice President of City Investing Company in New York, a diversified international corporation engaged in insurance, manufacturing, construction and consumer services.

  James M. Oates has served as a Director of Command since December 1997. In addition, since November 1996 to the present he has been the Chairman of IBEX Capital Markets, LLC. Mr. Oates currently is, and since 1994 has been, Managing Director of the Wydown Group, a consulting firm specializing in start-ups and growth strategies. From 1984 to 1994, Mr. Oates served as President and Chief Executive Officer of Neworld Bancorp. From 1983 to 1984, Mr. Oates served as President and Chief Operating Officer of Burgess and Leith, a full service brokerage firm. From 1977 to 1983, Mr. Oates served as President and Chief Operating Officer to Metro Bancholding Corporation. From 1973 to 1977, Mr. Oates served as Vice President of Centerre Bank, N.A. Mr. Oates serves on the Board of Directors of Investors Financial Services, Inc., Stifel Financial, Phoenix Investment Partners, Plymouth Rubber Company and Connecticut River Bancorp, all of which are publicly traded companies, and Phoenix Funds, Investors Bank & Trust, The Govett Funds and Emerson Investment, all of which are registered investment companies under the Investment Company Act of 1940.

  Joseph D. Sargent has served as a Director of Command since January 1998. Mr. Sargent has served as Chairman and Principal of Bradley, Foster & Sargent since 1993. Mr. Sargent also currently serves as Vice Chairman and Director of Connecticut Surety Corporation and its several affiliates. From 1995 to 1996, Mr. Sargent served as Chairman and Director of S-K-I Ltd. Mr. Sargent served as Chairman, and later as Vice Chairman, of Conning & Company, an investment banking firm, from 1991 to 1995 and as its Chairman and Chief Executive Officer from 1988 to 1991. Mr. Sargent is a Director of Trenwick Group Inc., E.W. Blanch Holdings, Policy Management Systems Corporation, Mutual Risk Management Ltd., MMI Companies, Inc. and Executive Risk, Inc., all of which are publicly held companies.

  During the period of Mr. Willcox's service as Vice President of Corporate Finance for The Travelers Corporation, the Securities and Exchange Commission commenced an investigation into the manner in which Travelers and its wholly-owned subsidiary, The Travelers Insurance Company, implemented an accounting rule known as FAS 97. FAS 97 was promulgated by the Financial Accounting Standards Board in 1988. The rule required the elimination in 1989 of certain types of reserves for real estate investments. The Commission contended that Travelers had omitted to state material facts in its 1988 annual report and in the 1989 annual and quarterly reports of Travelers and its subsidiary by (1) failing to eliminate a $231 million risk reserve and (2) taking a $231 million charge against its 1989 earnings, which would have reduced Travelers' 1989 earnings to $277 million from the reported $508 million.

  In early 1989, Travelers' Chief Financial Officer assigned Mr. Willcox to assemble and lead a task force to recommend the proper implementation of FAS 97 with respect to certain reserves maintained by the subsidiary's Asset Management and Pension Services Department. The task force consisted of several of Travelers' employees, representing a cross-section of Travelers' employees with information relevant to the implementation of FAS 97, and included representatives from that department and Travelers' financial standards, corporate tax, and financial reporting units. While the task force reviewed information provided by the Asset Management and Pension Services Department personnel regarding how the reserve was developed and funded, representatives from Travelers and its independent accountants, a nationally-recognized accounting firm, also worked on the subsidiary's implementation of FAS 97.

  Following investigative proceedings pursuant to Section 21C of the Exchange Act of 1934, the Commission in May 1994 entered into an order:

  . requiring Travelers and its subsidiary to restate their consolidated financial statements as of and for the year ended December 31, 1989 in order to implement FAS 97 properly and

  . directing the subsidiary, Travelers' Chief Financial Officer and Mr. Willcox to cease and desist from violating or causing violations of
     Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13.

As part of the settlement with the Commission, Travelers, its Chief Financial Officer, Travelers' subsidiary and Mr. Willcox agreed to the Travelers' order without admitting or denying the charges. Following the release of the Travelers' order, the AICPA closed an investigation as to whether Mr. Willcox violated its Codes of Professional Conduct or the code of the Connecticut Society of CPAs and took no action.


  Pursuant to our corporate charter documents, on or prior to the date on which we first provide notice of an annual meeting of the stockholders, or a special meeting in lieu thereof following the initial public offering, the board of directors shall divide the directors nominated for election at such meeting into three classes. These classes shall be as nearly equal in number as reasonably possible. The term of office of the first class expires at the first annual meeting of stockholders or any special meeting in lieu thereof following the initial public meeting. The term of office of the second class expires at the second annual meeting of stockholders or any special meeting in lieu thereof following the initial public meeting. The term of office of the third class expires at the third annual meeting of stockholders or any special meeting in lieu thereof following the initial public meeting. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

  There are no family relationships among any of our executive officers and directors.

Committees of the Board of Directors

  The board of directors has a Compensation Committee, which:

  . makes recommendations concerning salaries and incentive compensation for our employees and our consultants,

  . establishes and approves salaries and incentive compensation for executive officers and

  .  administers our 1997 Employee, Director and Consultant Stock Plan.

  The board also has an Audit Committee, which reviews the results and scope of audits and other services provided by our independent auditors.

Compensation of Directors

  Non-employee directors each receive a monthly fee of $1,000 and are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings. Non-employee directors are also eligible for participation in our 1997 Employee, Director and Consultant Stock Plan. We have granted non-qualified stock options to non-employee directors as an incentive to join or remain on the board of directors. We may do the same in the future. Upon joining the board of directors, each of Messrs. Herndon and Oates were granted an option to purchase 5,000 shares of common stock at an exercise price of $9.00 per share, 25% of which vested immediately and the remainder of which will vest ratably on each of the first, second and third anniversary of the date of the initial grant. Mr. Sargent has been granted an option, effective as of March 12, 1998, to purchase 5,000 shares of common stock at an exercise price of $12.00 per share. Of this option, 25% vested immediately and the remainder will vest ratably on each of the first, second and third anniversary of March 12, 1998.

Key Person Life Insurance

  We presently maintain key person life insurance in the amount of $5.0 million on Edward G. Caputo, our President and Chief Executive Officer.

Executive Compensation

  The following table sets forth certain summary information concerning the compensation earned by (1) our Chief Executive Officer and (2) our four other most highly compensated executive officers whose total salary for fiscal 1998 exceeded $100,000, for services rendered to Command and its subsidiaries in all capacities during each of the fiscal years indicated. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for fiscal 1998 has resigned or otherwise terminated employment during fiscal 1998.

                           Summary Compensation Table

                                                                    Long-Term
                                                      Annual       Compensation
                                                  Compensation(1)     Awards
                                                  -----------------------------
                                                                    Securities
                                                                    Underlying
                                                   Salary   Bonus    Options
        Name and Principal Position          Year   ($)      ($)       (#)
-------------------------------------------- ---- --------- -------------------
Edward G. Caputo............................ 1998   150,000    --        --
 President and Chief Executive Officer       1997   151,198    --        --
Stephen L. Willcox ......................... 1998   175,000    --     50,000
 Executive Vice President of Finance and     1997       --     --        --
 Chief Operating Officer
Lee Lapioli................................. 1998   150,000    --        --
 Former Vice President of Education and      1997   116,574    --        --
 Training
Mary Lou Welch.............................. 1998   146,250    --        --
 Vice President of Sales                     1997    21,854    --     12,500
William P. Scharfenstein.................... 1998   137,500    --     12,500
 Vice President of Professional Services     1997       --     --        --

--------
(1) The costs of certain benefits are not included because they did not exceed, in the case of each named executive officer, the lesser of $50,000 or 10% of the total annual salary and bonus for such named executive officer.

                       Option Grants in Last Fiscal Year

  The following table sets forth information concerning individual grants of stock options made pursuant to our 1997 Employee, Director and Consultant Stock Plan during 1998 to each of the named executive officers.

                                        Individual Grants                Potential Realizable
                         -----------------------------------------------   Value at Assumed
                         Number of                                          Annual Rates of
                         Securities                                           Stock Price
                         Underlying Percent of Total Exercise              Appreciation for
                          Options   Options Granted  or Base                Option Term(2)
                          Granted   to Employees in   Price   Expiration ---------------------
          Name             (#)(1)     Fiscal Year     ($/Sh)     Date     5% ($)     10% ($)
------------------------ ---------- ---------------- -------- ---------- --------- -----------
Edward G. Caputo........      --           --          --          --          --          --
Stephen L. Willcox......   50,000         53.1%         $9      1/1/08     733,003   1,167,184
Lee Lapioli.............      --           --          --          --          --          --
Mary Lou Welch..........      --           --          --          --          --          --
William P.
 Scharfenstein..........   12,500         13.3%        $12     3/12/08     244,334     389,061

--------
*  Less than one percent.
(1) Options are granted pursuant to and in accordance with our 1997 Employee, Director and Consultant Stock Plan. See "--Employee Benefit Plans."
(2) Potential realizable value is based on the assumption that the price per share of common stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation compounded annually over the term of the option are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent our estimate of stock price appreciation.

   Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
                                     Values

  The following table sets forth information concerning each exercise of options during 1998 by each of the named executive officers and the fiscal year-end value of unexercised in-the-money options.

                           Number of Securities
                          Underlying Unexercised       Value of Unexercised
                             Options at Fiscal             In-the-Money
                                 Year-End            Options at Fiscal Year-
                                    (#)                      End ($)
                         ------------------------- ----------------------------
      Name               Exercisable Unexercisable Exercisable Unexercisable(1)
      ----               ----------- ------------- ----------- ----------------
Edward G. Caputo........      --           --          --             --
Stephen L. Willcox......   20,000       30,000          0             0
Lee Lapioli.............      --           --          --             --
MaryLou Welch...........    2,500       10,000          0             0
William P.
 Scharfenstein..........    2,500       10,000          0             0

--------
(1) Based on the fair market value of the common stock at December 31, 1997 of $9.00 per share as determined by the board of directors, less the exercise price payable for such shares.

 Employment Agreements

  We and Mr. Caputo have entered into an employment agreement with an initial term expiring January 1, 2001, which will be automatically extended annually for an additional period of one year unless either Mr. Caputo or we give 60 days' prior written notice to the other that such automatic extension will not occur. The employment agreement sets forth:

  .  the terms of Mr. Caputo's employment as President and Chief Executive
     Officer,

  . Mr. Caputo's agreement not to compete with us by rendering information technology consulting or staffing services to customers in the insurance, banking, brokerage or other financial services industries during the term of his employment and for a period of two years following the expiration or termination of such employment and

  . Mr. Caputo's agreement to protect and preserve information and property which is confidential and proprietary to us.

  The employment agreement does not provide for any specified compensation to Mr. Caputo and contains no provisions regarding compensation in the event of his severance or upon a change of control of Command.

  We and Mr. Willcox have entered into an employment agreement pursuant to which, among other things, in the event that Mr. Willcox's employment is terminated voluntarily or by us for any reason other than for "cause" as defined in the agreement, Mr. Willcox will be entitled to a severance payment equal to one-half of his annual base salary in effect on the date of termination, but in no event less than $87,500. We may pay this severance either as a lump sum or over a six-month period following termination.

Employee Benefit Plans

 1997 Employee, Director and Consultant Stock Plan

  Our 1997 Employee, Director and Consultant Stock Plan was approved by our board of directors and stockholders in August 1997. The plan provides for the grant of stock options and shares of common stock to employees, directors and consultants of Command or its affiliates. Under the stock plan, we may grant incentive stock options and non-qualified stock options. Incentive stock options may only be granted to our employees. Effective upon the closing of the initial public offering, a total of 427,500 shares of common stock were reserved for issuance under the plan. As of January 20, 1999, options to purchase a total of 206,225 shares of common stock were outstanding under the stock plan, and no options to purchase common stock had been exercised. As of January 20, 1999, no grants of common stock had been made under the plan.

  The Compensation Committee of the board of directors administers the plan, except to the extent such authority is retained by the board of directors. Subject to the provisions of the plan, the committee has the authority to administer the provisions of the plan and to select the participants to whom options or stock grants are to be granted and to determine the terms of each option or stock grant, including:

  . the number of shares of common stock subject to such option or stock grant.

  .  when an option becomes exercisable.

  . the option exercise price or stock grant purchase price, which, in the case of incentive stock options, must be at least 100% of the fair market value of the common stock as of the date of grant. In the case of incentive stock options granted to a stockholder owning in excess of 10% of our voting stock, the exercise price must be at least 110%.

  .  the duration of the option.

  . in the case of stock grants, the terms of any right of Command to reacquire the shares of common stock subject to the stock grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

  An incentive stock option granted under the stock plan may be exercised after the optionholder's employment terminates, other than by reason of death, disability or termination for "cause" as defined in the stock plan, to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or three months after such termination. The committee may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options are forfeited.

  If we are to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, all outstanding options shall become fully exercisable. In addition, the committee or the board of directors of any entity assuming our obligations under the stock plan shall as to outstanding options under the plan, either:

  . make appropriate provision for the continuation of such options by substituting, on any equitable basis, for the shares then subject to such options, the amount payable with respect to the outstanding shares of common stock, in connection with the merger or sale of substantially all of our assets, or securities of the successor or acquiring entity,

  . upon written notice to the optionholders, provide that all options must be exercised within a specified number of days of the date of such notice, at the end of which period the options shall terminate or

  . terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option over the exercise price thereof.

 Shadow Stock Incentive Plan

  There are outstanding a total of 56,500 options to eight employees which were issued in exchange for outstanding shadow purchase units that had previously been granted to some employees under our Shadow Stock Incentive Plan. These options have an exercise price of $4.00 per share and expire on March 5, 2007. This plan has been terminated and no shadow purchase units are outstanding.

 401(k) Retirement Savings Plan

  Our 401(k) Retirement Savings Plan is a defined contribution plan covering all full-time employees who have six months of service and are age twenty and one-half or older. Each year, participants may contribute up to 15% of pretax annual compensation, subject to the statutory limit. This limit was a maximum of $10,000 in

1998. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. Additional amounts may be contributed at the option of our board of directors. Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in our discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous services. A participant is 100% vested after six years of credited service.

Compensation Committee Interlocks and Insider Participation

  Our board of directors did not have a Compensation Committee during 1997. Consequently, all directors participated in deliberations concerning executive compensation, including decisions relative to their own compensation. In January 1998 following the addition of Messrs. Herndon and Oates, the board of directors created a Compensation Committee. Our Compensation Committee makes recommendations concerning salaries and incentive compensation for our employees of and consultants, establishes and approves salaries and incentive compensation for executive officers, and administers the 1997 Employee, Director and Consultant Plan. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. Mr. Herndon is the Vice President of Strategic Development for Phoenix Home Life Mutual Insurance Company. Mr. Oates is a director of Phoenix Duff & Phelps and Phoenix Funds which are affiliates of Phoenix. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

Transactions with Phoenix

  In June 1996, we entered into an agreement with Phoenix to establish our offshore technology resource center. In connection with this agreement, we formed Command International Holdings, LLC, a corporation organized under the laws of Mauritius, and Command International Software Pvt., an India unlimited liability company. Pursuant to the terms of the agreement we owned 100% of the outstanding equity of our Mauritius subsidiary which in turn owned 51% of the outstanding equity of our Indian subsidiary. The remaining 49% ownership in Command Software was owned by PHL Global Holding Co., a wholly-owned subsidiary of PM Holdings, Inc., which in turn is wholly-owned by Phoenix. During 1996 and 1997, Phoenix invested an aggregate of approximately $1.0 million to the offshore technology resource center. In addition, during the period from July 11, 1996 to April 3, 1997, Phoenix made advances pursuant to a subordinated debt agreement to us and our Mauritius subsidiary totaling approximately $2.0 million in the aggregate. We used approximately $1.4 million to directly fund the offshore technology resource center and used approximately $600,000 to develop the infrastructure needed in the United States to support the Bangalore facility. Notes evidencing these advances bore interest at 15% per annum and were due and payable in full five years from the date of each such note. At the time the offshore technology resource center was established, the only relationship between Command and Phoenix was that we provided information technology services to Phoenix.

  On August 26, 1997, we and Phoenix effected a transaction pursuant to which the notes, including the right to receive prior interest accrued thereon, evidencing indebtedness to Phoenix of approximately $2.2 million, were exchanged for an aggregate of 100 shares of Series A convertible preferred stock. These shares of Series A convertible preferred stock were convertible on a 5,225-for-one basis into 522,500 shares of our common stock. In addition, the Series A convertible preferred stock was entitled to a mandatory 10% cash dividend. Phoenix was granted certain registration rights in connection with this transaction. See "Additional Shares Eligible for Sale May Adversely Affect Our Market Price and Impair Capital Raising." In August 1997, at our request, Phoenix exchanged their notes for our equity securities. Representatives of Phoenix and Command negotiated the terms of the exchange, pursuant to which shares of Series A convertible preferred stock were issued to Phoenix in exchange for approximately $2.2 million of indebtedness represented by their notes. In determining the fairness of the transaction our board of directors considered, among other things:

  . the advantage of the debt-for-equity exchange, including the impact on our balance sheet and the added flexibility under our line of credit facility with People's Bank,

  . the reduction of the 15% rate of interest to a 10% dividend rate,

  . the fairness of the terms of the Series A convertible preferred stock,

  . the advantages of having Phoenix as a long-term stockholder, including increasing the incentives of Phoenix to remain as a customer as a result of its equity position in Command and

  . the absence of reasonable alternative means to raise additional equity in the near term.

  We pledged all of our shares held in our Mauritius subsidiary to Phoenix to secure our dividend and redemption obligations arising under the Series A convertible preferred stock.

  In connection with the foregoing transactions, Edward G. Caputo transferred all the shares owned by him in our Mauritius subsidiary to Command, which shares constituted a portion of the shares of our Mauritius subsidiary. In addition, Mr. Caputo guaranteed Command's dividend and redemption obligations arising under the Series A convertible preferred stock.

  As of December 31, 1997, we and Phoenix completed a transaction whereby the 49% interest in Command International Software Pvt. owned by PHL Global Holding Co., an indirect wholly-owned subsidiary of Phoenix, was exchanged for 100 shares of Series B convertible preferred stock. These shares of Series B convertible preferred stock were convertible on a 6,592.5-for-1 basis into 659,250 shares of common stock and were entitled to a mandatory 10% cash dividend. Phoenix was granted certain registration rights in connection with this transaction. See "Risk Factors--Additional Shares Eligible for Sale May Adversely Affect Our Market Price and Impair Capital Raising."

  All shares of Series A and Series B convertible preferred stock outstanding as of the consummation of the initial public offering were converted into an aggregate of 1,181,750 shares of common stock.

  In connection with the issuance of the Series A and Series B convertible preferred stock, we entered into a co-sale agreement with Mr. Caputo and each of Phoenix and its subsidiary. Pursuant to the co-sale agreements, Mr. Caputo granted to Phoenix and its subsidiary the right to participate in any sale of our common stock or preferred stock, if any, by Mr. Caputo, upon the same terms and conditions as the proposed sale, with the exception of certain specified transfers. The co-sale agreements will terminate upon the earliest to occur of:

  . ten years after the date of such agreement,

  . the date that Mr. Caputo ceases to own shares constituting at least 25% of our issued and outstanding common stock on a fully-diluted basis and

  . the date that Phoenix and its subsidiary, together with their respective affiliates, cease to own shares of common stock constituting at least 5% of our issued and outstanding common stock on a fully-diluted basis.

  During the years ended December 31, 1994, 1995 and 1996, we provided services to Phoenix that generated revenue to us of approximately $3.3 million, $2.8 million and $1.3 million, respectively. For the year ended December 31, 1997 and December 31, 1998, we provided services to Phoenix, which generated revenue of approximately $2.6 million and $2.2 million, respectively. These services were provided on terms no less favorable to us than were obtained during these same periods from unaffiliated third parties. Mr. Herndon, a director of Command, is the Vice President of Strategic Development for Phoenix. There can be no assurance that we will continue to provide this level of services to Phoenix, if at all.

Transactions Relating to Our Initial Public Offering

  Our initial public offering provided significant benefits to our stockholders at the time, including certain of our directors and officers. We used $298,000 of our net proceeds to pay accumulated and unpaid dividends on our Series A and Series B convertible preferred stock. The dividends were paid at the time of the offering upon the conversion of those shares into common stock by Phoenix and its subsidiary. In addition, we used $2.4 million of the net proceeds for completely repaying a loan from People's Bank. This credit facility, which expired on August 15, 1998, was guaranteed by Edward G. Caputo, a current stockholder, director and the President and Chief Executive Officer. Mr. Caputo thus benefitted personally from the repayment of this guaranteed debt. See "Management" and "Principal and Selling Stockholders."

Transactions with Officers

  All transactions, including any loan from Command to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders. These transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of our common stock prior to and as of January 20, 1999, as adjusted to reflect, the sale of the shares offered by us and the stockholders who sold shares in the initial public offering, by:

  . each person (or group of affiliated persons) known by us to beneficially own more than five percent of the outstanding shares of common stock,

  . each stockholder who sold shares in the initial public offering,

  . each of our directors,

  . each of the named executive officers and

  . all of our directors and executive officers as a group.

  Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Please also note that the applicable percentage of ownership is based on 5,456,750 shares of common stock outstanding prior to the consummation of the initial public offering and 7,656,750 shares of common stock outstanding as of the date of this prospectus.

                                       Shares of Common Stock         Shares of Common
                                      Beneficially Owned Prior       Stock Beneficially
                                               to the                  Owned After the
                                       Initial Public Offering     Initial Public Offering
                                      ---------------------------- ------------------------------
                                                           Shares
Name and Address of Beneficial Owner   Number      Percent Offered    Number          Percent
------------------------------------  ---------    ------- ------- --------------    ------------
Edward G. Caputo........              4,275,000      78.3% 302,500      3,972,500          51.9%
 c/o Command Systems,
 Inc.
 76 Batterson Park Road,
 Farmington, Connecticut
 06032
Phoenix Home Life Mutual              1,181,750(1)   21.7  602,500        579,250           7.6
 Insurance Company......
 One American Row
 P.O. Box 5956
 Hartford, CT 06102
Stephen L. Willcox......                 20,000(2)    --       --          20,000(2)        --
Robert B. Dixon.........                  5,000(2)    *        --           5,000(2)      *
Glenn M. King...........                 12,500(2)    *        --          12,500(2)      *
Lee Lapioli.............                    --        --       --             --            --
David R. Wheeland.......                  7,500(2)    *        --           7,500(2)      *
John J.C. Herndon.......              1,183,000(3)   21.7  602,500        580,500(3)        7.6
James M. Oates..........                  1,250(4)    *        --           1,250(4)      *
Joseph D. Sargent.......                  1,250(2)    *        --           1,250(2)      *
All current directors
 and executive officers
 as
group (10 persons)......              5,498,000(5)  100.0% 905,000      4,593,000(5)       60.0%

--------
 * Represents beneficial ownership of less than 1% of the common stock.
(1) Consists of 1,181,750 shares of common stock issued upon the conversion of the preferred stock, 522,500 of which are beneficially owned by Phoenix and 659,250 of which are beneficially owned by PHL Global Holding Co., an indirectly wholly-owned subsidiary of Phoenix. The 579,250 shares owned following the initial public offering are beneficially owned by PHL.
(2) Consists solely of shares of common stock underlying options which are exercisable as of the date of this prospectus or within 60 days of such date.
(3) Includes 1,181,750 shares of common stock owned by Phoenix and PHL. Mr. Herndon is the Vice President of Strategic Development for Phoenix, a New York domiciled mutual life insurance company. Mr. Herndon expressly disclaims beneficial ownership of such shares. Also includes 1,250 shares of common stock underlying options which are exercisable as of the date of this prospectus or within 60 days of such date.
(4) Consists solely of shares of common stock underlying options which are exercisable as of the date of this prospectus or within 60 days of such date. Mr. Oates is a director of each of Phoenix Duff & Phelps and Phoenix Funds, both of which are affiliates of Phoenix.
(5) See Notes 2, 3 and 4. Excludes shares beneficially owned by David R. Wheeland, a former officer who is a named executive officer.

                          DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.01 per share, and 4,999,800 shares of undesignated preferred stock, par value $.01 per share.

Common Stock

  We have 7,656,750 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights. Holders of common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of Command, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any payment required to be made to holders of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

  Our certificate of incorporation permits our board of directors, without further vote or action by the stockholders, to issue shares of the preferred stock in one or more series and to determine the designations, preferences, voting powers, qualifications and special or relative rights and privileges of the shares of each such series, including:

  . dividend rights,

  . dividend rate,

  . conversion rights,

  . voting rights,

  . terms of redemption, including sinking fund provisions,

  . redemption price or prices,

  . liquidation preferences,

  . the number of shares constituting any series and

  . the designation of such series.

  These rights and privileges could limit the voting power of holders of common stock and restrict their rights to receive dividends or liquidation proceeds in an adverse manner.

  We have granted the board of directors authority to issue preferred stock and to determine our rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. We believe that this authority will provide flexibility in connection with possible corporate transactions. However, it could also have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of Command. Further, the issuance of preferred stock could adversely affect the voting power of holders of common stock and restrict their rights to receive payments upon liquidation of Command. The board of directors could also utilize shares of preferred stock in order to adopt a stockholders' rights plan, a so-called "poison pill", which could also have the effect of discouraging or delaying a takeover of Command. We have no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions

  We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder"from engaging in a "business combination" with such company for three years following the date that person becomes an interested stockholder unless:

  . before that person became an interested stockholder, such company's board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  . upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced. In calculating this percentage, we excluded stock held by directors who are also officers of such company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . following the transaction in which that person became an interested stockholder, the business combination is approved by such company's board of directors and authorized at a meeting of stockholders. Approval at the stockholders' meeting must be by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

  In the context of Section 203, an interested stockholder is generally defined as a person owning 15% or more of a company's outstanding voting stock. A business combination is defined in the statute.

  Our certificate of incorporation authorizes the board of directors to issue, without stockholder approval, 4,999,800 shares of undesignated preferred stock. The preferred stock may have voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of stockholders who own common stock. We could issue preferred stock or rights to purchase preferred stock to discourage an unsolicited acquisition proposal. In addition, by issuing preferred stock, we could:

  . discourage a proxy contest.

  . make more difficult the acquisition of a substantial block of our common stock.

  . limit the price that investors might be willing to pay in the future for shares of our common stock.

  Our certificate of incorporation also has a number of other anti-takeover provisions including these:

  . The favorable vote of the holders of at least 70% of the voting power of outstanding shares of our capital stock is required to adopt, amend or repeal any provision of our by-laws.

  . Our stockholders may not take any action by written consent.

  . On or before the date on which we first provide notice of an annual or special stockholders' meeting following the initial public offering, the board of directors will be classified into three classes with staggered terms of three years each.

  . Directors may be removed only for cause, after reasonable notice and an opportunity to be heard before the body proposing to remove the director.

  Our certificate of incorporation also provides that the affirmative vote of the holders of shares of our voting stock representing at least seventy percent of the voting power of all of the then outstanding shares of our capital stock, entitled to vote generally in the election of directors, voting together as a single class, shall be required to:

  . reduce or eliminate the number of authorized shares of common stock or the number of authorized shares of preferred stock, or

  . amend or repeal, or adopt certain provisions of the Certificate of Incorporation regarding (1) our management, (2) the indemnification of officers and directors, (3) the election and classification of the board of directors, (4) the ability of the board of directors or the stockholders to amend or repeal the certificate of incorporation or the by-laws and (5) the super-majority voting requirements.

These provisions of the certificate of incorporation could have the effect of delaying, deterring or preventing a change in control of Command. See "Risk Factors--Difficulties in Acquiring Control of Command under our Charter and Delaware Law May Discourage Future Transactions Generating Significant Shareholder Value."

  Our certificate of incorporation contains provisions eliminating or limiting the personal financial liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors will not be personally liable to a corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability where there has been:

  . a breach of the duty of loyalty,

  . a failure to act in good faith,

  . an act of intentional misconduct,

  . a knowing violation of law,

  . some types of unlawful payments of dividends, stock repurchases or redemptions or

  . any transaction from which the director derives an improper personal benefit.

In addition, our certificate of incorporation and by-laws include provisions to indemnify our officers and directors and persons serving in various other capacities at our request to the fullest extent permitted by the Delaware law. We indemnify them against expenses, judgments, fines and amounts paid in connection with threatened, pending or completed suits and proceedings against such persons by reason of having served as officers or directors or in other capacities.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Boston Equiserve, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  We have outstanding 7,656,750 shares of common stock. The 3,105,000 shares registered in this registration statement will be freely tradeable without restriction by persons other than people who qualify as our "affiliates." However, additional shares are or will be publicly tradeable as follows:

  . assuming no outstanding options have been exercised, about 3,972,500 shares subject to lock-up agreements which expired on September 9, 1998 are now available for public sale, subject to Rule 144 or Rule 701 of the Securities Act.

  . 579,250 shares are eligible for public sale over a period of less than one year, subject to Rule 144. The holders of these shares have Form S-3 or piggyback registration rights. If they exercise their rights, these shares could be immediately available for public sale, subject to an effective registration statement.

  . We intend to register 427,500 shares of common stock underlying the 1997 Employee, Director and Consultant Stock Plan and 56,500 shares of common stock underlying options which were issued in exchange for units which had been initially granted under our Shadow Stock Plan.

  In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated with those of others, including any affiliate of Command, is entitled to sell in brokers' transactions or directly to market makers within any three-month period a number of restricted shares that does not exceed the greater of

  . 1% of the class of such shares then outstanding or about 76,567 shares of common stock based on the number of shares currently outstanding after consummation of this offering or

  . the average weekly trading volume of the class of such shares in the over-the-counter market during the four calendar weeks before the date of filing of a notice with the Securities and Exchange Commission. This assumes that: (1) certain current public information concerning us is then available, (2) the seller complies with certain manner of sale provisions and notice requirements, and (3) it has been at least one year since the restricted shares were fully paid for and acquired from us or an affiliate of Command.

  A person or persons whose shares are aggregated with those of others, who is not an affiliate of Command at any time during the three months preceding any sale by such person, is entitled to sell such shares, under Rule 144(k), without regard to the limitations described above, provided that at least two years have lapsed since the restricted shares were fully paid for and acquired from us or an affiliate of Command. The paragraph above is a summary of Rule 144 and is not intended to be a complete description thereof or of the rights of the parties to sell shares of common stock thereunder.

  As of January 20, 1999, options to purchase 206,225 shares of common stock are outstanding, 84,670 of which options are currently vested. Upon exercise of these options, the underlying shares of common stock will be eligible for sale to the public in the open market under Rule 701.

  Rule 701 allows our employees, officers, directors, consultants or advisors to purchase shares from us under (1) a written compensatory stock option, (2) other benefit plan or (3) written contract relating to compensation, to resell their shares beginning 90 days after March 12, 1998. In selling their stock, they can rely on Rule 144, but do not need to comply with certain Rule 144 restrictions. However, any contractual restrictions on stock transfers would still apply. Under this rule, non-affiliates may sell their shares without regard to the following requirements of Rule 144:

  .  holding period,

  .  volume limitations and

  .  information or notice provisions.

Sales by affiliates may be made without regard to the holding period requirement.

  We have reserved a total of 427,500 shares of common stock for issuance pursuant to our stock plan. We may elect to register such shares under the Securities Act. Shares so registered will be eligible for sale in the public market after the effective date of such registration, subject to Rule 144 limitations applicable to affiliates.

  Except as indicated above, we are unable to estimate the amount, timing or nature of future sales of outstanding common stock. There was no market for the common stock prior to the initial public offering, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the common stock in the public market may have an adverse effect on the market price thereof, and could impair our ability to raise capital through the future sale of its equity securities. See "Risk Factors--Our Common Stock Price is Subject to Significant Market Volatility."

Registration Rights

  Phoenix's wholly-owned subsidiary holds in the aggregate 579,250 shares of our common stock. Phoenix's subsidiary and its transferees are each entitled to certain rights with respect to the registration of such securities under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these registrable securities. If we register any of our securities either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their securities in the registration, subject to the ability of the underwriters to limit the number of shares included in an underwritten offering. When we are allowed to use Form S-3, any holder of the registrable securities may request that we register some or all of their registrable securities on the form. However, two conditions exist:

  . the reasonably anticipated aggregate price to the public is at least $500,000 and

  . no more than one such registration may be requested and obtained during any nine month period.

  We must pay for all registration expenses. However, all selling expenses relating to the registrable securities must be borne by the holders of the securities being registered. Except to the extent included herein, the holders of the registrable securities waived their right to have such securities registered under the Securities Act as part of the initial public offering and until September 9, 1998.

Lock-Up Agreements

  Pursuant to the underwriting agreement dated March 12, 1998, all of our directors, executive officers and stockholders owning common stock prior to the initial public offering agreed not to offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them without the consent of Cowen & Company. These agreements expired September 9, 1998. See "Plan of Distribution." These shares represented a total of 4,611,350 shares of common stock, including 59,600 shares of common stock that may be acquired pursuant to the exercise of options which were then exercisable.

                              PLAN OF DISTRIBUTION

  Subject to the terms and conditions of the underwriting agreement dated March 12, 1998, we and the stockholders who sold shares in the initial public offering sold to each of the underwriters named below, and each of the underwriters, for whom Cowen & Company and Volpe Brown Whelan & Company, LLC acted as representatives, purchased from us and the selling stockholders the respective number of shares of common stock set forth opposite the name of each underwriter below:

                                                                     Number of
                                                                     Shares of
          Name                                                      Common Stock
          ----                                                      ------------
   Cowen & Company.................................................  1,212,184
   Volpe Brown Whelan & Company, LLC...............................    808,126
   BT Alex. Brown Incorporated.....................................     77,941
   CIBC Oppenheimer Corp...........................................     77,941
   Furman Selz LLC.................................................     77,941
   J.P. Morgan Securities Inc......................................     77,941
   NationsBanc Montgomery Securities LLC...........................     77,941
   UBS Securities LLC..............................................     77,941
   Adams, Harkness & Hill, Inc.....................................     32,476
   Advest, Inc.....................................................     32,476
   Robert W. Baird & Co. Incorporated..............................     32,476
   George K. Baum & Company........................................     32,476
   Chatsworth Securities, LLC......................................     32,476
   Crowell, Weedon & Co............................................     32,476
   Gaines, Berland Inc.............................................     32,476
   Gerard Klauer Mattison & Co., LLC...............................     32,476
   Janney Montgomery Scott Inc.....................................     32,476
   Legg Mason Wood Walker, Incorporated............................     32,476
   Neuberger & Berman..............................................     32,476
   Parker/Hunter Incorporated......................................     32,476
   Pennsylvania Merchant Group.....................................     32,476
   Ragen Mackenzie Incorporated....................................     32,476
   Raymond James & Associates, Inc.................................     32,476
   The Seidler Companies Incorporated..............................     32,476
   Soundview Financial Group.......................................     32,476
   Tucker Anthony Incorporated.....................................     32,476
   H.C. Wainwright & Co., Inc......................................     32,476
                                                                     ---------
     Total.........................................................  3,105,000
                                                                     =========

  The underwriters offered the shares of common stock, in part, directly to the public at the initial public offering price of $12.00 and, in part, to certain dealers at such price less a concession not in excess of $0.47 per share. The underwriters may have allowed, and such dealers may have reallowed, a concession not in excess of $0.10 per share to certain brokers and dealers.

  The stockholders who sold shares in the initial public offering granted the underwriters an option, exercisable for up to 30 days after the date of this prospectus, to purchase up to an aggregate of 405,000 additional shares of common stock to cover over-allotments, if any. The underwriters purchased such shares pursuant to an exercise of the over-allotment option on March 25, 1998 and the foregoing table gives effect to such exercise.

  We and these stockholders agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

  We, our officers and directors, and all of the stockholders who sold shares in the initial public offering agreed not to offer, sell, contract to sell or otherwise dispose of:

  . any shares of common stock or

  . any securities convertible into or exercisable or exchangeable for common stock or

  . any right to acquire common stock.

  Such actions would only be allowed with the prior written consent of Cowen & Company. These agreements expired on September 9, 1998. See "Risk Factors-- Additional Shares Eligible for Sale May Adversely Affect Our Market Price and Impair Capital Raising."

  The representatives of the underwriters have been making a market in our common stock following the initial public offering although they have no obligation to do so and may cease such market making at any time. There can be no assurance that a market in the common stock will continue.

  Prior to the consummation of the initial public offering, the underwriters' representatives advised us and the stockholders who sold shares in the offering that the underwriters did not intend to confirm sales in excess of 5% of the shares offered hereby to any accounts over which they exercise discretionary authority.

  Prior to the initial public offering, there was no public market for the common stock. Consequently, the initial public offering price was determined by negotiation among Command, the stockholders who sold shares in the offering and the underwriters' representatives. Among the factors considered in such negotiations were:

  . prevailing market conditions,

  . our results of operations in periods prior to the initial public offering,

  . the market capitalization and stage of development of other companies that we, these stockholders and the underwriters' representatives believed to be comparable to us,

  . estimates of our business potential,

  . the then current state of our development and other factors deemed relevant.

  Our common stock is quoted on the Nasdaq National Market under the symbol "CMND."

  Neither the underwriters nor their representatives have participated in the preparation, review or dissemination of this prospectus or the registration statement which contains this prospectus. Neither the underwriters nor their representatives have passed upon, or performed any investigation regarding, any of the factual or legal matters set forth in this prospectus or the registration statement which contains this prospectus, except to the extent such investigation was performed in connection with the initial public offering and the initial registration statement and the prospectus dated March 12, 1998 that formed a part of the initial registration statement relating thereto.

                                 LEGAL MATTERS

  The validity of issuance of the 2,760,000 shares which were properly registered was passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, our former securities counsel which served as our counsel in the initial public offering. The validity of the issuance of the additional 345,000 shares was passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Certain legal matters were passed upon for the underwriters by Buchanan Ingersoll, Princeton, New Jersey.

                                    EXPERTS

  Our consolidated financial statements and schedule at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this prospectus and this registration statement and the initial registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             COMMAND SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Auditors...........................................   F-2
Audited Financial Statements:
Consolidated Balance Sheet at December 31, 1996 and 1997.................   F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997.....................................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years
 ended December 31, 1995, 1996 and 1997 .................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997.....................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheet at September 30, 1998...............  F-17
Condensed Consolidated Statements of Operations for the nine months ended
 September 30, 1997 and 1998.............................................  F-18
Condensed Consolidated Statement of Stockholders' Equity (Deficit) for
 the nine months ended September 30, 1998................................  F-19
Condensed Consolidated Statement of Cash Flows for the nine months ended
 September 30, 1997 and 1998.............................................  F-20
Notes to Unaudited Condensed Consolidated Financial Statements...........  F-21

Pro Forma Financial Data:
Headnote to Pro Forma Financial Data.....................................   P-1
Pro Forma Statement of Operations for the year ended December 31, 1997...   P-2

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Command Systems, Inc.

  We have audited the accompanying consolidated balance sheets of Command Systems, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Command Systems, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Hartford, Connecticut
February 9, 1998

                             COMMAND SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET

                                                            December 31,
                                                       -----------------------
                                                          1996        1997
                                                       ----------  -----------
Assets
Current assets:
  Cash................................................ $  443,505  $   391,687
  Accounts receivable, net of allowance for doubtful
   accounts of $24,500 and $259,893 in 1996 and 1997..  2,375,064    4,203,241
  Prepaid expenses and other current assets...........    416,116      354,950
  Deferred income taxes ..............................        --        52,024
                                                       ----------  -----------
   Total current assets...............................  3,234,685    5,001,902
Equipment and improvements:
  Furniture and equipment.............................    914,452    2,007,254
  Leasehold improvements..............................    554,873      852,476
                                                       ----------  -----------
                                                        1,469,325    2,859,730
  Less accumulated depreciation.......................   (396,785)    (825,562)
                                                       ----------  -----------
Net equipment and improvements........................  1,072,540    2,034,168
Other assets:
  Goodwill............................................        --     6,845,338
  Security deposits...................................    441,644      428,005
  Other non-current assets............................     67,396      115,674
                                                       ----------  -----------
   Total assets....................................... $4,816,265  $14,425,087
                                                       ==========  ===========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Line of credit...................................... $1,378,890  $   857,535
  Bank loan...........................................        --       556,952
  Accounts payable and accrued expenses...............  1,281,058    2,218,540
  Accrued payroll and related costs...................    376,305      610,933
  Loan payable to officer.............................     73,224          --
  Deferred revenue....................................    150,434      219,544
  Income taxes payable................................      1,700       78,535
  Deferred income taxes...............................     72,095          --
                                                       ----------  -----------
   Total current liabilities..........................  3,333,706    4,542,039
Notes payable.........................................  1,145,463          --
Deferred income taxes payable.........................        --       381,987
                                                       ----------  -----------
   Total liabilities..................................  4,479,169    4,924,026
Minority interest.....................................    395,561          --
Preferred stock, $.01 par value, 5,000,000 shares
 authorized...........................................
  Series A convertible preferred stock, 100 shares
   authorized, issued and outstanding.................        --     2,223,475
  Series B convertible preferred stock, 100 shares
   authorized, issued and outstanding.................        --     8,000,000
Stockholders' equity (deficit):
  Common stock, $.01 par value, 25,000,000 shares
   authorized; 4,275,000 shares issued and
   outstanding........................................      1,000        1,000
  Retained earnings (deficit).........................    (59,465)    (636,509)
  Cumulative translation adjustment...................        --       (86,905)
                                                       ----------  -----------
     Total stockholders' equity (deficit).............    (58,465)    (722,414)
                                                       ----------  -----------
     Total liabilities and stockholders' equity
      (deficit)....................................... $4,816,265  $14,425,087
                                                       ==========  ===========

                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Year ended December 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Revenue................................. $12,436,529  $17,069,417  $25,057,039
Cost of revenue.........................   9,108,436   12,494,448   16,972,812
                                         -----------  -----------  -----------
  Gross profit..........................   3,328,093    4,574,969    8,084,227
Selling, general and administrative
 expense................................   3,012,869    5,171,912    7,254,992
                                         -----------  -----------  -----------
  Income (loss) from operations.........     315,224     (596,943)     829,235
Other income (expense):
  Other income..........................         --        42,786          --
  Interest income.......................       2,195       14,138       32,911
  Interest expense......................     (52,405)    (132,482)    (309,657)
                                         -----------  -----------  -----------
                                             (50,210)     (75,558)    (276,746)
                                         -----------  -----------  -----------
Income (loss) before income taxes and
 minority interest......................     265,014     (672,501)     552,489
Income tax (provision) benefit..........     (43,577)       8,056     (597,751)
                                         -----------  -----------  -----------
                                             221,437     (664,445)     (45,262)
                                         -----------  -----------  -----------
Minority interest.......................         --       241,439     (451,431)
                                         -----------  -----------  -----------
Net income (loss).......................     221,437     (423,006)    (496,693)
                                         -----------  -----------  -----------
Preferred stock dividends and
 accretion..............................         --           --       (80,351)
                                         -----------  -----------  -----------
Income (loss) applicable to common
 stockholders........................... $   221,437  $  (423,006) $  (577,044)
                                         ===========  ===========  ===========
Pro forma results of operations:
  Adjustments to U.S. federal income tax
   provision assuming
   C corporation status ................ $   (53,720) $       --   $   633,000
                                         -----------  -----------  -----------
  Net income (loss), as adjusted........     167,717     (423,006)     136,307
  Preferred stock dividends and
   accretion............................         --           --       (80,351)
                                         -----------  -----------  -----------
  Income (loss) applicable to common
   stockholders......................... $   167,717  $  (423,006) $    55,956
                                         ===========  ===========  ===========
  Pro forma earnings per common share:
    Basic earnings (loss) per common
     share.............................. $      0.04  $     (0.10) $      0.01
                                         ===========  ===========  ===========
    Diluted earnings (loss) per common
     share.............................. $      0.04  $     (0.10) $      0.01
                                         ===========  ===========  ===========


                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                Common Stock   Retained   Cumulative
                              ---------------- Earnings   Translation
                               Shares   Amount (Deficit)  Adjustment    Total
                              --------- ------ ---------  ----------- ---------
Balance at January 1, 1995..  4,275,000 $1,000 $ 142,104   $    --     $143,104
 Net income.................        --     --    221,437        --      221,437
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1995.......................  4,275,000  1,000   363,541        --      364,541
 Net loss...................        --     --   (423,006)       --     (423,006)
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1996.......................  4,275,000  1,000   (59,465)       --      (58,465)
 Net loss...................        --     --   (496,693)       --     (496,693)
 Preferred stock dividends
  and accretion.............        --     --    (80,351)       --      (80,351)
 Translation adjustment.....        --     --        --     (86,905)    (86,905)
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1997.......................  4,275,000 $1,000 $(636,509)  $(86,905)  $(722,414)
                              ========= ====== =========   ========   =========



                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                            ----------------------------------
                                              1995        1996         1997
                                            ---------  -----------  ----------
Cash flows from operating activities:
 Net income (loss)........................  $ 221,437  $  (423,006) $ (496,693)
 Adjustments to reconcile net income
  (loss) to net cash (used in) provided by
  operating activities:
   Depreciation and amortization..........     58,963      136,796     428,777
   Bad debt expense.......................        --        24,500     235,395
   Deferred income taxes..................     42,079      (15,948)    257,868
   Minority interest......................        --      (241,439)    451,431
   Accrued interest capitalized...........        --        38,370     132,674
   Other..................................        --         4,773         --
   Changes in operating assets and
    liabilities:
     Accounts receivable..................   (718,936)    (637,497) (2,063,572)
     Prepaid expenses and other assets....    (23,566)    (386,286)     61,166
     Security deposits and other non-
      current assets......................    (17,410)    (489,258)    (34,639)
     Accounts payable and accrued
      expenses............................    268,475      691,485     937,482
     Accrued payroll and related costs....     60,716       74,760     234,628
     Deferred revenue.....................        --       150,434      69,110
     Income taxes payable.................        --           --       76,835
                                            ---------  -----------  ----------
       Net cash (used in) provided by
        operating activities..............   (108,242)  (1,072,316)    290,462
Cash flows from investing activities:
 Purchases of equipment and improvements..   (263,884)    (954,602) (1,497,783)
                                            ---------  -----------  ----------
       Net cash used in investing
        activities........................   (263,884)    (954,602) (1,497,783)
Cash flows from financing activities:
 Borrowings (payments) under revolving
  line of credit agreement................    512,400      503,390    (521,355)
 Proceeds from bank loan..................        --           --      806,952
 Principal payments of bank loan..........        --           --     (250,000)
 Minority investment in affiliate.........        --       637,000     391,098
 Proceeds from notes payable..............        --     1,107,093     869,630
 Payment of loan payable to officer.......        --           --      (73,224)
 Preferred stock issuance costs...........        --           --      (43,013)
                                            ---------  -----------  ----------
       Net cash provided by financing
        activities........................    512,400    2,247,483   1,180,088
                                            ---------  -----------  ----------
Effect of exchange rate changes on cash...        --           --      (24,585)
Increase (decrease) in cash...............    140,274      220,565     (51,818)
Cash, beginning of year...................     82,666      222,940     443,505
                                            ---------  -----------  ----------
Cash, end of year.........................  $ 222,940  $   443,505  $  391,687
                                            =========  ===========  ==========
Cash paid for:
 Interest expense.........................  $  52,405  $   104,482  $  193,202
 Income taxes.............................      1,498        3,581     271,130
Non-cash financing activities:
 Preferred stock exchanged for notes
  payable.................................                          $2,186,137
 Preferred stock issued for purchase of
  minority interest.......................                           8,000,000

                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1997

1. Organization

  Command Systems, Inc. (the "Company") provides information technology solutions and services to financial services organizations.

  Through December 31, 1997, the Company held a 51% interest in Command International Software Pvt. ("CIS"), an Indian unlimited liability company, with the remaining 49% interest held by Phoenix Home Life Mutual Insurance Co. ("PHL"). On December 31, 1997, the Company purchased PHL's holdings (see Note
5).

2. Summary of Significant Accounting Policies

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Concentration of Credit Risk

  The Company markets its services primarily to the financial services industry. The Company performs periodic credit evaluations of a customer's financial condition and generally does not require collateral. Credit losses have been within management's expectations.

 Revenue Recognition

  The Company recognizes revenue on time-and-materials contracts as the services are performed. Revenue on fixed-price contracts are recognized using the percentage of completion method. Under this method, applicable fees and profits on such contracts are recorded concurrently with costs incurred thereon. The Company bears the risk of cost overruns and inflation with respect to its fixed-price projects. If estimates indicate a probable ultimate loss on a fixed-price contract, provision is made at that date for the entire estimated loss.

  Revenue from product sales, primarily equipment and commercially available software, are recognized upon shipment.

  Billings in excess of revenue earned are classified as deferred revenue.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Equipment and Improvements

  Equipment and improvements are stated at cost. Depreciation on equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are being amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


 Income Taxes

  The Company had previously elected to be taxed as an S Corporation in accordance with the provisions of the Internal Revenue Code. As an S Corporation, the taxable income of the Company is reportable on the individual stockholder's federal tax return. In conjunction with the formation of the Company as a Delaware holding corporation (see Note 6) and the issuance of its Series A convertible preferred stock, the S Corporation election was terminated and the Company became subject to U.S. federal income taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences of future years differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized (see Note 4).

 Impairment of Long-Lived Assets

  Long-lived assets, including goodwill, are reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. At December 31, 1997, no such impairment existed. The Company measures the potential impairment of long-lived assets, including goodwill, by the undiscounted value of expected operating cash flow in relation to the assets to which it applies.

 Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, and other accrued liabilities approximate fair value due to the short maturity of these items. The carrying value of the notes payable approximate fair value based on the Company's borrowing rate for similar financing arrangements. Amounts due under the line of credit approximate fair value because the interest rates vary with market interest rates.

 Stock-Based Compensation

  Effective in fiscal 1996, the Company adopted Financial Accounting Statement No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans in accordance with Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for awards granted under its Shadow Stock Incentive Plan and the Command Systems, Inc. 1997 Employee, Director and Consultant Stock Plan under APB No. 25.

 Foreign Currency Translation

  The financial statements of the Company's foreign subsidiaries which have a functional currency other than the U.S. dollar reflect the translation of assets and liabilities into United States dollars at current exchange rates with income and expense accounts being translated at average rates of exchange prevailing during the period. The related adjustments are recognized as a separate component of the stockholder's equity. Foreign currency transaction gains and losses, which are not material, are recognized in net income (loss) when incurred.

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


 Earnings Per Share

  In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

  Pro forma earnings per common share reflect adjustments in the U.S. federal income tax provision assuming C corporation status and the realization of net operating losses for all periods presented.

3. Debt

  The Company maintains a line of credit with a current availability of $2,500,000 or 75% ($1,000,000 prior to May 26, 1997) of the Company's accounts receivable less than 90 days past due. Interest is charged at the bank's prime rate of interest plus 0.5% (10%, 8.75% and 9% in 1995, 1996 and 1997, respectively).

  The line of credit is guaranteed by the Company's President, and is collateralized by all personal property of the Company. The agreement also contains several restrictive covenants which require, among other things, the Company to maintain defined financial ratios and prohibits the declaration and payment of dividends, other than payment of dividends to the holder of its Series A and Series B convertible preferred stock, provided that no event of default exists. The agreement expires August 15, 1998.

  On July 1, 1996, the Company and its wholly-owned subsidiary Command International Holdings ("CIH") entered into a note purchase agreement (the "Agreement") with Phoenix Home Life Mutual Insurance ("PHL") under which the Company could issue up to $3 million (U.S. dollars) aggregate principal amount of its 15% Subordinated Secured Series Notes (the "C Notes"), accrued and capitalized interest on such notes and its Zero Coupon Receivables-Based Subordinated Secured Series Notes (the "Z Notes"). Also, under this Agreement, CIH was authorized to issue up to $3 million (U.S. dollars) aggregate principal amount of its 15% Guaranteed Senior Secured Series Notes (the "M Notes") and accrued capitalized interest on such notes. The payment obligations of the Company in respect to the C Notes and the Z Notes rank junior and subordinate in right of payment to the senior indebtedness of the Company under the M Notes.

  At December 31, 1996, outstanding debt (including accrued interest of $38,370) on the C, Z and M Notes amounted to $214,370, $196,000 and $735,093, respectively. Repayment of the debt is due in 2001. The payment obligations of the Company in respect of the C, Z and M Notes are subordinate to the senior indebtedness of the Company under the line of credit.

  On August 26, 1997, the Company entered into an agreement with PHL whereby the Company issued to PHL 100 shares of its Series A convertible preferred stock in exchange for the aggregate outstanding indebtedness of $2,186,137 of the C, Z, and M Notes, including accrued capitalized interest of $171,044.

  CIS entered into a RS. 20,000,000 ($560,000) letter of credit facility on December 31, 1996; no amounts related thereto were outstanding at December 31, 1996 and 1997.

  CIS has a short term credit facility whereby each borrowing under the facility has a term of six months from the date of disbursement and bears interest at varying rates based upon the prime lending rate and the currency borrowed; borrowing may be denominated in Indian rupees or U.S. dollars. At December 31, 1997, rates of interest ranged from 10.65% to 16.00%. There were no outstanding balances under this credit facility at December 31, 1996; $556,952 was outstanding at December 31, 1997.

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


4. Income Taxes

  Comparisons of the provision for income taxes follow:

                                                      Year Ended December 31,
                                                     --------------------------
                                                      1995    1996      1997
                                                     ------- -------  ---------
   Federal
     Current........................................ $   --  $   --   $ 334,871
     Deferred.......................................     --      --     293,078
                                                     ------- -------  ---------
       Total federal................................     --      --     627,949
                                                     ------- -------  ---------
   State
     Current........................................   1,498   5,270      5,012
     Deferred.......................................  42,079 (13,326)   (35,210)
                                                     ------- -------  ---------
       Total state..................................  43,577  (8,056)   (30,198)
                                                     ------- -------  ---------
       Total provision.............................. $43,577 $(8,056) $ 597,751
                                                     ======= =======  =========

  With the issuance of the Series A convertible preferred stock, the Company's ability to be taxed as an S Corporation automatically terminated and the ability to report on the cash basis of accounting ceased. The Company recognized additional taxable income as a result and incurred a liability of approximately $693,000. Under current statutes this liability will be payable over a period of four years.

  The effective tax rate from operations differed from the federal statutory rate for the following reasons:

                                                             Year Ended
                                                             December 31
                                                          --------------------
                                                          1995   1996    1997
                                                          -----  -----   -----
   Federal statutory rate................................  34.0%  34.0%   34.0%
   State income taxes, net of federal benefit............  16.4   (1.2)   (5.5)
   No federal income tax benefit (provision) for S
    corporation period income (loss)..................... (34.0)  (9.6)   15.9
   Tax effect of conversion from S corporation to C
    corporation, related primarily to accounting method
    change...............................................   --     --    125.5
   Foreign profits and losses not subject to tax.........   --   (24.4)  (56.7)
   Other.................................................   --     --     (5.0)
                                                          -----  -----   -----
   Effective income tax rate.............................  16.4%  (1.2)% 108.2%
                                                          =====  =====   =====

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


  The significant components of the Company's deferred tax assets and liabilities are:

                                                                  December 31
                                                                ----------------
                                                                 1996     1997
                                                                ------- --------
   Deferred tax assets
     State net operating loss carryforwards...................  $11,000 $ 36,639
     Bad debt reserve.........................................      --   125,272
     Reserves and accruals....................................      --   136,714
     Accrued payroll and related costs........................      --    84,341
                                                                ------- --------
                                                                 11,000  382,966
                                                                ------- --------
   Deferred tax liabilities
     Cash basis of accounting.................................   78,700      --
     Tax effect of change from S corporation to C corporation,
      primarily related to accounting method change...........      --   693,031
     Tax over book depreciation...............................    4,300   19,898
                                                                ------- --------
                                                                 83,000  712,929
                                                                ------- --------
       Net deferred federal and state liabilities.............  $72,000 $329,963
                                                                ======= ========

  The Company has net operating loss ("NOL") carryforwards for state tax purposes of approximately $118,000 and $450,000 as of December 31, 1996 and 1997, respectively. The NOL expires through 2010.

  The financial statements reflect no foreign income tax provision. Under Indian tax laws, CIS is not currently subject to a corporate tax since it earns all of its income from export activities. This exemption is for a period of five consecutive years during an eight year period which began in 1996. CIH is also eligible for certain tax exemptions under the laws of Mauritius. As a result of such exemptions, no deferred tax asset or liability is recognized. During 1996 and 1997 income (loss) of the Company's foreign subsidiaries before minority interest was $(492,732) and $921,287, respectively.

5. Minority Interest

  During 1996, the Company entered into an agreement with PHL to establish a joint venture in India which would provide software services on a subcontracting basis to the Company. Under the terms of the agreement, the Company owned a 51% interest. PHL invested $637,000 and $391,098 in this venture during 1996 and 1997, respectively.

  On December 31, 1997, PHL exchanged its 49% interest for 100 shares of the Company's Series B convertible preferred stock valued at $8,000,000. The Company recorded this as a purchase and recognized the excess of the purchase price $6,845,338 over the fair value of the assets acquired and liabilities assumed as goodwill. The Company will amortize this goodwill over a 15 year period.

  The pro forma results of operations for the years ended December 31, 1996 and 1997 which reflect the elimination of interest expense, minority interest in earnings of this subsidiary and the amortization of goodwill are as follows, and assume the transaction had occurred at the beginning of the periods presented:

                                                        1996         1997
                                                     -----------  -----------
   Revenue.......................................... $17,069,417  $25,057,039
   Net (loss).......................................    (740,164)    (449,295)
   Income (loss) per share applicable to common
    stockholders--diluted...........................       (0.14)       (0.08)

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


  At December 31, 1996 and 1997, included in prepaid expenses and other assets are receivables from PHL approximating $365,000 and $4,000, respectively; included in accounts payable and accrued expenses are payables to PHL approximating $481,000 and $248,000, respectively.

6. Stockholders' Equity

  On July 1, 1997 Command Systems, Inc., a Delaware corporation ("CSI"), was established and exchanged 4,275,000 shares of its common stock for the 100 shares of issued and outstanding common stock of the Company held by its sole stockholder and became the ultimate holding company for the Command group of companies. CSI was authorized to issue 10,650,000 shares of $.01 par value common stock and 1,000 shares of $.01 par value preferred stock. This contribution was accounted for at historical cost in a manner similar to a pooling of interests. The number of common shares authorized, issued and outstanding have been restated for all periods to reflect this recapitalization. Effective December 31, 1997 the Company was authorized to issue up to 25,000,000 shares of its common stock and 5,000,000 shares of preferred stock. The consolidated financial statements have been adjusted to reflect this change. On February 5, 1998, the Company effectuated a 1-for-2 reverse stock split. All share and per share data have been restated retroactively.

  On August 26, 1997, CSI issued 100 shares of its Series A convertible preferred stock. The Series A convertible preferred stock has a liquidation preference of $2,186,137 plus accrued and unpaid dividends. Such dividends amounted to $75,474 at December 31, 1997. The Series A convertible preferred stock entitles the holder to one vote per convertible common share, including the right to elect one director as a class, and has a dividend requirement of 10% per annum which shall accrue on a cumulative basis (which rate will increase to 15% if certain thresholds are not met). These shares are convertible at any time into 522,500 shares of CSI common stock and are redeemable by PHL after July 31, 1999. These shares automatically convert following a qualified public offering.

  On December 31, 1997, the Company issued 100 shares of Series B convertible preferred stock. The Series B convertible preferred stock has a liquidation preference of $8,000,000 and has a dividend requirement of 10% per annum which shall accrue on a cumulative basis. The holders are also entitled to one vote per convertible common share and the right to elect one director as a class. These shares are redeemable after July 31, 1999 and are convertible at any time into 659,250 shares of the Company's common stock. The Series B convertible preferred stock automatically converts following a qualified public offering.

  The Company has filed a registration statement for the initial public offering of 2,200,000 shares of its common stock. Assuming the successful completion of the offering and the conversion of the Series A and B convertible preferred stock, the Company would have stockholders' equity at December 31, 1997 as follows:

                                                          Actual     Pro forma
                                                         ---------  -----------
   Common stock......................................... $   1,000  $    34,817
   Additional paid-in capital...........................       --    33,711,319
   Accumulated deficit..................................  (636,509)    (680,042)
   Cumulative translation adjustment....................   (86,905)     (86,905)
                                                         ---------  -----------
                                                         $(722,414) $32,979,189
                                                         =========  ===========

  The Company had maintained a Shadow Stock Incentive Plan (the "Shadow Plan") for certain key employees, whereby awards, expressed in units, were earned only upon the occurrence of certain events including continued employment for five years after the grant date. The Shadow Plan provided for any earned benefits to be paid either in cash or in the form of common stock of the Company. At December 31, 1995 and 1996 there were 53,750 and 61,500 units outstanding, respectively. The Company accounted for this Shadow

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Plan as a stock appreciation right and, therefore, accrued amounts based on a formula value defined in the Shadow Plan which reflected the benefits to be earned. There was no compensation expense recognized under the Shadow Plan for the years ended December 31, 1995, 1996 and 1997, respectively. In March 1997 the Company issued options to purchase 61,500 shares of its common stock exercisable at a price of $4.00 per share (the fair market value as determined by the Board of Directors of such stock at the date of grant) to certain persons who, upon such issuance, relinquished their rights under the Company's Shadow Plan.

  In August 1997, the Company created the Command Systems, Inc. 1997 Employee, Director and Consultant Stock Plan (the "Option Plan"). The Company reserved 427,500 shares of its common stock for issuance under the Option Plan. In December 1997, the Company granted options to purchase 89,050 shares of its common stock at a price of $9.00 per share to certain employees and directors. Options granted under the plan generally have a five year term. Options generally vest in increments of 20% on the anniversary of the date of grant.

  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997: risk-free interest rate of 6%, volatility factor of the expected market price of the Company's common stock of 40.4% and a weighted-average expected life for the options of 5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss would have been approximately $660,000 and pro forma loss per common share basic and diluted would have been $0.15 for 1997.

  In accordance with the provisions of SFAS No. 123, the pro forma disclosures include only the effect of stock options granted in 1997. These pro forma effects may not be representative of the effects of SFAS No. 123 on future years because of the fact that options vest over several years and new grants generally are made each year.

  Changes in outstanding options were as follows:

                                                                Weighted Average
                                                        Options  Exercise Price
                                                        ------- ----------------
   Outstanding December 31, 1996.......................     --         --
     Options granted:
      March 1997.......................................  61,500      $4.00
      December 1997....................................  89,050      $9.00
     Options exercised.................................     --         --
     Options cancelled.................................     --         --
                                                        -------      -----
   Outstanding December 31, 1997....................... 150,550      $6.96
                                                        =======      =====

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


  As of December 31, 1997, there were options exercisable for 45,550 shares. Outstanding options at December 31, 1997 had exercise prices ranging from $4.00 to $9.00.

  A former employee has pledged 7,500 common stock purchase options as collateral for a bank loan. The Company has granted the bank a put option whereby upon default of the loan, the bank could require the Company to repurchase the options for the outstanding balance of the loan.

7. Leases

  The Company leases office space from unrelated third parties. Total rent expense for the years ended December 31, 1995, 1996 and 1997 was $132,839, $251,597 and $543,700, respectively.

  The Company is required to maintain security deposits for office space rented in Bangalore, India. Such deposits amounted to $421,862 and $413,807 at December 31, 1996 and 1997, respectively.

  Future minimum lease payments under non-cancelable operating leases at December 31, 1997 are as follows:

               1998....................  $  515,216
               1999....................     529,395
               2000....................     557,315
               2001....................     324,998
               2002....................     349,373
                                         ----------
                                         $2,276,297
                                         ==========

8. Benefit Plans

  The Company has established a 401(k) Retirement Savings Plan (the "401(k) Plan"). All employees of the Company's domestic operations are eligible to participate in the 401(k) Plan after completing six months of service and attaining age twenty and one-half. Employees are allowed to contribute between 1% and 15% of their annual compensation up to the maximum contribution allowable each year under IRS regulations. The Company contributed $27,000 to the 401(k) Plan during 1997. No such contributions were made in 1995 or 1996.

9. Related Party Transactions

  The Company had a noninterest bearing loan payable to its President. The outstanding balance at December 31, 1996 was $73,224. The loan was payable on demand and was subordinated to the debt described in Note 3. The loan was repaid in October 1997.

  The Company provided IT services to PHL representing revenues of approximately $2,800,000, $1,300,000 and $2,600,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Earnings Per Share

  The following table sets forth the computation of basic and diluted earnings per share:

                                                 1995       1996        1997
                                              ---------- ----------  ----------
   Numerator:
    Net income (loss).......................  $  221,437 $ (423,006) $ (496,693)
    Preferred stock dividends...............         --         --      (80,351)
                                              ---------- ----------  ----------
    Numerator for basic and diluted earnings
     per share-income/(loss) available to
     common stockholders....................   $ 221,437 $ (423,006) $ (577,044)
                                              ========== ==========  ==========
   Denominator:
    Weighted-average shares outstanding for
     basic and diluted earnings per share...   4,275,000  4,275,000   4,275,000
                                              ========== ==========  ==========
   Basic and diluted earnings (loss) per
    share...................................  $     0.05 $    (0.10) $    (0.13)
                                              ========== ==========  ==========

  Options to purchase 150,550 shares of the Company's common stock and 1,181,750 shares of the Company's common stock issuable upon the conversion of the Series A and B convertible preferred stock were not included in the computation of diluted earnings per share because the effect of their inclusion would be antidilutive. For additional disclosures regarding the outstanding Series A and B convertible preferred stock and the employee stock options see
Note 6.

  For purposes of computing pro forma basic and diluted earnings, the Company has assumed that it was taxed as a C corporation for U.S. federal income tax purposes at statutory tax rates.

11. Geographic Data and Major Customers

  The Company is engaged in one segment of business, providing information technology services to large organizations. The Company operates in two geographic areas. Prior to 1996, the Company only operated in the United States.

      1996                           United States   India     Elimination  Consolidated
    -------------------------------------------------------------------

      Revenue                         $17,069,417  $      --           --   $17,069,417
      Income (loss) from operations       (82,194)   (514,749)         --      (596,943)
      Identifiable assets               3,434,094   1,382,171          --     4,816,265
      1997
    -------------------------------------------------------------------

      Revenue                         $25,057,039  $2,870,150  $(2,870,150) $25,057,039
      Income (loss) from operations       (99,974)    929,209          --       829,235
      Identifiable assets              12,173,801   2,251,286          --    14,425,087

  For the years ended December 31, 1995 and 1996, two customers accounted for approximately 12% and 23%, and 14% and 13%, respectively, of revenue. For the year ended December 31, 1997, three customers accounted for approximately 13%, 13% and 10%, respectively, of revenue.

                             COMMAND SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


12. Risks and Uncertainties of Doing Business

  Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. In addition, the Company's failure to complete a project in the contractually prescribed time period, particularly a Year 2000 solutions services contract, may result in a claim for substantial damages against the Company. Although the Company attempts to limit contractually its liability for damages arising from errors, mistakes or omissions in rendering its IT services, there can be no assurance that the limitations of liability set forth in its services contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions in the amount of $5.0 million, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's business, financial condition and results of operations.

                             COMMAND SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

                                                                    September
                                                                       30,
                                                                      1998
                                                                   -----------
Assets
Current assets:
  Cash and cash equivalents....................................... $19,110,984
  Accounts receivable, net of allowance for doubtful accounts of
   $71,891........................................................   6,409,507
  Prepaid expenses and other current assets.......................     282,196
  Income taxes recoverable........................................     376,660
                                                                   -----------
    Total current assets..........................................  26,179,347
Equipment and Improvements:
  Furniture and equipment.........................................   2,778,801
  Leasehold and improvements......................................     979,846
                                                                   -----------
                                                                     3,758,647
  Less accumulated depreciation...................................  (1,335,018)
                                                                   -----------
  Net equipment and improvements..................................   2,423,629
Other assets:
  Goodwill, net of accumulated amortization of $342,267...........   6,503,071
  Security deposits...............................................     455,795
  Other non-current assets........................................     136,663
                                                                   -----------
    Total assets.................................................. $36,698,505
                                                                   ===========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses........................... $ 1,817,751
  Deferred revenue................................................     136,885
  Accrued payroll and related costs...............................   1,016,730
                                                                   -----------
    Total current liabilities.....................................   2,971,366
Deferred income taxes.............................................     212,760
Stockholders' Equity:
  Common stock, $.01 par value, 25,000,000 authorized, 7,656,750
   issued and outstanding.........................................      34,818
  Additional paid-in-capital......................................  33,400,480
  Retained earnings (deficit).....................................    (605,837)
  Cumulative translation adjustment...............................    (315,082)
                                                                   -----------
    Total stockholders' equity....................................  32,514,379
                                                                   -----------
    Total liabilities and stockholders' equity.................... $35,698,505
                                                                   ===========

      See notes to unaudited condensed consolidated financial statements.

                             COMMAND SYSTEMS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                         Nine Months Ended
                                                           September 30,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
Revenue.............................................. $17,741,755  $25,552,056
Cost of revenue......................................  12,212,686   17,389,784
                                                      -----------  -----------
 Gross profit........................................   5,529,069    8,162,272
Selling, general and administrative expense..........   5,283,863    8,685,822
                                                      -----------  -----------
 Income (loss) from operations.......................     245,206     (523,550)
Other income (expense):
  Foreign exchange gain..............................         --        89,955
  Interest income....................................      21,242      650,296
  Interest expense...................................    (262,287)     (40,421)
                                                      -----------  -----------
                                                         (241,045)     699,830
                                                      -----------  -----------
Income before income taxes and minority interest.....       4,161      176,280
Income tax (provision) benefit.......................    (672,330)     114,695
Minority interest....................................    (184,454)         --
                                                      -----------  -----------
Net income (loss)....................................    (852,623)     290,975
Preferred stock dividends and accretion..............     (23,000)    (260,303)
                                                      -----------  -----------
Income (loss) applicable to common stockholders...... $  (875,623) $    30,672
                                                      ===========  ===========
Basic earnings (loss) per share...................... $     (0.20) $      0.00
                                                      ===========  ===========
Diluted earnings (loss) per share.................... $     (0.20) $      0.00
                                                      ===========  ===========


      See notes to unaudited condensed consolidated financial statements.

                             COMMAND SYSTEMS, INC.

       CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                  (Unaudited)

                                              Additional
                            Common Stock    Paid in Capital Retained   Cumulative
                          ----------------- --------------- Earnings   Translation
                           Shares   Amount      Amount      (Deficit)  Adjustment     Total
                          --------- ------- --------------- ---------  ----------- -----------
Balance at December 31,
 1997...................  4,275,000 $ 1,000   $       --    $(636,509)  $(86,905)  $  (722,414)
                          --------- -------   -----------   ---------   ---------  -----------
  Net Income............        --      --            --      290,975         --       290,975
  Issuance of common
   stock................  2,200,000  22,000    24,530,000         --          --    24,552,000
  Conversion of
   preferred stock......  1,181,750  11,818    10,211,658         --          --    10,223,476
  Cost of issuance of
   common stock.........        --      --     (1,341,178)        --          --    (1,341,178)
  Preferred stock
   dividends and
   accretion............        --      --            --     (260,303)        --      (260,303)
  Translation
   adjustment...........        --      --            --          --     (228,177)    (228,177)
                          --------- -------   -----------   ---------   ---------  -----------
Balance at September 30,
 1998 (unaudited).......  7,656,750 $34,818   $33,400,480   $(605,837)  $(315,082) $32,514,379
                          ========= =======   ===========   =========   =========  ===========



      See notes to unaudited condensed consolidated financial statements.

                             COMMAND SYSTEMS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                         Nine Months Ended
                                                           September 30,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
Cash flows from operating activities:
  Net income (loss).................................. $  (852,623) $   290,975
  Adjustments to reconcile net income (loss) to net
   cash used in operating activities:
    Depreciation and amortization....................     290,520      863,484
    Bad debt expense.................................     288,090     (181,502)
    Minority interest................................    (184,454)         --
    Deferred income taxes............................         --      (545,870)
    Other............................................      15,198          --
    Changes in operating assets and liabilities:
      Accounts receivable............................  (2,307,749)  (2,024,764)
      Prepaid expenses and other assets..............     181,506        4,430
      Security deposits and other non-current
       assets........................................    (116,368)    (124,659)
      Accounts payable and accrued expenses..........     838,604     (214,972)
      Accrued payroll and related costs..............     424,363      405,797
      Deferred revenue...............................    (100,836)     (82,659)
      Income taxes payable...........................     674,142      (70,453)
                                                      -----------  -----------
        Net cash used in operating activities........    (849,607)  (1,680,193)
Cash flows from investing activities:
  Purchases of equipment and improvements............  (1,453,079)  (1,018,325)
                                                      -----------  -----------
        Net cash used in investing activities........  (1,453,079)  (1,018,325)
Cash flows from financing activities:
  Issuance of preferred stock........................   2,186,137          --
  Payments under revolving line of credit agreement..    (101,355)    (857,535)
  (Payment) of proceeds from bank loan...............     817,614     (533,191)
  Minority investment in affiliate...................     775,510          --
  Payment of notes payable...........................  (1,145,463)         --
  Issuance of common stock, net......................         --    23,210,818
  Payment of preferred stock dividend................         --      (297,641)
                                                      -----------  -----------
        Net cash provided by financing activities....   2,532,443   21,522,451
  Effect of exchange rate changes on cash............         --      (104,636)
  Increase in cash...................................     229,757   18,719,297
  Cash, beginning of period..........................     443,505      391,687
                                                      -----------  -----------
  Cash, end of period................................ $   673,262  $19,110,984
                                                      ===========  ===========
Cash paid for:
  Interest expense................................... $   262,287  $    40,421
  Income taxes....................................... $       830  $   460,017

      See notes to unaudited condensed consolidated financial statements.

                             COMMAND SYSTEMS, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 1998

Note 1 Basis of Presentation

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

  The Company computes its income tax provision on a quarterly basis. The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences of future years differences between the tax basis of assets and liabilities and their financial reporting amounts at each period based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized.

Note 2 Stockholders' Equity

  The Company made its initial public offering on March 12, 1998, pursuant to an effective registration statement covering 2,400,000 shares of $.01 par value common stock plus an additional 360,000 shares for an over-allotment option granted to the underwriters. Shortly before the effective date, the size of the offering was increased by 300,000 shares plus an additional 45,000 shares to increase the over-allotment option. The additional 345,000 shares were sold by the Company (100,000 shares) and selling stockholders (245,000 shares) at the public offering price of $12.00 per share. While the increase in size of the offering was reflected in the final prospectus, a registration statement pursuant to Rule 462(b) of the Securities Act of 1933 covering the additional 345,000 shares was not filed with the Commission.

  Of the 3,105,000 shares sold in the initial public offering, 2,760,000 shares were properly registered, but the remaining 345,000 shares were not registered. Persons who purchased unregistered shares in the initial public offering have rescission rights under the Securities Act of 1933. If the purchaser has not sold the shares, the right to rescind means he or she can sue to exchange the unregistered shares for an amount equal to what he or she paid for the shares, plus interest. If the purchaser no longer owns the unregistered shares, and sold them at a loss, he or she may sue for damages. The maximum rescission liability for the 100,000 unregistered shares which we sold would be $1,200,000 (100,000 shares at $12 per share) plus interest. The Company has not recognized a liability based on the rescission of the 100,000 unregistered shares since, as noted above, only someone who is still holding the same shares he or she bought in the initial public offering has a right of rescission. Since the large trading volume subsequent to our initial public offering suggests a substantial turnover in share ownership and for each individual purchaser, we are unable to identify which shares were registered and which were not, the Company believes that it is not probable that we will be required to effect an actual rescission, instead of paying rescissionary damages.

  As indicated previously, shareholders who purchased unregistered shares in the offering may recover damages if they sold such securities at a loss. The Company and the selling stockholders in the initial public offering have entered into an agreement with the Company's former securities counsel which served as the Company's counsel in the initial public offering which would hold the Company and the selling stockholders

                             COMMAND SYSTEMS, INC.

                               September 30, 1998

harmless for damages which might result from any claims as a consequence of the aforementioned circumstances. In view of such hold harmless agreement, and in light of assurances the Company has received concerning the professional indemnity insurance maintained by such counsel, the Company does not believe that any claims relating to the foregoing will have a material adverse effect on its financial condition. In addition, the plaintiffs in the purported consolidated class action seek rescission of the sales of the shares in the initial public offering and unspecified damages, including rescissionary damages, interest, costs and fees. Such shareholder litigation, if concluded in favor the plaintiffs, could have a material adverse effect on the Company's business, financial condition and results of operations. However, the Company and the individual defendants have entered into a memorandum of understanding to settle the dispute with the plaintiffs in the purported consolidated class action. Any definitive agreement resulting from such memorandum will require court approval. No assurance can be given that a definitive settlement agreement will be reached, or that, if reached, it will be approved. See Note 3--Legal Proceedings.

  The Company sold 2,200,000 of the aforementioned shares, 2,100,000 of which were registered, and received net proceeds of $24,552,000 after reduction for underwriting discounts and commissions and before other offering expenses in the amount of $1,341,000.

  Simultaneously with the initial public offering, all the holders of Series A and B convertible preferred stock exchanged their 200 shares for 1,181,750 shares of common stock. Dividends accrued during the period and previously unamortized offering expenses have been recognized as a reduction to net income. The Company has paid dividends of $298,000 from the proceeds.

  On February 5, 1998 the Company effected a 1-for-2 reverse stock split. All shares and per share data have been retroactively restated.

Note 3 Legal Proceedings

  On or about May 6, 1998, plaintiffs Don M. Doney, Jr. and Madelyn J. McCabe filed a lawsuit in the United States District Court for the Southern District of New York. The lawsuit was filed against the Company, certain of its officers and directors (Edward G. Caputo, Stephen L. Willcox, Robert B. Dixon, John J.C. Herndon, James M. Oates and Joseph D. Sargent) and the managing underwriters of the initial public offering (Cowen & Company and Volpe Brown Whelan & Company,
LLC). On or about June 22, 1998, the same plaintiffs amended their complaint in the lawsuit they had filed with the United States District Court for the Southern District of New York. On or about May 8, 1998, another plaintiff, Charlie B. Steinberg, filed a new lawsuit against the same defendants in the same court. On or about June 26, 1998, named plaintiff Michael Makinen, filed a lawsuit in the same court against the same defendants. Each of the plaintiffs purports to represent a class consisting of purchasers of common stock pursuant to the initial public offering. These lawsuits were consolidated into one lawsuit by order of the United States District Court for the Southern District of New York. Consequently, the plaintiffs filed a consolidated complaint named In Re Command Systems, Inc. Securities Litigation on September 30, 1998. The consolidated complaint alleges that the defendants violated the Securities Act. The plaintiffs seek rescission of the sales of the shares in the initial public offering and unspecified damages, including rescissionary damages, interest, costs and fees. Such shareholder litigation, if concluded in favor of the plaintiffs, could have a material adverse effect on the Company's business, financial condition and results of operations. On December 7, 1998, the Company and the other defendants entered into a memorandum of understanding to settle the dispute, but a memorandum of understanding is not a definitive settlement agreement. A definitive settlement agreement resulting from the memorandum will also require court approval. By the terms of the memorandum, the parties have agreed in

                             COMMAND SYSTEMS, INC.

                               September 30, 1998

principle to a total payment from the Company to the plaintiffs of $5.75 million in cash plus accrued interest, minus approved attorneys' fees and related expenses. The $5.75 million will accumulate interest as of the date of the preliminary court approval of a definitive settlement agreement entered into among the parties based on the memorandum, but will not be payable until the court approves the settlement and such approval is final. Of the final settlement amount, the Company will be reimbursed for all but $1.65 million and the interest thereon. In addition, the Company may be responsible for certain legal fees and related expenses incurred in connection with the litigation. The Company will recognize a charge to operations in the fourth quarter of 1998 for its costs of the settlement and related expenses. There can be no assurance, however, that a definitive settlement agreement will be reached, or that if reached, it will be approved by the court.

Note 4 Earnings Per Share

  In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

  The following table sets forth the computation of basic and diluted earnings per share:

                                                           Nine Months Ended
                                                             September 30,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
   Numerator for basic and diluted earnings per share:
     Net income (loss).................................  $ (852,623) $  290,975
     Preferred stock dividends and accretion...........     (23,000)   (260,303)
                                                         ----------  ----------
     Numerator for basic and diluted earnings per
      share--income (loss) applicable to common
      stockholders.....................................  $ (875,623) $   30,672
                                                         ==========  ==========
   Denominator:
     Denominator for basic earnings per share--weighted
      average shares...................................   4,275,000   6,730,151
   Effect of dilutive securities:
     Employee stock options............................         --       27,537
                                                         ----------  ----------
     Denominator for diluted earnings per share--
      weighted average shares..........................   4,275,000   6,757,688
                                                         ==========  ==========

                             COMMAND SYSTEMS, INC.

                               September 30, 1998


Note 5 Comprehensive Income

  During 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that indicates disclosure of certain financial information that historically has not been recognized in the calculation of net income.

  The following table represents the components of comprehensive income for the nine months ended September 30:

                                                            Nine Months Ended
                                                              September 30,
                                                           --------------------
                                                             1997       1998
                                                           ---------  ---------
   Net income (loss)...................................... $(852,623) $ 290,975
   Other comprehensive income:
   Foreign currency translation adjustments...............    15,105   (228,177)
                                                           ---------  ---------
   Other comprehensive income (loss)...................... $(837,518) $  62,798
                                                           =========  =========

  Accumulated other comprehensive income equals the amount included in stockholders' equity for cumulative translation adjustments which is the only component of other comprehensive income included in the Company's condensed consolidated financial statements.

                            PRO FORMA FINANCIAL DATA
                                  (unaudited)

  On December 31, 1997 the Company issued 100 shares of its Series B Convertible Preferred Stock valued at $8,000,000 to PHL in exchange for PHL's 49% interest in the Offshore Technology Resource Center. This transaction has been treated as a purchase and the excess of cost over the fair value of the assets acquired and liabilities assumed has been recognized as goodwill.

  The pro forma statement of operations for the year ended December 31, 1997 reflects the effects of this transaction as if it had occurred at the beginning of the year. In addition, this statement reflects adjustments to the Company's U.S. federal income tax provision to recognize what the Company's earnings would have been had the Company historically been taxed as a C corporation.

  The pro forma statement of operations also takes into effect the use of net proceeds of the Company's initial public offering and the conversion of the Series A and B Convertible Preferred Stock.

  The pro forma results of operations are not necessarily indicative of results to be expected in the future.

                             COMMAND SYSTEMS, INC.

                       PRO FORMA STATEMENT OF OPERATIONS

                          Year ended December 31, 1997
                                  (unaudited)

                                       Actual     Adjustment    Pro Forma
                                     -----------  ----------   -----------
Revenue............................. $25,057,039               $25,057,039
Cost of revenue.....................  16,972,812                16,972,812
                                     -----------               -----------
  Gross profit......................   8,084,227                 8,084,227
Selling, general and administrative
 expenses...........................   7,254,992   $456,356(a)   7,711,348
                                     -----------               -----------
  Income from operations............     829,235                   372,879
Other income (expense)..............    (276,746)   132,674(b)     (43,432)
                                                    100,640(d)
                                     -----------               -----------
Income before income taxes and
 minority interest..................     552,489                   329,447
Income tax (provision) benefit......    (597,751)   693,000(g)      95,249
                                     -----------               -----------
                                         (45,262)                  424,696
Minority interest...................    (451,431)   451,431(c)         --
                                     -----------               -----------
Net income (loss)...................    (496,693)                  424,696
Preferred stock dividends and
 accretion..........................     (80,351)    80,351(f)         --
                                     -----------               -----------
Income (loss) applicable to common
 stockholders....................... $  (577,044)              $   424,696
                                     ===========               ===========
Earnings per common share:
  Basic earnings (loss) per share... $     (0.13)              $      0.06 (e)
                                     ===========               ===========
  Diluted earnings (loss) per
   share............................ $     (0.13)              $      0.06 (e)
                                     ===========               ===========

Notes to Statement:
(a) To reflect the amortization of goodwill over an estimated useful life of 15 years.
(b) To reflect the elimination of interest expense related to the C, Z, and M notes used to finance the operations of the Offshore Technology Resource Center.
(c) To eliminate the 49% minority interest previously held by PHL.
(d) To eliminate interest on the Company's domestic line of credit assumed to be refinanced by the proceeds of the Company's public offering of 2,200,000 shares of common stock.
(e) Earnings per share is computed using weighted average shares outstanding of 7,656,750, which assumes the conversion of the Series A and B Convertible Preferred Stock and the issuance of 2,200,000 shares of common stock in connection with the assumed initial public offering.
(f) To eliminate the preferred stock dividends and accretion.
(g) To eliminate the U.S. Federal income tax provision associated with the Company's conversion from S corporation to C corporation status to assume that the Company had historically been treated as a C corporation for tax purposes.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, salesperson or other person has been authorized to give any infor-mation or to make any representations not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us, certain of our stockholders or any of the under-writers or any other person. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered here-by, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this prospectus nor any sale made hereunder shall un-der any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                               -----------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,105,000 Shares

                                     LOGO

                                 Common Stock

                               -----------------

                                  PROSPECTUS

                               -----------------

                             February 5, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the Registrant's expenses in connection with the issuance and distribution of the securities being registered.

   SEC Registration Fee.......................................... $   10,991.70
   NASD Filing Fee...............................................      3,812.00
   Nasdaq Listing Fees...........................................     69,375.00
   Legal Fees and Expenses.......................................    596,122.00
   Blue Sky Fees and Expenses....................................      5,000.00
   Accounting Fees and Expenses..................................    310,175.00
   Printing and Engraving........................................    135,599.00
   Transfer Agent and Registrar Fees and Expenses................     30,813.00
   Miscellaneous.................................................    179,112.30
                                                                  -------------
     Total....................................................... $1,341,000.00
                                                                  =============

  All of the above expenses will be paid by the Registrant.

Item 14. Indemnification of Directors and Officers

  Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation provides as follows:

  NINTH: 1. To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors, officers and any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, if such person was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; provided, however, that except with respect to proceedings to enforce rights to indemnification or as is otherwise required by law, the By-Laws of the Corporation may provide that the Corporation shall not be required to indemnify, and advance expenses to, any director, officer or other person in connection with a proceeding (or part thereof) initiated by such director, officer or other person, unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and other agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

  2. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  3. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the

Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article NINTH.

  4. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such director or officer. The indemnification and rights to advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to the last sentence of Paragraph 1 of this Article NINTH, shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion. No repeal or amendment of this Article NINTH shall adversely affect any rights of any person pursuant to this Article NINTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

  Article TENTH of the Registrant's Amended and Restated Certificate of Incorporation provides as follows:

  TENTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Article VIII of the Registrant's By-Laws provides as follows:

  Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article with respect to proceedings to enforce rights to indemnification or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

  Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

  Section 3. Right of Indemnitees to Bring Suit. If a claim under Section 1 or 2 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its Stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its Stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

  Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these by-laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

  Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  Section 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Other Indemnification Provisions

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

  The Registrant has obtained insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors.

  Command ("the Company") and the selling stockholders in the Company's initial public offering have entered into an agreement (the "Indemnification Agreement") with the Company's former securities counsel which served as the Company's counsel in the initial public offering, which would hold the Company (including its officers, directors and employees) harmless for damages which might result from any claims as a consequence of the circumstances described under the caption "Risk Factors--Sale of Unregistered Shares; Violation of the Securities Act of 1933; Shareholder Litigation." The Indemnification Agreement is filed as Exhibit 10.16.

Item 15. Recent Sales of Unregistered Securities

  In the three years preceding the filing of the Registration Statements, the Corporation has sold the following securities that were not registered under the Securities Act:

  In August 1997, the Company issued 100 shares of Series A convertible preferred stock (522,500 shares of common stock on an as-converted to common stock basis) to Phoenix in exchange for notes, including the right to receive prior interest accrued thereon, evidencing indebtedness of approximately $2.2 million.

  In December 1997, the Company issued 100 shares of Series B convertible preferred stock (659,250 shares of common stock on an as-converted to common stock basis) to PHL Global Holding Co., a wholly-owned subsidiary of Phoenix in exchange for the 49% minority interest in Command International Software Pvt., an Indian unlimited liability company of which the Company owned 51% of the outstanding equity.

  Since the Company's inception through December 31, 1997, the Company has issued options for an aggregate of 218,050 shares of common stock to employees and consultants of the Company in exchange for services. No shares of common stock have been issued upon exercise of such options.

  The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

  The Company conducted its underwritten initial public offering pursuant to an effective registration statement covering 2,400,000 shares of common stock plus an additional 360,000 shares of common stock subject to the underwriters' over-allotment option (collectively, the "Registered Shares"). Shortly before the effective date, the size of the offering was increased by 300,000 shares, plus an additional 45,000 shares to increase the over-allotment option (collectively, the "Additional Shares," and together with the Registered Shares, the "Shares"). The increase in size of the offering was reflected in a final prospectus. However, a registration statement pursuant to Rule 462(b) of the Securities Act covering the Additional Shares was not filed with the Securities and Exchange Commission. As a result, the Shares were sold pursuant to a registration statement which registered the sale of the Registered Shares but not the sale of the Additional Shares. As provided in the Securities Act, certain persons purchasing securities sold in violation of the registration provisions of the Securities Act may recover the consideration paid for such securities with interest upon the tender of such securities, less the amount of any income received, or damages if such person no longer owns the securities.

  The Company received net proceeds of $23,211,000 from the sale of an aggregate of 2,200,000 Shares in the initial public offering, after deducting underwriting discounts and commissions of $1,848,000 and other offering expenses of $1,341,000. The selling stockholders received net proceeds of $10,099,800 from the sale of an aggregate of 905,000 Shares in the initial public offering, after deducting underwriting discounts and commissions of $760,200. The Company did not receive any proceeds from the sale of Shares by the Selling Stockholders.

  The initial public offering was co-managed by Cowen & Company and Volpe Brown Whelan & Company, LLC.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

   Exhibit
   Number  Description
   ------- -----------
     *1.1  Form of Underwriting Agreement.
     *3.1  Amended and Restated Certificate of Incorporation of the Registrant.
     *3.2  Certificate of Amendment to Registrant's Amended and Restated
           Certificate of Incorporation filed on February 5, 1998.
     *3.3  By-Laws of the Registrant.
     *4.1  Specimen Certificate for shares of the Company's Common Stock.
     *5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of certain securities being registered.
   ***5.2  Opinion of Fulbright & Jaworski L.L.P. with respect to the legality of certain securities being registered.
    *10.1  1997 Employee, Director and Consultant Stock Plan.
    *10.2  Registration Rights Agreement dated August 26, 1997 between
           Registrant and Phoenix Home Life Mutual Insurance Company.

   Exhibit
    Number  Description
   -------  -----------
     *10.3  Registration Rights Agreement dated December 31, 1997 between
            Registrant and PHL Global Holding Co.
     *10.4  Co-Sale Agreement dated August 26, 1997 between Registrant, Edward
            G. Caputo and Phoenix Home Life Mutual Insurance Company.
     *10.5  Amendment No. 1, dated December 31, 1997 to Co-Sale Agreement between Registrant, Edward G. Caputo and Phoenix Home Life Mutual
            Insurance Co.
     *10.6  Co-Sale Agreement dated December 31, 1997 between Registrant,
            Edward G. Caputo and PHL Global Holding Co.
     *10.7  Employment Contract dated January 1, 1998 between Registrant and
            Edward G. Caputo.
     *10.8  Loan and Security Agreement dated November 30, 1993 between
            Registrant and People's Bank.
     *10.9  Amendment dated December 21, 1994 to Loan and Security Agreement between Registrant and People's Bank.
     *10.10 Second Amendment dated May 28, 1996 to Loan and Security Agreement between Registrant and People's Bank.
     *10.11 Third Amendment dated June 30, 1997 to Loan and Security Agreement between Registrant and People's Bank.
     *10.12 Assumption Agreement dated December 1997 by and between Registrant and People's Bank.
     *10.13 Loan Agreement by and between Command International Software Pvt.
            and Deutsche Bank.
     *10.14 Employment Agreement dated January 1, 1998 between Registrant and
            Stephen L. Willcox.
     *10.15 Form of Lock-Up Letter.
    **10.16 Indemnification Agreement, by and among Mintz, Levin, Cohn, Ferris,
            Glovsky and Popeo, P.C. and Registrant, Phoenix Home Life Mutual
            Insurance Company, PHL Global Holding Co. and Edward G. Caputo.
   ***10.17 Employment Agreement dated as of December 1, 1997 by and between
            Registrant and Glenn M. King.
   ***10.18 Loan and Security Agreement dated October 29, 1998 by and between
            Registrant and People's Bank.
   ***10.19 Memorandum of Understanding dated December 7, 1998, by and among
            Registrant, Edward G. Caputo, Robert B. Dixon, John J.C. Herndon,
            James M. Oates, Joseph D. Sargent, Stephen L. Willcox and a certain class of plaintiffs.
     *21.1  Subsidiaries of the Company.
      23.1  Consent of Ernst & Young LLP, independent auditors.
     *23.2  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
            Exhibit 5.1).
      23.3  Consent of Fulbright & Jaworski L.L.P. (see Exhibit 5.2)
   ***24.1  Power of Attorney (see page II-10).
     *27.1  Financial Data Schedule.

--------
  * Incorporated by reference from Registration Statement on Form S-1, Registration No. 333-43877.
 ** Incorporated by reference from the Registrant's Form 10-Q/A for the three months ended March 31, 1998.
*** Previously filed.

  (b) Financial Statement Schedules

  Report of Independent Auditors.

  Schedule II--Valuation and Qualifying Accounts.

  All financial statement schedules other than as provided are omitted because the information is not required, or is otherwise included in the Consolidated Financial Statements or the Notes thereto.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Command Systems, Inc.

  We have audited the consolidated financial statements of Command Systems, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 9, 1998 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Hartford, Connecticut
February 9, 1998

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             COMMAND SYSTEMS, INC.

                  Years Ended December 31, 1997, 1996 and 1995

        COLUMN A           COLUMN B        COLUMN C        COLUMN D    COLUMN E
        --------          ---------- -------------------- ----------  ----------
                                          ADDITIONS
                                     --------------------
                                                 Charged
                          Balance at Charged to to Other              Balance at
                          Beginning  Costs and  Accounts-               End of
       Description        of Period   Expenses  Describe  Deductions    Period
       -----------        ---------- ---------- --------- ----------  ----------
Year ended December 31,
 1997....................
Deducted from asset ac-
 counts:
  Allowance for doubtful
   accounts receivable...  $24,500    $357,582    $--     $(122,189)   $259,893
Year ended December 31,
 1996....................
Deducted from asset ac-
 counts:
  Allowance for doubtful
   accounts receivable...  $   --     $ 24,500    $--     $     --     $ 24,500
Year ended December 31,
 1995....................
Deducted from asset ac-
 counts:
  Allowance of doubtful
   accounts receivable...  $   --     $    --     $--     $     --     $    --

Item 17. Undertakings

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14-- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement and Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on February 4, 1999.

                                          Command Systems, Inc.

                                                   /s/ Edward G. Caputo
                                          By: _________________________________
                                                     Edward G. Caputo
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title                Date

                  *                     President, Chief
-------------------------------------    Executive Officer and   February 4,
          Edward G. Caputo               Chairman of the Board    1999
                                         (Principal executive
                                         officer)

      /s/ Stephen L. Willcox            Executive Vice
*By: ________________________________    President, Chief        February 4,
 Stephen L. Willcox As Attorney-in-      Operating Officer,       1999
                fact                     Secretary and
                                         Director (Principal
                                         financial officer)

                  *                     Vice President of
-------------------------------------    Finance and Treasurer   February 4,
           Robert B. Dixon               (Principal accounting    1999
                                         officer)

                  *                     Director
-------------------------------------                            February 4,
          John J.C. Herndon                                       1999

                  *                     Director
-------------------------------------                            February 4,
           James M. Oates                                         1999

                  *                     Director
-------------------------------------                            February 4,
          Joseph D. Sargent                                       1999

                                 EXHIBIT INDEX

 Exhibit
  Number                               Description
 -------                               -----------
    *1.1  Form of Underwriting Agreement.
    *3.1  Amended and Restated Certificate of Incorporation of the Registrant.
    *3.2  Certificate of Amendment to Registrant's Amended and Restated
           Certificate of Incorporation filed on February 5, 1998.
    *3.3  By-Laws of the Registrant.
    *4.1  Specimen Certificate for shares of the Company's Common Stock.
    *5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of certain securities being registered.
  ***5.2  Opinion of Fulbright & Jaworski L.L.P. with respect to the legality of certain securities being registered.
   *10.1  1997 Employee, Director and Consultant Stock Plan.
   *10.2  Registration Rights Agreement dated August 26, 1997 between
           Registrant and Phoenix Home Life Mutual Insurance Company.
   *10.3  Registration Rights Agreement dated December 31, 1997 between
           Registrant and PHL Global Holding Co.
   *10.4  Co-Sale Agreement dated August 26, 1997 between Registrant, Edward G.
           Caputo and Phoenix Home Life Mutual Insurance Company.
   *10.5  Amendment No. 1, dated December 31, 1997 to Co-Sale Agreement between
           Registrant, Edward G. Caputo and Phoenix Home Life Mutual Insurance
           Co.
   *10.6  Co-Sale Agreement dated December 31, 1997 between Registrant, Edward
           G. Caputo and PHL Global Holding Co.
   *10.7  Employment Contract dated January 1, 1998 between Registrant and
           Edward G. Caputo.
   *10.8  Loan and Security Agreement dated November 30, 1993 between
           Registrant and People's Bank.
   *10.9  Amendment dated December 21, 1994 to Loan and Security Agreement between Registrant and People's Bank.
   *10.10 Second Amendment dated May 28, 1996 to Loan and Security Agreement between Registrant and People's Bank.
   *10.11 Third Amendment dated June 30, 1997 to Loan and Security Agreement between Registrant and People's Bank.
   *10.12 Assumption Agreement dated December 1997 by and between Registrant and People's Bank.
   *10.13 Loan Agreement by and between Command International Software Pvt. and
           Deutsche Bank.
   *10.14 Employment Agreement dated January 1, 1998 between Registrant and
           Stephen L. Willcox.
   *10.15 Form of Lock-Up Letter.
  **10.16 Indemnification Agreement, by and among Mintz, Levin, Cohn, Ferris,
           Glovsky and Popeo, P.C. and Registrant, Phoenix Home Life Mutual
           Insurance Company, PHL Global Holding Co. and Edward F. Caputo.
 ***10.17 Employment Agreement, dated as of December 1, 1997 by and between
           Registrant and Glenn M. King.
 ***10.18 Loan/and Security Agreement dated October 29, 1998 by and between
           Registrant and People's Bank.
 ***10.19 Memorandum of Understanding dated December 7, 1998, by and among
           Registrant, Edward G. Caputo, Robert B. Dixon, John J.C. Herndon,
           James M. Oates, Joseph D. Sargent, Stephen L. Willcox and a certain class of plaintiffs.
   *21.1  Subsidiaries of the Company.

 Exhibit
 Number                              Description
 -------                             -----------
    23.1 Consent of Ernst & Young LLP, independent auditors.
   *23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
          Exhibit 5.1).
    23.3 Consent of Fulbright & Jaworski, L.L.P. (see Exhibit 5.2).
 ***24.1 Power of Attorney (see page II-10).
   *27.1 Financial Data Schedule.

--------
  * Incorporated by reference from Registration Statement on Form S-1, Registration No. 333-43877.
 ** Incorporated by reference from the Registrant's Form 10-Q/A for the three months ended March 31, 1998.
*** Previously filed.